                                                                 EXHIBIT 10.27

--------------------------------------------------------------------------------

                                Ground Lease

                               By and Between

                            iStar San Jose, llc,
                    a Delaware limited liability company

                                  as Lessor

                                     and

                               Equinix, Inc.,
                           a Delaware corporation

                                  as Lessee

                             Dated June 21, 2000

--------------------------------------------------------------------------------

EXHIBIT 10.27

                              Table of Contents

                                                                       Page

1. Definitions........................................................  1

2. Lease of Premises.................................................. 21
   2.1  Lease of Premises............................................. 21
   2.2  Acceptance of the Premises.................................... 21
   2.3  Quiet Enjoyment............................................... 22

3. Lease Term......................................................... 22
   3.1  Lease Term.................................................... 22
   3.2  Possession.................................................... 22
   3.3  Options to Extend Term........................................ 22
   3.4  Memorandum of Lease........................................... 23

4. Rent............................................................... 24
   4.1  Annual Base Rent.............................................. 24
   4.2  Rent and Additional Rent Defined.............................. 25
   4.3  Payment of Rent............................................... 25
   4.4  Lessee's Obligations Unconditional............................ 25
   4.5  Late Charge................................................... 26

5. Net Lease; Taxes and Assessments................................... 27
   5.1  Net Lease..................................................... 27
   5.2  Project Costs................................................. 28
   5.3  Payment of Taxes and Assessments.............................. 28

6. Use of Premises.................................................... 31
   6.1  Permitted Use................................................. 31
   6.2  No Nuisance................................................... 31
   6.3  Applicable Requirements....................................... 31
   6.4  Utility Easements Over Premises............................... 33

7. Project Operation ................................................. 33
   7.1  Initial Development of Project................................ 33

EXHIBIT 10.27

    7.2  Operations................................................... 35
    7.3  Performance of Buyer Obligations and Enforcement of
         Post-Closing Seller Obligations Under Purchase Agreement..... 40
    7.4  Improvements and Alterations................................. 41

8.  Surrender......................................................... 42
    8.1  Project Surrender............................................ 42
    8.2  Surrender.................................................... 42
    8.3  Holding Over................................................. 44

9.  Security for Performance of Lease Obligations..................... 45
    9.1  Letter of Credit............................................. 45

10. Insurance and Indemnity........................................... 52
    10.1  Required Insurance.......................................... 52
    10.2  Policy Form and General Requirements........................ 56
    10.3  Lessee's Indemnity.......................................... 57
    10.4  Lessee's Assumption of Risk and Waiver...................... 58

11. Alterations....................................................... 59
    11.1  Permitted Alterations....................................... 59
    11.2  Design of Alterations....................................... 59
    11.3  Construction of Alterations................................. 61

12. Hazardous Materials............................................... 63
    12.1  Use of Hazardous Materials; Compliance with Environmental
          Laws........................................................ 63
    12.2  Releases.................................................... 64
    12.3  Remediation................................................. 65
    12.4  Lessee's Environmental Indemnity............................ 66
    12.5  Special Provisions regarding Arsenic Contamination.......... 67
    12.6  Final Closure of Storage Tanks.............................. 68
    12.7  Waiver and Release.......................................... 68

13. Assignment and Subletting......................................... 69
    13.1  Lessor's Consent............................................ 69
    13.2  Approval of Transfer Documentation.......................... 70
    13.3  Administrative Costs........................................ 70

EXHIBIT 10.27

    13.4  Continuing Responsibility...................................  70
    13.5  Successors..................................................  71
    13.6  Right to Collect Rent.......................................  71
    13.7  Lessor's Right to Mortgage or Encumber......................  71

14. Events of Default; Lessor's Remedies..............................  72
    14.1  Events of Default...........................................  72
    14.2  Lessor's Remedies...........................................  74
    14.3  Late Payment................................................  77
    14.4  Waiver of Notice and Redemption.............................  78
    14.5  Rights Cumulative...........................................  78

15. Impairment of Lessor's Title; Leasehold Mortgage..................  78
    15.1  No Encumbrance on Lessor's Title............................  78
    15.2  Adverse Claims..............................................  79
    15.3  Lessor's Notice of Nonresponsibility........................  79
    15.4  Mechanics' and Other Liens..................................  79
    15.5  Leasehold Financing.........................................  80
    15.6  Equipment Financing.........................................  81
    15.7  Lender Protections..........................................  82

16. Representations, Warranties and Covenants.........................  89
    16.1  Lessee's Representations, Warranties and Covenants..........  90
    16.2  Lessor's Representations, Warranties and Covenants..........  90

17. Casualty or Appropriation.........................................  91
    17.1  No Termination; No Effect on Rental Obligation..............  91
    17.2  Evaluation of Extent and Effect of Casualty or
          Appropriation...............................................  91
    17.3  Effect of Casualty..........................................  92
    17.4  Effect of Appropriation.....................................  93
    17.5  Allocation of Award.........................................  95
    17.6  Restoration Work; Disbursement of Proceeds..................  97
    17.7  Termination.................................................  98
    17.8  Emergency Repairs........................................... 100
    17.9  No Extension of Term; Rent Obligations Continue............. 100

EXHIBIT 10.27

    17.10  Right to Participate in Settlement.......................... 100
    17.11  Disputes.................................................... 100
    17.12  Survival.................................................... 100

18. Option to Purchase................................................. 101
    18.1  Lessee's Option to Purchase.................................. 101

19. Procedures Upon Purchase........................................... 103
    19.1  Procedures Upon Purchase..................................... 103

20. Determination of Fair Market Value................................. 105

21. Arbitration of Specified Disputes.................................. 108

22. Financial Information.............................................. 110

23. General Provisions................................................. 111
    23.1  Notices...................................................... 111
    23.2  Estoppel Certificates........................................ 112
    23.3  Nonrecourse to Lessor........................................ 112
    23.4  Attorneys' Fees.............................................. 112
    23.5  No Waiver.................................................... 113
    23.6  Amendment.................................................... 113
    23.7  Successors and Assigns....................................... 113
    23.8  No Joint Venture or Loan Transaction......................... 114
    23.9  Severability................................................. 114
    23.10  No Recordation; Quitclaim................................... 114
    23.11  Interpretation.............................................. 114
    23.12  Entire Agreement............................................ 115
    23.13  Governing Law and Forum..................................... 115
    23.14  Brokers..................................................... 115
    23.15  No Dedication............................................... 116
    23.16  No Third Party Beneficiaries................................ 116
    23.17  Lessor's Consent Rights..................................... 116
    23.18  Limitation on Effect of Approvals........................... 117
    23.19  Time of the Essence......................................... 117

EXHIBIT 10.27


    23.20  Termination Not Merger...................................... 117


              Exhibit

                 A                     Description of Premises

                 B                     Memorandum of Lease

                 C                     Project Development Rider

EXHIBIT 10.27

                                  Ground Lease

   This Ground Lease ("Lease") is made and entered into as of June 21, 2000 (the "Effective Date"), by and between iStar San Jose, llc, a Delaware limited liability company ("Lessor"), and Equinix, Inc., a Delaware corporation ("Lessee").

                                    Recitals

   A. Lessee is a party to that certain Purchase Agreement by and between International Business Machines Corporation, a New York corporation ("Seller"), as "Seller," and Lessee, as "Purchaser," dated as of May 23, 2000 (as amended from time to time, the "Purchase Agreement"), providing for, among other things, the sale by Seller and the purchase by Lessee of approximately 78.446 acres of unimproved real property, located in the City of San Jose, County of Santa Clara, State of California, and more particularly described in Exhibit A attached hereto (the "Premises").

   B. Concurrently herewith, Lessee is assigning its entire right, title and interest in and to the Purchase Agreement to Lessor pursuant to an Assignment of Purchase Agreement by and between Lessee and Lessor, dated as of even date herewith (the "Assignment Agreement").

   C. Lessee desires to lease the Premises from Lessor, and to develop, construct, occupy and operate the Premises for the Permitted Uses. Lessor desires to lease the Premises to Lessee for these purposes, subject to and in accordance with each and all of the terms and conditions set forth in this Lease.

   D. Certain capitalized terms have the meanings set forth in Section 1 below.

   Now Therefore, in consideration of these premises, and of the agreements, covenants and conditions contained herein, the parties agree as follows:

1. Definitions

   Certain terms used in this Lease and the Exhibits hereto shall have the meaning set forth below for each such term. Certain other terms shall have the meaning set forth elsewhere in this Lease and the Exhibits hereto.

EXHIBIT 10.27

   "AAA" means the American Arbitration Association (or any successor or any alternative organization mutually acceptable to Lessor and Lessee).

   "Actual Knowledge of Lessor" means, at any given time, the then-current actual knowledge, without any duty of inqury or investigation, of specified individuals designated at such time by Lessor in writing, which individuals shall be employees of Affiliates of Lessor or designated representatives of Lessor.

   "Additional Rent" is defined in Section 4.2.

   "Adjustment Date" is defined in Section 4.1(b).

   "Affiliate" means, with respect to any Person: (i) any constituent partner or member at any level holding a ten percent or greater equity or profit interest, voting power (whether direct or indirect) or other beneficial interest; (ii) any officer, director or shareholder holding a ten percent or greater equity or profit interest, voting power (whether direct or indirect) or other beneficial interest; (iii) any partnership in which the Person is a partner holding a ten percent or greater equity or profit interest, voting power (whether direct or indirect) or other beneficial interest, and any limited liability company in which the Person is a member holding a ten percent or greater equity or profit interest, voting power (whether direct or indirect) or other beneficial interest; (iv) any Person that is under the control of any Person described in clauses (i)-(iii) above; (v) any Person that controls any Person described in clauses (i)-(iii) above; and (vi) any Person that is under common control with any Person described in clauses (i)-(iii) above. For purposes of this definition, "control" means the direct or indirect ownership of fifty percent or more of the beneficial interest in a Person, or the direct or indirect power to control the management policies of such Person, whether through ownership, by contract or otherwise.

   "Aggregate Permitted Square Footage" is defined in Section 9.1(c)(i)(A).

   "Alterations" means any alterations, renovations, reconstructions, replacements or modifications of any Initial Improvements or any subsequently constructed Improvements.

   "Annual Base Rent" is defined in Section 4.1(a).

EXHIBIT 10.27

   "Annual Base Rent Adjustment Percentage" is defined in Section 4.1(b).

   "Applicable Initial Date" means the date on which Lessee delivers a Termination Notice pursuant to Section 17.7(a) or a Purchase Notice pursuant to
Section 18.1(b).

   "Applicable Laws" means all present and future laws, statutes, ordinances, resolutions, Entitlements, codes, orders, rules, regulations and requirements of all federal, state, and municipal governments, and the departments, commissions, boards and offices thereof, that are applicable at any time between the Term Commencement Date and the Surrender Date to Lessee, the Premises or the Project, as the context may require.

   "Applicable Percentage" is defined in Section 9.1(c)(i)(B).

   "Appropriation" (and derivatives thereof) means (i) any taking by exercise of the power of condemnation (direct or inverse) or eminent domain; (ii) any requisitioning by military or other public authority under power of eminent domain for any purpose arising out of a temporary emergency or other temporary circumstance; or (iii) any conveyance under threat of any such taking or requisitioning under power of eminent domain. As used herein, the effective date of any "Appropriation" shall be the first to occur of (x) the date of entry of the final order of condemnation pursuant to which title is vested in the condemning authority, (y) the date a deed or other instrument given under threat of eminent domain is recorded, or (z) the date that the condemning authority takes possession of the Premises.

   "Appropriation Report" is defined in Section 17.2(b).

   "Approved Development Plan" means the development plan for the Project approved by Lessor pursuant to Section 7.1(b).

   "Arbitrator" is defined in Section 21(b).

   "Assessment District" is defined in Section 5.3(d).

   "Assignment Agreement" is defined in Recital B.

   "Attornment Agreement" is defined in Section 13.7.

EXHIBIT 10.27

   "Augmented LC Amount" is defined in Section 9.1(b).

   "Available Cash" means, as of any date, the sum of (i) Lessee's cash as of such date, (ii) Lessee's Cash Equivalents as of such date, (iii) Lessee's Borrowing Availability as of such date, and (iv) the total amount of cash, Cash Equivalents and Borrowing Availability that Lessee's subsidiaries could convey to Lessee as of such date, whether in the form of a shareholder distribution or a loan, in each case to the extent that the use of such cash and the availability of such distributions and loans would not be prohibited under any agreement to which the applicable subsidiary is a party or by which it is bound.

   "Available Closing Date" is defined in Section 18.1(a).

   "Award" means any and all awards and other compensation paid by the Appropriating authority as a result of an Appropriation, including, without limitation, any award for "just compensation" or other damages, interest and fees and costs (including attorneys' fees and costs).

   "Base Amount" is defined in Section 20(b).

   "Base Date" is defined in Section 20(b).

   "Base FAR" is defined in Section 7.2(e)(iii).

   "Beginning Index" is defined in Section 4.1(b).

   "Borrowing Availability" means, as of any date, for Lessee or a subsidiary of Lessee, as applicable, the total amount of loans that Lessee or such subsidiary, as applicable, could request and receive under credit facilities with unaffiliated third party lenders for which Lessee or such subsidiary, as applicable, is a borrower, based on the unused but available commitments under such credit facilities, including amounts available under borrowing base formulas. The foregoing notwithstanding, "Borrowing Availability" in the case of a subsidiary of Lessee does not include the amount of unused commitments under such credit facilities to the extent that the proceeds of advances under such commitments must be used to finance the acquisition of property, such as equipment.

EXHIBIT 10.27

   "Building" means any structure that is now or hereafter constructed or situated on the Premises and is intended to be used or occupied by Lessee or any other Person in connection with the operation of its business on the Premises.

   "Business Day" means any day which is not a Saturday, Sunday, or official holiday declared by the United States of America or the State of California.

   "Buyer" is defined in Section 7.3(a).

   "Buyer Obligations" is defined in Section 7.3.

   "Capital Requirement" is defined in Section 9.1(d).

   "Cash Equivalents" means, as of any date, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition, (ii) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000.00), (iii) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition, (iv) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any of the foregoing or any foreign government, the securities of which entity are rated at least A by S&P or A by Moody's, and (v) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of the foregoing clauses of this definition.

   "Casualty" is defined in Section 17.2(a).

   "Casualty Report" is defined in Section 17.2(a).

EXHIBIT 10.27

   "Change of Board Control" means, with respect to a Lessee, that Continuing Directors cease for any reason to constitute a majority of Lessee's Board of Directors.

   "City" means the City of San Jose, California.

   "Claims" is defined in Section 12.4.

   "Closing" is defined in Section 18.1(d).

   "Closing Date" is defined in Section 18.1(d).

   "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

   "Conditions of Title" is defined in Section 2.1.

   "Construction Costs" is defined in Section 9.1(b).

   "Continuing Directors" means, with respect to a Lessee, the individuals who, as of the date that the Lessee became Lessee hereunder, constituted Lessee's Board of Directors, together with any new directors whose election to such Board of Directors or whose nomination for election by the Lessee's stockholders was approved by a vote of the majority of the Lessee's directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved.

   "County" means the County of Santa Clara, California.

   "CPI" means the Consumer Price Index published by the U.S. Department of Labor Bureau of Labor Statistics (U.S. City Average, All Urban Consumers, All Items), or if such index is discontinued, such successor index measuring the average rate of inflation in the United States as may be published by an agency of the United States, and if there is none, then such other index measuring the average rate of inflation in the United States as Lessor shall reasonably designate.

   "CRESA" is defined in Section 23.14.

   "CRESA Agreement" is defined in Section 23.14.

EXHIBIT 10.27

   "Default Rate" means four hundred (400) basis points in excess of the Interest Rate, but in no event higher than the maximum rate to which the parties may lawfully agree by contract.

   "Demolition Notice" is defined in Section 17.7(d).

   "Design Documents" is defined in Section 11.2(c).

   "Development Materials" means all engineering plans and specifications, development plans, site plans, architectural drawings, specifications and other plans prepared by Lessee, or any third party designer, architect, engineer or contractor, for the Project, surveys, soils tests, water and water well tests, zoning materials, title reports, instruments of record, architectural studies, endangered species studies, drainage studies, engineering studies and planning and zoning studies, engineering, design and other consulting and construction contracts relating to the Premises or the Project or any infrastructure improvements required under any Entitlements.

   "Discounted Present Value" is defined in Section 20(b).

   "Discounted Rent Value" is defined in Section 20(b).

   "Discretionary Approvals" means all discretionary permits and approvals required from the City or any other governmental authority for the development of the Initial Improvements on the Premises.

   "Effective Date" is defined in the introductory paragraph to this Lease.

   "Effective Termination Date" is defined in Section 17.7(b).

   "Election Notice" is defined in Section 3.3.

   "Ending Index" is defined in Section 4.1(b).

   "Engineer" is defined in Section 17.2(a).

EXHIBIT 10.27

   "Entitlement Ratio" is defined in Section 7.2(e)(ii)(B).

   "Entitlements" means all present and future approvals, permits, licenses and other entitlements, including, without limitation, all development approvals, mitigation measures, and conditions of development, that are issued or to be issued by any federal, state, regional or municipal government or authority and are required at any time between the Effective Date and the Surrender Date in connection with the development, construction, use, ownership, management, operation or occupancy of the Premises or the Project.

   "Entitlements Change" is defined in Section 7.2(d).

   "Environmental Assessment" means the "Environmental and Geotechnical Investigation, Equinix Feasibility Study, IBM Property, San Jose, California," prepared for Lessee by Geomatrix Consultants, dated June 2000, Project No. 6384.000.

   "Environmental Laws" means all present and future federal, state, regional and municipal laws, statutes, ordinances, regulations, rules, judicial and administrative orders and decrees, permits, licenses, approvals, authorizations and similar requirements of all federal, state, regional and municipal governmental agencies, bodies or officials or other governmental entities with legal authority pertaining to the protection of human or wildlife health and safety or the environment, including, without limitation, any such laws, statutes, ordinances, regulations, rules, judicial and administrative orders and decrees, permits, licenses, approvals, authorizations and similar requirements regulating or relating to Hazardous Materials or to the generation, use, storage, release, presence, disposal, transport, or handling of any other substance, gas, element, or material which has the potential to pollute, contaminate or harm any land, subsurface area, water source or watercourse, air or other natural resource.

   "Equipment Financing" is defined in Section 15.6.

   "Equipment Lenders" is defined in Section 15.6.

   "Event of Default" is defined in Section 14.1.

   "Existing Arsenic Contamination" is defined in Section 12.4.

EXHIBIT 10.27

   "Expiration Date" shall be the day immediately preceding the twentieth (20th) anniversary of the Term Commencement Date, subject to extension in accordance with Section 3.3 below.

   "Fair Market Value" is defined in Section 20(b).

   "FAR" is defined in Section 7.2(e)(iii).

   "Fee Lender" means any Person (and its successors and assigns) which may, on or after the date hereof, make a loan to Lessor that is secured, in whole or in part, by Lessor's fee interest in the Premises.

   "Fee Mortgage" means any mortgage, deed of trust or other security instrument held by a Fee Lender and encumbering Lessor's fee interest in the Premises.

   "Fiscal Quarter" means each successive three month period, commencing January 1, April 1, July 1 and October 1; provided, however, that the first Fiscal Quarter shall commence on the Term Commencement Date and the last Fiscal Quarter shall end on the Termination Date.

   "Force Majeure Delays" means fire, earthquake, flooding, acts of God, wars, riots, legal challenges, unanticipated delays caused by the City or any other public agency with jurisdiction (but only to the extent that any such delay caused by the City or any other public agency is not attributable to the failure of the party whose performance is delayed to conform to submission or other timing requirements imposed by the City or such other public agency in connection with approvals or permits being sought by such party), delays caused by the other party's failure to comply with its obligations under this Lease, and other events or circumstances outside the reasonable control, prevention and foreseeability of the party affected by the delay.

   "Full Insurable Replacement Value" is defined in Section 10.1(a).

   "GAAP" means generally accepted accounting principles, consistently applied.

   "Hazardous Materials" means any substance which is or at any time becomes:
(i) defined under any Environmental Law as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant; (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof; (iii) a hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive,

EXHIBIT 10.27

carcinogenic or a reproductive toxicant; or (iv) otherwise regulated pursuant to any Environmental Law.

   "Hazardous Materials List" is defined in Section 12.1.

   "IBM Easements" means those certain easements entitled "Easement Agreement (Existing Entrance Road)," "Easement Agreement (Utilities)," and Easement Agreement (White Plains Road)," each granted by Lessor in favor of Seller and dated as of the Effective Date, and that easement referred to in Section 6.6 of the Purchase Agreement to be known as the "Great Oaks Boulevard Extension Easement," if and when recorded against the Premises.

   "Impositions" means all real property taxes and assessments; personal property taxes; use and occupancy taxes; privilege taxes; business and occupation taxes; gross sales taxes; occupational license taxes; water and sewer charges; charges for public utilities; excises; levies; license and permit fees; transit taxes; and all other governmental impositions and charges of every name, kind and nature whatsoever, whether or not now customary or within the contemplation of Lessor and Lessee, and regardless of whether the same shall be extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing, which, at any time during the Term may be levied, assessed, charged or imposed or become due and payable upon or in connection with the ownership, development, construction, marketing, use, operation or occupancy of the Project or the Premises; or upon the rent or income of Lessee; or upon this transaction, this Lease or any document creating or transferring an estate or interest of Lessee in the Premises (including, without limitation, any documentary transfer taxes); or upon any Improvements; or upon the leasehold of Lessee or upon the estate hereby created; or upon Lessor by reason of its ownership of the fee underlying this Lease. If at any time during the Term, the present method of taxation or assessment shall be changed such that there shall be substituted for the whole or any part of the Impositions now or hereafter levied, assessed and/or imposed any capital levy or other tax or assessment, then the term "Impositions" also shall mean and include such capital levy or other tax or assessment. The term "Impositions" shall not include any municipal, state or federal income taxes levied against Lessor, any income, profits or revenues tax, assessment or charge imposed upon the Rent received by Lessor under this Lease (other than a gross receipts on gross rentals tax or charge), any estate, gift, succession,

EXHIBIT 10.27

inheritance or transfer taxes of Lessor, or any business and occupational tax attributed and imposed upon Lessor for work, business or income not related or attributable to the Premises.

   "Impound Account" is defined in Section 5.3(b).

   "Improvements" means all Buildings, utilities, monuments, fences, walls, driveways, landscaping and other structures and facilities that are constructed, planted or installed on, under or within the Premises, whether as part of the Initial Improvements or subsequent Alterations.

   "Initial Improvements" means all of the Improvements constituting the Project to be developed, designed, constructed, planted or installed pursuant to the Project Development Rider, including, without limitation, Buildings containing approximately one million two hundred thousand (1,200,000) gross square feet.

   "Initial Investment Amount" means Eighty Two Million One Hundred Twenty-Four Thousand Five Hundred Forty-Six and 78/100 Dollars ($82,124,546.78).

   "Initiation Date" is defined in Section 21(b).

   "Interest Rate" means two percent above the discount rate announced from time to time by the Federal Reserve Bank of San Francisco or, if less, the maximum rate of interest to which the parties may lawfully agree by contract.

   "LC Face Amount" is defined in Section 9.1(a).

   "LC Issuer" is defined in Section 9.1(d).

   "LC Termination Date" is defined in Section 9.1(a).

   "Lease" is defined in the introductory paragraph to this Lease, and includes all Exhibits attached hereto.

EXHIBIT 10.27

   "Lease Year" means a period of twelve (12) months commencing on the Effective Date and ending on the day immediately preceding the first anniversary of the Effective Date, and each successive twelve (12) month period thereafter.

   "Leasehold Mortgage" means any deed of trust, mortgage, assignment, security interest, lien or other encumbrance of, in or against Lessee's interest in this Lease or the Improvements.

   "Lender" is defined in Section 15.5.

   "Lessee" is defined in the introductory paragraph to this Lease.

   "Lessee Party" is defined in Section 13.1(b).

   "Lessee Representatives" means Lessee's agents, employees, contractors and invitees.

   "Lessor" is defined in the introductory paragraph to this Lease.

   "Lessor Exceptions" is defined in Section 19.1(a).

   "Lessor Indemnitees" means (i) Lessor; (ii) all Affiliates of Lessor; and
(iii) all trustees, directors, officers, employees and agents of any of them.

   "Lessor Representatives" means Lessor's agents, contractors and invitees.

   "Lessor Transfer" is defined in Section 13.7.

   "Letter of Credit" is defined in Section 9.1(d).

   "Letter of Credit Proceeds" is defined in Section 9.1(a).

   "Liens" is defined in Section 15.3.

   "Loan" is defined in Section 15.5.

EXHIBIT 10.27

   "Major Alteration" is defined in Section 11.2(b).

   "Material Default" means (i) any default by Lessee in the payment of any Monetary Obligation pursuant to the terms of this Lease; or (ii) the failure of Lessee to (A) comply with all Applicable Laws affecting the Premises, the violation of which Applicable Laws (1) results in the imposition of liens or charges affecting the Premises, (2) materially adversely affects the value or use of the Premises or the Project, (3) poses a danger or threat of danger to persons or property, or (4) otherwise materially adversely affects Lessor's interest under this Lease, (B) substantially complete the Minimum Initial Improvements on a timely basis in accordance with Section 7.1(d), (C) restore the Letter of Credit to the LC Face Amount or the Augmented LC Amount, as applicable, pursuant to Section 9.1(a), increase the amount of the Letter of Credit to the Augmented LC Amount when required pursuant to Sections 9.1(b) or
(c), or deliver to Lessor a modified or amended Letter of Credit when required in accordance with Section 9.1(d), (D) maintain in full force and effect the insurance required to be carried pursuant to Sections 10.1 and 10.2, (E) comply with the obligations of Lessee set forth in Section 12 respecting Hazardous Materials, (F) perform any indemnity obligation owed to Lessor or any Lessor Indemnitee pursuant to the terms of this Lease, or (G) rebuild and restore the Premises and the Project following a Casualty or Appropriation when required to so rebuild and restore in accordance with Section 17, in each of the foregoing cases subject to the expiration of any applicable cure period set forth in
Section 14.1, or (iii) any Transfer of the Premises or any portion thereof or interest therein by Lessee except in accordance with Sections 7.2(e)(ii) and 13; or (iv) the creation of any Leasehold Mortgage except in accordance with Section
15.5 below, or (v) the occurrence of an Event of Default under Sections 14.1(e),
(f) or (g) below.

   "Maximum Reversion Value" is defined in Section 20(b).

   "Memorandum of Lease" means the Memorandum of Lease, in the form attached hereto as Exhibit B, to be recorded promptly following the execution and delivery of this Lease by the parties.

   "Minimum Available Cash Period" is defined in Section 9.1(b)(i).

   "Minimum Initial Improvements" is defined in Section 7.1(d).

EXHIBIT 10.27

   "Monetary Event of Default" means any default in the payment of Rent or any other sums payable by Lessee under this Lease to Lessor or to any Lessor Indemnitee, which default is not cured within any applicable cure period provided in Section 14.1 below.

   "Monetary Obligations" means (i) Rent and all other sums payable by Lessee under this Lease to Lessor or to any Lessor Indemnitee, (ii) Impositions, (iii) premiums for insurance required to be maintained by Lessee under this Lease, and
(iv) all sums payable by Lessee under this Lease to any Person other than Lessor or any Lessor Indemnitee, which sums, if not timely paid, results in the imposition of a lien or charge against the Premises.

   "Net Proceeds" means the actual proceeds realized by Lessee from a public offering or a Secondary Offering, after subtracting all costs and expenses (including, without limitation, underwriters' fees and premiums, legal and accounting fees, and all other costs and expenses of any nature whatsoever) of such offering.

   "Office-Related Solutions" means all cleaning or office-related solutions or agents of a type and in quantities typically used in the ordinary course of business within general offices.

   "Option Purchase Price" is defined in Section 18.1(c).

   "Original LC Face Amount" is defined in Section 9.1(c)(i)(C).

   "Outside Initial IPO Date" is defined in Section 9.1(b)(i).

   "Outside Secondary Offering Date" is defined in Section 9.1(b)(ii).

   "Owner's Policy" means the ALTA Owner's Policy of Title Insurance issued by Title Company to Lessor concurrently with Lessor's acquisition of the Premises under the Purchase Agreement.

   "Parcel" is defined in Section 7.2(e)(i).

   "Permitted Alterations" is defined in Section 11.1.

   "Permitted Exceptions" means (i) any liens, exceptions and restrictions on, against or relating to the Premises which (A) exist on the Effective Date, (B) are expressly permitted to be created

EXHIBIT 10.27

by Lessee under the terms of this Lease, or (C) are hereafter consented to in writing by Lessor, but specifically excluding any Leasehold Mortgage unless such Leasehold Mortgage is fully released and reconveyed prior to the Surrender Date; and (ii) all Lessor Exceptions.

   "Permitted Materials" is defined in Section 12.1.

   "Permitted Uses" means internet business exchange (IBX) facilities ("IBX Facilities"), office, administrative, research and development, and training uses (but solely to the extent incidental to other Primary Uses), all as described in the Approved Development Plan, (collectively, the "Primary Uses"), and other uses incidental to the Primary Uses that are permitted under Applicable Laws (including applicable zoning and land use laws), including cafeterias and on-site retail sale of food items, storage, parking and loading facilities, day care, and buildings and facilities for maintenance and care of buildings and grounds on the Premises.

   "Person" means any individual, trust, partnership, corporation, limited liability company or other entity, including any governmental body, agency, authority or official.

   "Personal Property" is defined in Section 15.6.

   "Plans" is defined in the Project Development Rider.

   "Potential Default" means a condition or event which with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder.

   "Preliminary Plan" is defined in Section 7.1(b).

   "Premises" is defined in Recital A of this Lease.

   "Proceeds" is defined in Section 17.6(b).

   "Project" means the real estate development project to be developed on the Premises in accordance with this Agreement, which project shall be described in and shall be consistent with the Approved Development Plan.

   "Project Costs" is defined in Section 5.2.

EXHIBIT 10.27

   "Project Development Rider" means the Rider, attached as Exhibit C to this Lease, that sets forth certain terms and conditions relating to the development, financing and construction of the Initial Improvements and the Project.

   "Public Company" means a Lessee that is subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, as a result of Lessee's sale of its equity securities to the public pursuant to a registration statement under the Securities Act of 1933, as amended.

   "Purchase Agreement" is defined in Recital A to this Lease.

   "Purchase Date" is defined in Section 19.1(b).

   "Purchase Notice" is defined in Section 18.1(b).

   "Purchase Offer" is defined in Section 17.7(b).

   "Purchase Option" is defined in Section 18.1.

   "Purchaser" is defined in Section 19.1(b).

   "Qualified Transferee" means a Person (i) with (A) Real Estate Experience or who has retained a Person with Real Estate Experience to oversee the ownership, operation, management and, if applicable, development, of the Project or, in the case of a Specific Parcel Lease, the portion of the Project subject to such Specific Parcel Lease, (B) the financial ability to fully perform the obligations of Lessee under this Lease (or under the applicable Specific Parcel Lease, as appropriate) over the Term (including, without limitation, the payment of Monetary Obligations) and, except to the extent that the portion of the Premises being acquired by such Person has previously been developed in accordance with this Lease, to develop and construct the Improvements contemplated to be developed on such portion of the Premises, as described in the Approved Development Plan, and (C) in the case of a Person who is proposed as a Specific Parcel Lessee, an acceptable business reputation, as reasonably determined by Lessor, and (ii) whose acquisition of the leasehold estate hereunder (or under a Specific Parcel Lease, as

EXHIBIT 10.27

applicable) would not cause the Lessor or any member of Lessor to realize any income not treated as "rents from real property" within the meaning of Section 856(d) of the Code.

   "Qualifying Buildings" means a Building or Buildings (i) which have been approved by Lessor in accordance with Exhibit C hereto and any other express provisions of this Lease, and (ii) which contain, in the aggregate, not less than two hundred thousand (200,000) gross square feet.

   "Qualifying IPO" is defined in Section 9.1(b)(i).

   "Qualifying Secondary Offering" is defined in Section 9.1(b)(ii).

   "Rating Agency Requirements" is defined in Section 9.1(d).

   "Real Estate Experience" means sufficient experience, as reasonably determined by Lessor, in the ownership, operation, management and, except to the extent that the portion of the Premises being acquired by such Person has previously been developed in accordance with this Lease, development, of real estate projects involving the Permitted Uses.

   "Receiving Party" is defined in Section 23.2.

   "Recipient Agencies" means the City, the County, the Santa Clara Valley Water District and any other governmental bodies, or public or private utilities.

   "Reduction Amount" is defined in Section 9.1(c)(i)(D).

   "Related Instruments" is defined in Section 16.1(b).

   "Release" means any accidental or intentional spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the air, land, surface water, ground water or the environment of any Hazardous Materials (including, without limitation, the abandonment or discarding of receptacles containing any Hazardous Materials).

EXHIBIT 10.27

   "Relevant Amount" means, in the case of a sale of the Premises to Lessee pursuant to Section 18.1, the Option Purchase Price and, in the case of a sale of the Premises to Lessee pursuant to Section 17.7(b), the Termination Purchase Price.

   "Relevant Data" is defined in Section 23.17.

   "Relevant Date" means, in the case of a determination of Fair Market Value performed pursuant to Section 18.1(c), the date Lessor receives the Purchase Notice from Lessee and, in the case of a determination of Fair Market Value performed pursuant to Section 17.7(b), the date Lessor receives the Termination Notice from Lessee.

   "Relevant Spread" means the amount in excess of the Treasury Rate that is used in determining the Discounted Present Value, as provided in Section 20 hereof.

   "Renewal Election Period" is defined in Section 17.3.

   "Renewal Option" is defined in Section 3.3.

   "Renewal Term" is defined in Section 3.3.

   "Rent" is defined in Section 4.2.

   "Requesting Party" is defined in Section 23.2.

   "Response Notice" is defined in Section 17.7(c).

   "Restoration Work" is defined in Section 17.2(a).

   "Reversionary Interest" is defined in Section 20(b).

   "Reversionary Value" is defined in Section 20(c).

   "Secondary Offering" is defined in Section 9.1(b)(ii).

   "Selection Date" is defined in Section 21(b).

   "Seller" is defined in Recital A.

EXHIBIT 10.27

   "Seller Post-Closing Obligations" is defined in Section 7.3(b).

   "Separateness Criteria" is defined in Section 16.2(d).

   "Specific Parcel Leases" is defined in Section 7.2(e)(ii).

   "Specific Parcel Lessee" is defined in Section 7.2(e)(ii)(B).

   "State" means the State of California, and all of its agencies, departments and divisions.

   "Substantial Completion" means, with respect to any Improvements, the completion of the shell and core of such Improvements substantially in accordance with and without material deviation from approved plans, applicable contract requirements and the terms and conditions of this Lease.

   "Surrender Date" means the later of: (i) the Termination Date; or (ii) the date Lessee fully quits and surrenders the Premises and the Project to Lessor in accordance with the applicable requirements of this Lease.

   "Surviving Obligations" means any obligations of Lessee or Lessor under this Lease, actual or contingent, which arise on or prior to the Termination Date and which by their express terms survive the Termination Date.

   "Term" is defined in Section 3.1.

   "Term Commencement Date" is defined in Section 3.1.

   "Termination Date" means the Expiration Date, or such earlier date as this Lease may be terminated in accordance with its terms.

   "Termination Notice" is defined in Section 17.7(a).

   "Termination Purchase Price" is defined in Section 17.7(b).

   "Title Company" means First American Title Insurance Company.

   "Total Appropriation" is defined in Section 17.4(a).

EXHIBIT 10.27

   "Transfer" means any sublease, sale, assignment, conveyance, exchange or other transfer, voluntary or involuntary, by operation of law or otherwise, of all or any portion of Lessee's estate or interest in the Premises, this Lease or the Project, other than a Leasehold Mortgage or an Equipment Financing complying with the requirements of Section 15.5 or Section 15.6, respectively. "Transfer" also shall mean and include any of the following transactions: (i) if (A) Lessee is not a Public Company and there has not been Substantial Completion of the Initial Improvements on the Parcel(s) that Lessee leases hereunder, there has been (1) an assignment, sale, conveyance, exchange or other transfer, either singly or cumulatively, of more than fifty percent (50%) of the stock or voting rights of Lessee, or (2) a Change of Board Control, and (B) if Lessee is a Public Company and there has not been Substantial Completion of the Initial Improvements on the Parcel(s) that Lessee leases hereunder, there has been a Change of Board Control; (ii) if Lessee is a trust, an assignment, sale, conveyance, exchange or other transfer, either singly or cumulatively, of more than fifty percent (50%) of the beneficial interest of Lessee; (iii) if Lessee is a limited liability company, any assignment, sale, conveyance, exchange or other transfer, either singly or cumulatively, of more than fifty percent (50%) of the membership interests of Lessee; (iv) if Lessee is a partnership, any assignment, sale, conveyance, exchange or other transfer of any general partnership interest of Lessee; or (v) if Lessee is a joint venture, any assignment, sale, conveyance, exchange or other transfer of any joint venture interest of Lessee.

   "Transfer Notice" is defined in Section 13.2.

   "Transferee" means and includes any sublessee (other than pursuant to a minor sublease), purchaser, assignee or other transferee or recipient of all or any portion of Lessee's estate or interest in the Premises, this Lease or the Project, pursuant to a Transfer.

   "Treasury Rate" is defined in Section 20(b).

   "TriNet" is defined in Section 16.2(b).

   "Use Restriction" is defined in Section 12.5.

EXHIBIT 10.27

2.  Lease of Premises

   2.1  Lease of Premises

   Lessor hereby leases the Premises to Lessee, and Lessee hereby leases the Premises from Lessor, subject to each and all of the terms, conditions and reservations contained in this Lease, all Entitlements and other Applicable Laws, and all liens (including the lien for any Impositions), easements, encumbrances, restrictions, exceptions, rights and conditions now or hereafter affecting the Premises (collectively, "Conditions of Title"). The term "Conditions of Title" specifically includes the IBM Easements, but does not include any Lessor Exceptions.

   2.2  Acceptance of the Premises

   Lessee accepts the Premises "as-is," in its existing condition, with all faults, and assumes the risk of any and all latent or patent defects in the condition of the Premises. Lessee expressly acknowledges and agrees that Lessor has not made any express or implied representations or warranties, and that Lessor has disclaimed any warranties that otherwise may be implied by law, as to any matters relating to the Premises or the Project, including, without limitation, the suitability of the soils or subsoils; the presence, absence, location or character of any archaeological resources; the characteristics of the Premises or any Improvements thereon; the suitability of the Premises for Lessee's intended use; the validity or enforceability of any currently-existing Entitlements; the economic feasibility of the Project; the condition of title to the Premises; or the presence, absence, location or character of any Hazardous Materials on, under, about or in the vicinity of the Premises. Lessee acknowledges that in determining to enter into this Lease, Lessee performed all investigations of the Premises and the Project that Lessee deemed were necessary or appropriate, including, without limitation, soils and environmental studies; zoning, utilities and drainage studies; physical site inspections and investigations; a thorough review of the Entitlements and Development Materials; appraisals; market and economic feasibility studies; and discussions with the City, County, State and other public agencies with jurisdiction over the Premises or the Project, and has satisfied itself as to suitability, feasibility and all other matters relating to the Premises or the Project based solely on its own investigations and analyses and not in reliance on the accuracy or completeness of any information provided by Lessor or any of its agents, consultants or contractors. Without limiting the generality of the foregoing, Lessee assumes the risk of any liens, easements, encumbrances

EXHIBIT 10.27

or other restrictions, rights or conditions affecting the Premises (excluding, however, any Lessor Exceptions), regardless of whether the same would materially and adversely affect the development, financing, marketing or operation of the Project.

   2.3  Quiet Enjoyment

   So long as this Lease has not been terminated as the result of any Event of Default or the occurrence of any other event of termination hereof expressly provided herein, Lessee shall have the right to lawfully and quietly hold, occupy and enjoy the Premises during the Term, subject to the terms, conditions and reservations contained in this Lease, without hindrance, interruption, disturbance or molestation by anyone claiming by, through or under Lessor. Lessee's sole remedy for a breach of the covenant contained in this Section 2.3 shall be a suit for damages instituted against Lessor. By its execution of this Lease, Lessee expressly waives any and all rights at law or in equity to terminate this Lease or to withhold, setoff, abate or otherwise reduce or defer the payment of Rent or any other sums or charges payable by Lessee hereunder as a result of the breach by Lessor of the covenant of quiet enjoyment contained herein.

3.  Lease Term

   3.1  Lease Term

   The term of this Lease (the "Term") shall commence on the Effective Date of this Lease, as set forth on the opening page hereof (the "Term Commencement Date") and shall end at 11:59 p.m. on the Expiration Date, or such earlier date as this Lease may be terminated in accordance with its terms.

   3.2  Possession

   Commencing on the Term Commencement Date, Lessee shall have possession of the Premises, subject to each and all of the terms, conditions and reservations contained in this Lease.

   3.3  Options to Extend Term

   Subject to the terms of this Section 3.3, Lessor hereby grants Lessee six (6) options (each, a "Renewal Option," and collectively, the "Renewal Options") to extend the Term of this Lease for

EXHIBIT 10.27

successive periods of ten (10) years each beyond the Expiration Date (each, a "Renewal Term," and collectively, the "Renewal Terms"). The Renewal Options shall be personal to and may only be exercised by Lessee, any Person to whom Lessee assigns its entire right, title and interest in and to this Lease pursuant to Section 13.1 below (but specifically excluding any sublessee), any Lender who acquires and succeeds to the interest of Lessee under this Lease by virtue of any foreclosure sale, whether the foreclosure sale is conducted pursuant to court order or pursuant to a power of sale contained in a Leasehold Mortgage, or by assignment or other conveyance in lieu of foreclosure, and any transferee or other successor or assign of such Lender; provided, however, that each Specific Parcel Lease shall contain renewal options with terms identical to those set forth in this Section 3.3. The Renewal Options shall be effective only if no Material Default has occurred and is continuing (taking into account all applicable grace or cure periods) hereunder, either at the time of exercise of the respective Renewal Option or at the time of commencement of the respective Renewal Term. Each Renewal Option commencing with the second (2nd) Renewal Option shall be effective only if Lessee has validly exercised all prior Renewal Option(s). The Renewal Options must be exercised, if at all, by written notice (each, an "Election Notice") from Lessee to Lessor given not more than twenty-four (24) months nor less than twelve (12) months prior to the then-current Expiration Date, subject to the provisions of Section 17.3. Any such Election Notice given by Lessee to Lessor shall be irrevocable. If Lessee fails to exercise a Renewal Option in a timely manner as provided for above, the Renewal Option shall be void. The Renewal Terms shall be upon the same terms and conditions as the initial Term, except that the Annual Base Rent shall be adjusted effective as of the commencement of the first (1st) Renewal Term and every five (5) years thereafter during such Renewal Term and all subsequent Renewal Terms, if any, in accordance with the procedure set forth in Section 4.1(b) below.

   3.4  Memorandum of Lease

   Concurrently with the execution and delivery of this Lease, Lessor and Lessee shall execute, acknowledge and record (at Lessee's sole cost) a Memorandum of Lease and Memorandum of Option in the form attached as Exhibit B (the "Memorandum of Lease").

EXHIBIT 10.27

4.  Rent

     4.1  Annual Base Rent

     (a) During the period commencing on the Term Commencement Date and continuing thereafter until the Expiration Date, Lessee shall pay Lessor annual base rent of Nine Million Five Hundred Eighty-Three Thousand Nine Hundred Thirty-Four and 61/100 Dollars ($9,583,934.61), adjusted in the manner provided in Section 4.1(b) below ("Annual Base Rent"). Lessee shall pay Annual Base Rent in advance in equal monthly installments commencing on the Term Commencement Date; provided, however, that Annual Base Rent for any partial month during the period between the Term Commencement Date and the Expiration Date shall be prorated on the basis of a thirty (30) day month.

     (b) Annual Base Rent shall be adjusted on the fifth (5th) anniversary of the Term Commencement Date and every five (5) years thereafter during the Term (each, an "Adjustment Date"), by multiplying the then-current Annual Base Rent by the Annual Base Rent Adjustment Percentage. For example, if the then-current Annual Base Rent were Nine Million Five Hundred Eighty-Three Thousand Nine Hundred Thirty-Four and 61/100 Dollars ($9,583,934.61) and the Annual Base Rent Adjustment Percentage were one hundred six and one-half percent (106.5%), the new Annual Base Rent would be Ten Million Two Hundred Six Thousand Eight Hundred Ninety and 36/100 Dollars ($10,206,890.36). For purposes of this Section 4.1(b), the following terms shall have the following meanings:

          (i) The "Annual Base Rent Adjustment Percentage" shall be the sum of one hundred percent (100%) plus the increase (if any) in the Ending Index over the Beginning Index, expressed as a percentage; provided, however, that in no event shall the cumulative increase on any Adjustment Date in the Annual Base Rent payable hereunder exceed three and one-half percent (3.5%) per annum, compounded on an annual basis. Lessee expressly understands and agrees that the Annual Base Rent payable hereunder shall not be subject to reduction if on any Adjustment Date (including, without limitation, any Adjustment Date occurring during a Renewal Term) the Ending Index is lower than the Beginning Index.

EXHIBIT 10.27

          (ii) The "Ending Index" shall be the CPI for the second calendar month preceding the Adjustment Date. For example, if the Adjustment Date were June 21, 2010, the Ending Index would be the CPI for April, 2010.

          (iii) The "Beginning Index" shall be the same as the Ending Index used to calculate the previous adjustment (for example, if the Adjustment Date were June 21, 2010, the Beginning Index would be the CPI for April, 2005); except that, for purposes of calculating the first adjustment to the Annual Base Rent, the Beginning Index shall be the CPI for the month of April, 2000.

   4.2  Rent and Additional Rent Defined

   For purposes of this Lease: (a) "Rent" shall mean and include all amounts and charges Lessee is obligated to pay to Lessor or to any Lessor Indemnitee pursuant to this Lease, including, without limitation, Annual Base Rent; and (b) "Additional Rent" shall mean and include Impositions and all other amounts and charges, except Annual Base Rent, which are payable by Lessee under this Lease. Unless otherwise expressly provided in this Lease, Lessee shall pay Lessor any Additional Rent within thirty (30) days after receipt of Lessor's invoice therefor.

   4.3  Payment of Rent

   Lessee shall pay Rent to Lessor at the prescribed times by wire transfer of immediately available and lawful funds of the United States to such account or accounts located in the United States of America as Lessor may designate in writing from time to time. If Lessor fails to so designate an account for receipt of wire transfers of Rent, Lessee shall pay Rent to Lessor at the address provided in Section 23.1, or to such other person and/or at such other address as Lessor may designate in writing from time to time.

   4.4  Lessee's Obligations Unconditional

   To the maximum extent permissible under Applicable Laws, this Lease shall continue in full force and effect, and Lessee's obligations (including, without limitation, Lessee's obligation to pay Rent) shall not be released, discharged or otherwise affected by reason of: (a) any Casualty or Appropriation affecting all or any portion of the Premises, or the Improvements,

EXHIBIT 10.27

except and solely to the extent expressly provided in Section 17 below; (b) any restriction on, prevention of or interference with any (i) use of all or any portion of the Premises, the Improvements or any personal property on the Premises, or (ii) the development of the Project or any portion thereof; (c) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other proceeding relating to Lessor or Lessee, or any action taken with respect to this Lease by a court, trustee or receiver in any proceeding; (d) any claim which Lessee or any other Person has or might have against Lessor; (e) any failure by Lessor to comply with any of its obligations under this Lease or any other agreement between Lessor and Lessee; (f) the failure of any person or entity using, occupying or otherwise present on the Premises to perform or comply with any of the terms of any agreement with Lessee; or (g) the termination of any or all of the Entitlements or any sublease or other agreement relating to or affecting the Premises or any Improvements, whether voluntarily or by operation of law. The obligations of Lessee under this Lease shall be separate and independent covenants; and Lessee hereby waives, to the maximum extent permitted by Applicable Laws, any rights that it may now or in the future have to quit or surrender the Premises, to terminate this Lease, or to any abatement (subject only to the provisions of Section 17 below), diminution, offset, reduction or suspension of Rent on account of any event or circumstance, including, without limitation, any events or circumstances described in clauses (a) through (g) of this Section 4.4 and any rights it might otherwise have under the provisions of California Civil Code Sections 1932 and 1933, or any amended, similar or successor laws. Notwithstanding any provision hereof to the contrary, Lessee reserves its right to bring an action for monetary damages as the result of any breach of this Lease by Lessor.

   4.5  Late Charge

   Notwithstanding any other provision of this Lease, Lessee hereby acknowledges that late payment to Lessor of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If Lessee fails to pay any Rent owed to Lessor within five (5) days after the date any such payment is required to be made hereunder and, except as hereafter provided with respect to late payments of monthly installments of Annual Base Rent, fails to cure such default within two (2) days after receipt of notice (which notice may be telephone) from Lessor, then Lessee shall pay to Lessor a late

EXHIBIT 10.27

charge equal to five percent (5%) of such overdue amount, plus any costs and attorneys' fees incurred by Lessor by reason of Lessee's failure to pay such Rent when due hereunder. Notwithstanding the foregoing, with respect to late payments of monthly installments of Annual Base Rent, Lessee shall only be entitled to receive notice (which notice may be telephonic) two times during each twenty-four (24) month period under this Lease and, thereafter, Lessee shall owe a late charge to Lessor if any monthly installment of Annual Base Rent is not paid within five (5) days after the date such installment is due. Lessor and Lessee hereby agree that such late charges represent a fair and reasonable estimate of the costs that Lessor will incur by reason of Lessee's late payment and shall not be construed as a penalty. Lessor's acceptance of such late charges shall not constitute a waiver of Lessee's default with respect to such overdue amount or estop Lessor from exercising any of the other rights and remedies granted under this Lease.

                     Initials:
                                   -------------    ------------
                                       Lessor          Lessee

5. Net Lease; Taxes and Assessments

   5.1  Net Lease

   The Annual Base Rent and any Additional Rent payable to Lessor hereunder shall be absolutely net to Lessor and shall be paid without assertion of any counterclaim, setoff, deduction or defense and without any abatement, suspension, deferment or reduction, except as otherwise expressly provided in
Section 17.4(c) of this Lease. Under no circumstances or conditions, whether now existing or hereafter arising, and whether within or beyond the present contemplation of the parties, shall Lessor be expected or required to make any payment of any kind whatsoever with respect to the Premises or the Project, or have under any obligation or liability with respect to the Premises or the Project except as otherwise expressly provided in Section 17.4(c) of this Lease.

EXHIBIT 10.27

   5.2  Project Costs

   In addition to Annual Base Rent, Lessee shall pay or fund when due all Impositions (but subject to Lessee's right to contest pursuant to Section 5.3(c) below), insurance premiums and deductibles, debt service on any Leasehold Mortgage, reserves, permit and license fees, costs of utilities, design, construction, maintenance, repair, replacement, rebuilding, restoration, management, marketing, services, operations and other costs of any type whatsoever accruing at any time during the Term or any holdover period in connection with the development, ownership, marketing, leasing, operation, management, maintenance, repair, replacement, restoration, use, occupancy or enjoyment of the Premises or the Project (collectively, "Project Costs").
Lessee shall pay all Project Costs directly, and shall contract directly for all required services, utilities and other items described herein; provided, however, that Lessor shall have the right to contract for any such services, utilities or other items if Lessee has failed to do so, or has failed to make any payment of Project Costs which is due and owing, and: (a) such failure constitutes an uncured Event of Default; or (b) there is an imminent threat to the health or safety of persons or property on or about the Premises. Lessee shall provide Lessor, upon written request, with copies of invoices, receipts, canceled checks and/or other documentation reasonably substantiating Lessee's payment of all Project Costs.

   5.3  Payment of Taxes and Assessments

   (a) Lessee's Obligations to Pay. Without limiting the generality of Sections 5.1 and 5.2, but subject to Section 5.3(c) below, Lessee shall pay all Impositions allocable to the Premises during the Term or any holdover period on or before the date due, and in any event before delinquency and before any fine, interest or penalty may become due or be imposed by operation of law for nonpayment; provided, however, that: (i) Lessor shall pay or, if paid by Lessee, shall reimburse Lessee for any Impositions to the extent that the same are allocable to periods after the Expiration Date (provided that Lessee does not holdover following the Expiration Date); and (ii) if any assessment is permitted by law to be paid in installments without additional charge or penalty, Lessee may pay such assessments in installments, but in no event later than the actual due date for such installments.

EXHIBIT 10.27

   (b) Direct Payment. Lessee shall pay all Impositions directly to the applicable taxing authority, and shall deliver to Lessor, within thirty (30) days after payment, true and correct copies of the receipted bills or other reasonable evidence showing such payment of all Impositions required to have been paid as of such date. Lessor shall cooperate with Lessee to cause all bills for Impositions to be sent directly to Lessee, but if the tax collection agency will not so agree, then Lessor shall tender all bills to Lessee promptly upon Lessor's receipt. Notwithstanding the foregoing terms of this Section 5.3(b),
(i) if any Fee Lender or Leasehold Mortgagee shall at any time require that Impositions be paid to such Fee Lender or Leasehold Mortgagee or to an escrowee designated by such Fee Lender or Leasehold Mortgagee in monthly or other installments or otherwise deposited into an "impound account" (an "Impound Account") maintained by or for the benefit of such Fee Lender or Leasehold Mortgagee, then Lessee shall comply with all such requirements of such Fee Lender or Leasehold Mortgagee and shall provide evidence of such compliance to Lessor from time to time upon request, and (ii) if Lessee shall at any time fail to pay any Impositions when due and shall fail to cure such default within the applicable period provided under Section 14.1(b) below, then Lessor shall have the right at any time thereafter to require that Lessee pay monthly installments of Impositions into an Impound Account maintained by Lessor or an escrowee designated by Lessor. If two or more of a Fee Lender, a Leasehold Mortgagee and Lessor shall make competing demands on Lessee for the establishment of an Impound Account, then Lessee shall be entitled to make the impound deposits as directed by the Leasehold Mortgagee, provided that the Leasehold Mortgagee agrees in writing that funds deposited in the Impound Account shall be used solely for the payment of Impositions and may not be applied against the indebtedness secured by the Leasehold Mortgage.

   (c) Right to Contest. Lessee shall have the right, at its sole cost, to contest the full or partial amount or validity of any Imposition by appropriate administrative and legal proceedings, either in its own name or jointly with Lessor if Lessor so elects in its sole discretion. Lessor shall cooperate with Lessee in any reasonable manner requested by Lessee, provided that Lessee shall reimburse Lessor as Additional Rent hereunder for Lessor's actual out-of-pocket costs in connection with any such contest. Lessee may postpone payment of any contested Imposition pending prompt and diligent prosecution of any such proceedings and appeals, but only if Lessee

EXHIBIT 10.27

takes such actions as Lessor may request (including, without limitation, the posting of a bond or other assurance of payment or performance with Lessor, an escrow designated by Lessor or, if acceptable to Lessor, the court or administrative agency or other legal authority having jurisdiction over the contest) to ensure payment of all sums ultimately determined to be due by Lessee. Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, damages, liabilities and costs, including, without limitation, penalties, interest and attorneys' fees, costs and disbursements, arising from or related to any such contest, noncompliance or postponed compliance.

   (d) Assessment Proceedings. If at any time during the Term any public or quasi-public authority proposes to create an improvement, special assessment or other like district which would or could impose assessments or other Impositions on the Premises (an "Assessment District"), the boundaries of which would or could include the Premises, Lessor shall not cast any votes allocable to the Premises in favor of creation of such Assessment District (as distinguished from votes allocable solely to other property of Lessor, which Lessor may cast in any manner it deems appropriate in its sole discretion) without Lessee's prior written consent. In the event Lessee requests that Lessor vote in favor of creation of an Assessment District which would include the Premises, Lessor shall be obligated to cast those votes that are allocable to the Premises in favor of creation of such Assessment District (as distinguished from those votes that are allocable solely to other property of Lessor, which Lessor may cast in any manner it deems appropriate in its sole discretion), but only in the event that the proposed Assessment District is created in accordance with the Approved Development Plan or is otherwise reasonably determined by Lessor to be beneficial to the development and operation of the Premises and the Project. Lessor shall cooperate with Lessee in all reasonable steps necessary to create any such Assessment District, provided Lessee shall reimburse Lessor for Lessor's actual out-of-pocket costs in connection therewith. Lessee shall have the right (but not the obligation), regardless of Lessor's position, to participate in any proceeding relating to the creation of an Assessment District which would result in additional Impositions being assessed against the Premises and seek to have the Premises excluded from or included in any proposed Assessment District. The party receiving any notice or other information relating to the proposed creation of any

Assessment District the proposed boundaries of which would or could include the Premises shall promptly provide the other party with copies of all such notices and other information.

6.  Use of Premises

   6.1  Permitted Use

   The Premises shall be used at all times during the Term solely for the Permitted Uses, together with such other uses as are reasonably ancillary or incidental to or supportive of such Permitted Uses, all in accordance with and subject to the terms and conditions of this Lease. Lessee shall not use or permit the Premises to be used for any other purpose without the prior written consent of Lessor, which Lessor may grant, condition or withhold in its reasonable discretion.

   6.2  No Nuisance

   Without limiting the applicability of Section 6.1 or any other provision of this Lease, Lessee shall not use or allow the Premises or the Project to be used for any unlawful purpose, nor shall Lessee cause, maintain or permit any nuisance, waste or dangerous condition in, on or about the Premises or the Project.

   6.3  Applicable Requirements

   (a) Compliance with Applicable Requirements. Lessee shall comply with, and the development, construction, use, occupancy, operation, maintenance, repair, reconstruction, restoration, marketing and management of the Premises and the Project shall comply with: (i) all Applicable Laws, including, without limitation, the Entitlements; (ii) the requirements of the Pacific Fire Rating Bureau, the American Insurance Association and any other insurer or insurance authority now or hereafter constituted to the extent required to obtain the insurance coverage required pursuant to the terms of this Lease; and (iii) the requirements of any liens, easements, encumbrances, restrictions, rights and conditions to which the Premises, the Project or any part thereof is at any time subject (other than any Lessor Exceptions, except as expressly provided herein). Lessee shall provide Lessor promptly with copies of any notices of violation or deficiency Lessee may receive respecting the Premises from any public agency with jurisdiction or insurance authority, and subject to its right to contest provided in Section 6.3(b)

EXHIBIT 10.27

below, Lessee shall promptly and fully cure and correct at its sole cost any such violation or deficiency.

   (b) Right to Contest. Lessee shall have the right, at its sole cost, to contest the application to the Premises or the Project of any law or legal requirement or other matter referred to in Section 6.3(a) above, by appropriate administrative and legal proceedings, either in its own name or jointly with Lessor if Lessor so elects in its sole discretion. Lessee may postpone compliance with any contested law or legal requirement or other such matter pending prompt and diligent prosecution of any such proceedings and appeals, but only if Lessee takes such actions as Lessor may request (including, without limitation, the posting of a bond or other assurance of payment or performance with Lessor, an escrow designated by Lessor or, if acceptable to Lessor, the court or administrative agency or other legal authority having jurisdiction over the contest) to suspend the application of the contested law or legal requirement or other such matter to the Premises or the Project and to ensure payment of all sums and performance of all obligations ultimately determined to be due by Lessee. Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, damages, liabilities and costs, including, without limitation, penalties, interest and attorneys' fees, costs and disbursements, arising from or related to any such contest, noncompliance or postponed compliance.

   (c) Lessor's Reserved Rights. Subject to the terms and conditions hereof, following reasonable prior notice to Lessee (except in the case of an emergency, in which event no notice shall be required), Lessor shall have the right to enter upon any part of the Premises or the Project from time to time during normal business hours for the purpose of ascertaining the condition of the Premises or the Project, exercising its rights under this Lease, posting notices of non-responsibility, ascertaining whether Lessee is complying with its obligations under this Lease or showing the Premises or the Project to prospective successors, lenders or underwriters. Lessor shall use reasonable efforts in exercising its entry rights to avoid or minimize interference with the construction and operation of the Project. Lessor shall have the right to use any and all means it deems necessary or appropriate under the circumstances in order to obtain entry to the Premises or the Project in case of an imminent threat or danger to persons or property, and such entry shall not be construed or deemed to be a forcible or unlawful entry into the Premises, or an actual or constructive eviction of Lessee from the Premises or any portion thereof. Lessor shall

EXHIBIT 10.27

permit an employee or other representative of Lessee to accompany any person entering upon the Premises and all persons entering the Premises on behalf of Lessor shall be required to comply with all reasonable security requirements and practices of Lessee.

   6.4  Utility Easements Over Premises

   Lessor shall cooperate with Lessee at no expense to Lessor in granting licenses, permits or easements over, across or under the Premises to Recipient Agencies, to the extent such licenses, permits or easements are reasonably necessary to enable Lessee to develop and operate the Project, or for the purpose of constructing, maintaining and (as necessary) replacing such sub-surface utilities or other sub-surface utility-related facilities (e.g., storm drainage and sanitary sewer facilities) as are necessary for the proper development and operation of the Project, provided that the licenses, permits and easements shall not be inconsistent with any of the provisions of this Lease. Notwithstanding anything herein to the contrary, Lessee shall not, without the prior written consent of Lessor, grant licenses, permits or easements over, across or under the Premises to Recipient Agencies for any non-utility-related facilities such as (but without limitation) open space, walkways, driveways, parking areas or public access; provided, however, that Lessor shall not withhold its consent to the granting of any such easements, licenses and permits that are required by the applicable authorities as a condition to the issuance of any Entitlements for the Project and that are (i) granted in accordance with the Approved Development Plan, or (ii) reasonably determined by Lessor to be beneficial to the development and operation of the Premises and the Project.

7. Project Operation

   7.1  Initial Development of Project

   (a) Project Development Rider. Lessee shall develop and finance the Project, and design and construct the Initial Improvements, in accordance with the terms and conditions of the Project Development Rider attached as Exhibit C hereto.

   (b) Project Development Plan. Within a reasonable period of time after the Effective Date, Lessee shall submit to Lessor a detailed plan (the "Preliminary Plan") for the development of the Initial Improvements, including, without limitation, an area plan showing the proposed

EXHIBIT 10.27

location of the Initial Improvements on the Premises and a detailed description of the proposed uses of the Initial Improvements (which uses shall be consistent with the Permitted Uses). Lessor shall have the right to approve or disapprove the Preliminary Plan in its reasonable discretion. The Preliminary Plan, as so approved by Lessor, shall be herein referred to as the "Approved Development Plan." Lessor shall not have the right to institute an unlawful detainer action or to terminate this Lease as a result of the failure of Lessee to deliver the Preliminary Plan to Lessor in accordance with this Section 7.1(b), but Lessor shall have all other rights and remedies hereunder, at law and in equity for such breach. Nothing contained herein shall be deemed to limit or otherwise affect Lessor's remedies in the event of a breach by Lessee of the covenant contained in Section 7.1(d) below.

   (c) Entitlements. Lessee shall diligently seek to obtain all Entitlements necessary or desirable for the development of the Project as soon as reasonably practicable after the Effective Date; provided, however, that Lessor shall not have the right to institute an unlawful detainer action or to terminate this Lease as a result of the breach by Lessee of the covenant contained in this
Section 7.1(c), but Lessor shall have all other rights and remedies hereunder, at law and in equity for such breach. Nothing contained herein shall be deemed to limit or otherwise affect Lessor's remedies in the event of a breach by Lessee of the covenant contained in Section 7.1(d) below.

   (d) Minimum Initial Improvements. Without limiting the terms of Section 7.1(a) above, within sixty (60) months after the Effective Date, Lessee and any one or more Specific Parcel Lessees shall Substantially Complete, in the aggregate, Buildings containing not less than two hundred thousand (200,000) gross square feet of space (the "Minimum Initial Improvements"); provided, however, that if Lessee and, if applicable, such Specific Parcel Lessees, shall fail to Substantially Complete the Minimum Initial Improvements within the aforesaid sixty (60) month period solely due to Force Majeure Delays, then such period shall be extended on a day-for-day basis equal to the duration of such Force Majeure Delays. The failure of Lessee and the Specific Parcel Lessees, if any, to

EXHIBIT 10.27

substantially complete the Minimum Initial Improvements within the aforesaid time period shall constitute an Event of Default hereunder.

7.2  Operation of Project

   (a) Overview. The Project shall be comprised of one or more buildings containing approximately one million two hundred thousand (1,200,000) gross square feet.

   (b) Utilities, Services, Maintenance and Repairs. At all times during the Term and any holdover period, Lessee shall: (i) be responsible to procure all utilities and other services which in Lessee's discretion may be necessary or desirable in connection with Lessee's use, occupancy and enjoyment of the Premises and the Project (including, without limitation, water, gas, electricity, telephone, communications, cable, janitorial, trash removal, security and landscaping); (ii) keep, maintain and preserve the Premises and the Project in compliance with all Applicable Laws and in a good, safe condition and repair, and fit to be used for its intended use; and (iii) make all necessary repairs, replacements and Alterations (whether structural or nonstructural, foreseen or unforeseen, ordinary or extraordinary) in order to maintain the Project in accordance with the requirements of this Lease and comply with all Applicable Laws. Lessor shall not be obligated to make any repairs, replacements or Alterations of any kind, nature or description whatsoever, and Lessee hereby expressly waives any right to terminate this Lease (except as otherwise provided in Section 17 below) or make repairs at Lessor's expense pursuant to California Civil Code Sections 1932(l), 1941, 1942, or any amended, similar or successor laws. If Lessee fails to maintain or repair the Premises or the Project as required by this Lease, and if such failure is not cured within the applicable time period after notice from Lessor, then Lessor shall have the right, but not the obligation, to enter onto the Premises and perform such maintenance or repair for the account of Lessee, and in such event Lessor shall have no liability to Lessee for any loss or damage to the Premises, the Project or Lessee's personal property, or for any interference with the operation of the Project. If Lessor performs such repairs or maintenance, Lessee shall pay all costs thereof to Lessor on demand as Additional Rent.

EXHIBIT 10.27

    (c) Permits, As-Builts and Other Items. Lessee shall maintain and make available for Lessor's review, inspection and copying at the Premises during regular business hours, copies of all Entitlements, as-built plans for the Improvements (accurate in all material respects), and such other items relating to the Premises or the Project as may be reasonably necessary to confirm Lessee's compliance with the terms of this Lease.

    (d) Entitlements. At its own expense at any time during the Term, Lessee may apply to the City or other appropriate governmental entity for a zoning or general plan classification or modification or variance thereof, site development permit, environmental clearances, or other permits, approvals or other Entitlements consistent with and appropriate to the Permitted Use (collectively, "Entitlements Change"). Lessor hereby covenants that it will, upon the request of Lessee, reasonably cooperate with Lessee in the prosecution of any application for an Entitlements Change. Lessee agrees that it will promptly reimburse Lessor for any out-of-pocket expenses incurred in connection with such cooperation. Lessee shall provide Lessor with not less than thirty
(30) days prior written notice of any requested Entitlements Change and, concurrently with the delivery of such notice, shall furnish Lessor with copies of all applications, site plans, drawings, and other materials relating thereto. To the extent required to obtain an Entitlements Change, Lessee shall have the right to make reasonable and customary dedications of land (including the grant of conservation easements) that do not materially adversely affect the value of the Premises, as reasonably determined by Lessor. If required by the City, Lessor will execute any documents necessary to subject the Premises to such dedications, provided that such documents do not impose any covenants or obligations on Lessor. Lessee shall promptly reimburse Lessor for any out-of-pocket expenses incurred in connection with the review of such documents.

    (e)  Subdivisions; Specific Parcel Leases.
        (i) Lessee contemplates that it may be useful or necessary to further subdivide the land comprising the Premises in connection with development and financing of the Project. Accordingly, subject to the last sentence of this
Section 7.2(e)(i), Lessor agrees to cooperate with Lessee in connection with the preparation, filing and processing, at Lessee's sole cost and expense, of such applications as Lessee may require for approval of either lot line adjustments,

EXHIBIT 10.27

parcel maps or a subdivision map or maps as necessary to cause the Premises to divided into such legal parcels as may be necessary or desirable for Lessee's sale, leasing and financing of the Premises (each a "Parcel" and, collectively, "Parcels"). Lessor shall have the right to approve any lot line adjustments, parcel maps or subdivision maps proposed for the Premises by Lessee, provided that such approval shall not be unreasonably withheld and, in any event, shall be granted if the proposed lot line adjustments, parcel maps or subdivision maps are consistent with the Approved Development Plan.

        (ii) Lessor acknowledges that in connection with Lessee's development of the Premises, Lessee shall have the right to request that Lessor enter into a replacement lease or leases (collectively, "Specific Parcel Leases") so as to divide the leasehold estate arising hereunder into separate and independent leasehold estates pertaining to each of the Parcels, and to concurrently modify this Lease so as to remove from the Premises demised hereunder the Parcels which are covered by the Specific Parcel Leases. The Specific Parcel Leases shall be subject to the following terms and conditions:

           (A) No more than three (3) Specific Parcel Leases (in addition to this Lease) shall be created during the Term (including any Renewal Term) of this Lease.

           (B) The Specific Parcel Leases shall be in form and substance equivalent to this Lease, except that such leases shall be modified so that (1) the Annual Base Rent will be prorated based on the ratio that the aggregate gross square footage of Buildings permitted to be constructed on the applicable Parcel pursuant to Entitlements issued by the City bears to the aggregate square footage of Buildings permitted to be constructed pursuant to such Entitlements on the entire Premises (the "Entitlement Ratio"), (2) the term "Premises" shall be modified to refer to the land that comprises the applicable Parcel or Parcels, (3) each Specific Parcel Lease shall require the lessee thereunder to be responsible only for those Impositions and Project Costs that pertain to the applicable Parcel, and (4) unless Lessee so desires (and subject to the limitations set forth in Section 7.2(e)(ii)(A) above), no Specific Parcel Lessee shall be entitled to further bifurcate the premises demised under its Specific Parcel Lease so as to create additional Specific Parcel Leases. Except with respect to access and utility easements (and other restrictions that run for the benefit of or burden the respective Parcels, if any) which are required

EXHIBIT 10.27

by the City or other applicable governmental authorities in connection with subdivision of the Premises into separate Parcels, each Specific Parcel Lease shall be independent of all other Specific Parcel Leases. As between Lessor and Lessee, Lessee shall have the right to allocate to the Parcels and to the lessee of any Specific Parcel Lease (each, a "Specific Parcel Lessee") responsibility for completing or paying for the cost of onsite and offsite improvements and other infrastructure required in order to subdivide the Premises into separate Parcels or to obtain Entitlements Changes for such Parcels.

           (C) Lessor shall have the right to approve the location and configuration of each Parcel subject to a Specific Parcel Lease, and any easements and covenants, conditions and restrictions to be imposed on any Parcels or any remaining portion of the Premises in connection with the creation of the Specific Parcel Leases.

           (D) The Lessee under each Specific Parcel Lease shall be a Qualified Transferee who, except to the extent that the portion of the Premises to be covered by any such Specific Parcel Lease has previously been developed in accordance with this Lease, is prepared to commence construction of one or more Buildings on the applicable Parcel or Parcels within a reasonable period after execution of the Specified Parcel Lease, taking into account the time required to obtain building permits and other governmental approvals required for the construction of Building(s) on such Parcel(s).

           (E) No Specific Parcel Lease shall be permitted or created until Lessee has obtained a site development permit required from the City or any other governmental authority for the development of the Initial Improvements on the Premises (collectively, the "Discretionary Approvals").

           (F) Each Specific Parcel Lease shall be coterminous with this Lease, and shall contain renewal options providing for renewal terms that coincide and are coterminous with the Renewal Terms under this Lease. Each Specific Parcel Lease shall contain an option to purchase the applicable Parcel or Parcels covered by such Specific Parcel Lease on the terms and conditions set forth in
Section 18 below; provided, however, that (1) if one Person is the Lessee under two or more Specific Parcel Leases, such Person shall be entitled to exercise an option to purchase contained in any Specific Parcel Lease only if it concurrently and validly exercises the

EXHIBIT 10.27

options to purchase contained in all of its Specific Parcel Leases, and (2) the Option Purchase Price for each Parcel shall be equal to the greater of (a) the Fair Market Value of the Parcel as of the date Lessor receives the applicable Purchase Notice, as determined pursuant to Section 20, or (b) a prorata portion of the Initial Investment Amount based on the Entitlement Ratio.

           (G) The Parcel or Parcels to be covered by a Specific Parcel Lease, as well as the portion of the Premises remaining subject to this Lease, must each constitute a separate legal lot or parcel and comply in all respects with all applicable subdivision and lot split laws and ordinances. Prior to the creation of a Specific Parcel Lease, Lessee shall deliver to Lessor an ALTA survey reasonably acceptable to Lessor depicting the Parcel or Parcels to be affected by such Specific Parcel Lease, any other Parcels previously made subject to Specific Parcel Leases and the remaining portion of the Premises subject to this Lease.

           (H) The bifurcation of the applicable Parcel or Parcels from the Premises demised under this Lease must not impair the ability or the right of the Premises remaining subject to this Lease or any Parcels previously made subject to Specific Parcel Leases to be served by all necessary utilities, including water, sewer, power, and all additional utilities required for the proper development of the Project in accordance with the Approved Development Plan.

           (I) The bifurcation of the applicable Parcel or Parcels from the Premises demised under this Lease must not result in the loss by the Premises remaining subject to this Lease or any Parcels previously made subject to Specific Parcel Leases of reasonable access to a public street or the use of any other necessary easements.

           (J) At the option of Lessor, Title Company or another title insurance company selected by Lessor shall provide such endorsements to Lessor's Owner's Policy as Lessor shall reasonably request in connection with the modification of this Lease and the creation of the Specific Parcel Leases.

           (K) No Event of Default (or event or condition which with the giving of notice or the passage of time, or both would constitute an Event of Default) shall be occurring hereunder

EXHIBIT 10.27

either at the time Lessee requests Lessor's consent to the creation of a Specific Parcel Lease or on the commencement date of such Specific Parcel Lease.

           (L) Concurrently with the execution of a Specific Parcel Lease in accordance with the requirements of this Section 7.2(e)(ii), Lessee shall be released from all obligations hereunder relating to the applicable Parcel or Parcels covered by such Specific Parcel Lease and accruing from and after the commencement date thereof.

           (M) Lessee will pay all costs and expenses incurred in connection with the modification of this Lease and the creation of any Specific Parcel Lease, including, without limitation, recording fees, premiums for title insurance endorsements, and legal fees and disbursements.

        (iii) The parties acknowledge that the ratio that the gross floor area of improvements that may be constructed on the Premises bears to the area comprising the Premises ("FAR") under the existing zoning is 0.35 to 1.0 (the "Base FAR"). Lessee desires to seek permission from the City to obtain an Entitlements Change that would permit Lessee to construct, on a portion of the Premises, Improvements that may exceed the Base FAR, and Lessor hereby consents thereto, provided that no such increase shall result in any portion of the Premises having an FAR of less than 0.30 to 1.0.

    7.3 Performance of Buyer Obligations and Enforcement of Post-Closing Seller Obligations Under Purchase Agreement

    (a) Notwithstanding the assignment of the Purchase Agreement to Lessor pursuant to the Assignment Agreement, Lessee shall retain full responsibility for and shall perform or cause to be performed in a timely manner in accordance with the terms of the Purchase Agreement each and every obligation of the buyer thereunder (the "Buyer"), whether arising prior to, on or after the Effective Date, excluding only the obligation of the Buyer to purchase the Premises and pay the Purchase Price (as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement. Without limiting the generality of the foregoing, Lessee shall retain full responsibility for (i) the timely performance of all indemnity obligations of the Buyer contained in the Purchase Agreement or in any other document or agreement executed by Lessee or Lessor, in its capacity as Buyer, in connection with the transaction contemplated under the Purchase

EXHIBIT 10.27

Agreement and (ii) the covenants and obligations of the Buyer contained in Sections 6.2(d), 6.6, 6.8, 6.9, 9.1 and 9.2 of the Purchase Agreement (collectively, the "Buyer Obligations"). Lessee shall indemnify, defend and hold Lessor and the Lessor Indemnitees harmless from and against any and all claims, damages, losses, liabilities and costs (including, without limitation, attorneys' fees, costs and disbursements) arising from or relating in any manner, directly or indirectly, in whole or in part, to the failure of Lessee to fully perform the Buyer Obligations in accordance with the terms of the Purchase Agreement.

    (b) In addition to the covenants set forth in Section 7.3(a) above, Lessee shall take all actions necessary to enforce the performance of the obligations of Seller under the Purchase Agreement to be performed from and after the Effective Date, including, without limitation, the obligations of Seller contained in Sections 6.1(d), 6.1(e), 6.1(f), 6.7 and 9.3(c) of the Purchase Agreement (collectively, the "Seller Post-Closing Obligations"). If for any reason whatsoever Seller fails to perform the obligations set forth in Sections 6.1(d), 6.1(e) or 6.1(f) of the Purchase Agreement in accordance with the terms and provisions thereof, then Lessee shall perform or cause such obligations to be performed prior to the commencement of construction of the Initial Improvements. Lessee shall indemnify, defend and hold Lessor and the Lessor Indemnitees harmless from and against any and all claims, damages, losses, liabilities and costs (including, without limitation, attorneys' fees, costs and disbursements) arising from or relating in any manner, directly or indirectly, in whole or in part, to the failure of Lessee to fully perform its obligations set forth in this Section 7.3(b).

    7.4  Improvements and Alterations

    (a) Initial Improvements. The Initial Improvements shall be designed and constructed in accordance with the terms and conditions set forth in Exhibit C attached hereto.

    (b) Alterations. Alterations shall be designed and constructed, if at all, in accordance with the terms and conditions set forth in Section 11 below.

    (c) Title to Improvements. Title to the Improvements shall be and remain in Lessee until the Termination Date, at which time title shall automatically pass to Lessor as provided in Section 8.2(a) below. The Improvements shall continue to have the character of real property

EXHIBIT 10.27

notwithstanding that they are separate in title from the Premises, and the Improvements shall not be transferred separate and apart from a Transfer of Lessee's leasehold interest in the Premises. Any other purported Transfer shall be void and of no effect. Lessee may not remove any of the Improvements from the Premises except in accordance with Sections 11 and 17.

    (d) Depreciation of Improvements. During the Term of this Lease, Lessee shall have the sole right to claim any available depreciation and other tax benefits with regard to the Improvements and the operation of the Project.

8.  Surrender

    8.1  Project Surrender

    On the Expiration Date, the Premises and the Improvements shall be surrendered to Lessor free and clear of all tenancies, occupancies and other rights of any third parties, whether pursuant to written or oral agreements of any nature or otherwise (except only those rights and obligations contained in or created by the Permitted Exceptions), or any public agencies with jurisdiction (except those rights and obligations contained in or created by the Permitted Exceptions or that arise under Applicable Laws or under any Entitlements that are consented to in writing by Lessor), any Lenders, suppliers or equipment lessors, and any service providers or other third parties.

    8.2  Surrender

    (a) Condition of Premises on Surrender. On the Termination Date, Lessee shall peaceably quit and surrender the Premises and the Project to Lessor. Lessee shall leave the Premises and Improvements in their "as-is" condition, subject, however, to Lessee's obligations to maintain, repair and restore the Premises in accordance with and to the extent set forth in Section 7.2 above and Sections 17.3 and 17.4 below. Lessee shall deliver the Premises and Improvements to Lessor free and clear of all liens created or suffered by, under or through Lessee, excepting only the Permitted Exceptions. On the Termination Date, all of Lessee's rights, title and interest in and to the Premises and Improvements shall automatically be deemed transferred to and shall vest in Lessor, without payment of any additional consideration therefor

EXHIBIT 10.27

by Lessor, free of any right, title, claim or interest therein on the part of Lessee or any other Persons claiming by, through or under Lessee.

    (b) Delivery of Documents, etc. Lessee shall deliver to Lessor on the Termination Date:

        (i) Such documents, assignments, instruments and conveyances as Lessor may request to confirm and implement the termination of all of Lessee's right, title and interest in and to the Premises and the Project, and the transfer of full, lien-free title to the Improvements (subject to the Permitted Exceptions), to Lessor as provided herein;

        (ii) All Entitlements, Plans, surveys and other documents, and all keys and other items of personal property in Lessee's possession or control, that relate to or are necessary for the operation or occupancy of the Premises or the Project; and

        (iii) An amount equal to any Impositions and other Project Costs which have accrued as of the Termination Date, prorated to the Termination Date.

   If this Lease is terminated early due to an Event of Default, Lessee also shall deliver:

   An assignment of Lessee's interest in all Subleases and such other assignable contracts and property rights relating to the Premises or the ownership, operation, management, maintenance or leasing of the Project or any part thereof, but only to the extent expressly requested by Lessor in its sole discretion or to the extent that Lessor has otherwise agreed under the terms of this Lease to recognize and keep in force such Subleases, assignable contracts and property rights following a termination of this Lease. Such assignment shall include: (A) Lessor's assumption of all obligations of Lessee thereunder accruing on and after the Termination Date (or, if Lessee holds over, the Surrender Date); and (B) Lessee's indemnification of Lessor for the performance and payment of any obligations of Lessee thereunder accruing prior to the Termination Date (or, if Lessee holds over, the Surrender Date).

    (c) Lessor as Lessee's Attorney in Fact. Lessee hereby constitutes and appoints Lessor as its true and lawful attorney-in-fact, with full power of substitution and resubstitution, and with full power and authority to execute, acknowledge and deliver any instruments referred to in this
Section 8.2 in the name and on behalf of Lessee which the attorney-in-fact shall deem necessary

EXHIBIT 10.27

to transfer and convey to Lessor all of Lessee's right, title and interest in and to the Premises and the Project in accordance with this Section 8.2, and Lessee hereby further authorizes such attorney-in-fact to take any further action which the attorney-in-fact may consider necessary or advisable in connection with the foregoing. The power of attorney granted pursuant to the immediately preceding sentence is a special power of attorney, coupled with an interest, and shall be irrevocable. All parties dealing with the attorney-in-fact, including, without limitation, any title company insuring title to the Premises or the Project and any bank, depository, trustee or other financial institution holding deposits, rents or other funds described in, or connected with any contracts or agreements described in, this Section 8.2, may fully rely on the power and authority of the attorney-in-fact to do any and all things described in this power of attorney.

    (d) Lessee Indemnity. Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, damages, losses, liabilities and costs (including, without limitation, attorneys' fees, costs and disbursements) arising directly or indirectly, in whole or in part, out of any failure by Lessee to surrender the Premises or the Project to Lessor on the Termination Date. Except for those agreements to which Lessor is a party or which it expressly assumes in accordance with this Lease, as of the Termination Date, neither Lessor, the Premises nor the Project shall have any obligations or liabilities with respect to any contracts, agreements or other obligations of Lessee or anyone claiming under Lessee, except as and to the extent required to be assigned by Lessee to Lessor pursuant to the last paragraph of Section 8.2(b), and Lessee shall have the obligation to terminate or settle any and all such contracts, agreements or other obligations that are not so assigned.

8.3  Holding Over

   If Lessee remains in possession of all or any part of the Premises or the Project after the Termination Date with Lessor's prior written consent: (a) Lessee's occupancy of the Premises shall be deemed a month-to-month tenancy (not a renewal or extension of the Term), terminable by either party upon thirty (30) days' written notice to the other; (b) unless otherwise hereafter agreed in writing by Lessor and Lessee, the Annual Base Rent during the holdover period shall be one hundred thirty percent (130%) of the Annual Base Rent in effect during the last month of the Term (and Lessor's acceptance of Rent without all or any part of the thirty percent (30%)

EXHIBIT 10.27

increase shall not be deemed or construed as a waiver by Lessor of its right to collect the entire thirty percent (30%) increase in Rent); and (c) Lessee's use of the Premises otherwise shall be subject to all applicable terms and conditions of this Lease (except Lessee shall have no right to exercise any Renewal Option) as if the Term had not expired or this Lease had not been terminated, as the case may be. Nothing in this Section 8.3 shall be deemed or construed as a consent by Lessor to any holding over by Lessee. If Lessee remains in possession of all or any part of the Premises or the Project after the Termination Date without Lessor's prior written consent: (i) all revenues, receipts and rents otherwise payable to Lessee of or from the Premises or the Project and allocable to such period shall be the sole property of Lessor; (ii) Lessee's occupancy of the Premises shall be solely as a tenant at sufferance and no notice of termination shall be necessary in order to recover possession;
(iii) Lessee's use of the Premises otherwise shall be subject to all applicable terms and conditions of this Lease (except Lessee shall have no right to exercise any Renewal Option); and (iv) in addition to such other remedies as may be available to Lessor at law or in equity, Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, damages, losses, liabilities and costs arising from or related to Lessee's continued possession, including, without limitation, attorneys', brokers' and consultants' fees, costs and expenses, and damages arising from Lender's inability to relet or deliver the Premises to a succeeding tenant.

9.  Security for Performance of Lease Obligations

    9.1  Letter of Credit

    (a) Concurrently with the execution of this Lease and the acquisition of the Premises by Lessor under the Purchase Agreement, Lessee shall deliver to Lessor, at Lessee's sole cost and expense, the Letter of Credit described below, and complying with the requirement of Section 9.1(d) below, in the initial amount of Ten Million Dollars ($10,000,000) (the "LC Face Amount") as security for the performance of all of Lessee's covenants and obligations under this Lease. Lessee understands and agrees that neither the Letter of Credit nor any Letter of Credit Proceeds (as defined below) shall be deemed an advance rent deposit or an advance payment of any other

EXHIBIT 10.27

kind, or a measure of Lessor's damages upon a default on the part of Lessee. Subject to Section 9.1(c) below, the Letter of Credit shall be maintained in effect from the date hereof through the date that is sixty (60) days after the Expiration Date (the "LC Termination Date"). On the LC Termination Date, Lessor shall return to Lessee the Letter of Credit and any Letter of Credit Proceeds then held by Lessor (other than those Letter of Credit Proceeds Lessor is entitled to retain under the terms of this Section 9.1(a)); provided, however, that in no event shall any such return be construed as an admission by Lessor that Lessee has performed all of its obligations hereunder. Lessor shall not be required to segregate the Letter of Credit Proceeds from its other funds and no interest shall accrue or be payable to Lessee with respect thereto. Lessor may (but shall not be required to) draw upon the Letter of Credit and use the proceeds therefrom (the "Letter of Credit Proceeds") or any portion thereof (i) to the extent necessary to (A) cure any Event of Default by Lessee under this Lease and to compensate Lessor for any loss or damage Lessor incurs as a result of such Event of Default, and (B) reimburse Lessor for the payment of any amount which Lessor may for any other purpose spend or be required to spend by reason of an Event of Default on the part of Lessee, and
(ii) for any other purpose authorized by this Lease, it being understood that any such draw upon the Letter of Credit or use of the Letter of Credit Proceeds shall not constitute a bar or defense to any of Lessor's remedies under this Lease, at law or in equity. In such event and upon written notice from Lessor to Lessee specifying the amount of the Letter of Credit Proceeds so utilized by Lessor and the particular purpose for which such amount was applied, Lessee shall promptly deliver to Lessor an amendment to the Letter of Credit or a replacement Letter of Credit in an amount equal to the LC Face Amount or Augmented LC Amount then required to be maintained hereunder. Lessee's failure to deliver such replacement Letter of Credit to Lessor within fifteen (15) days of Lessor's notice shall constitute an immediate Event of Default hereunder. In the event Lessor transfers its interest in this Lease, Lessor shall transfer the Letter of Credit and any Letter of Credit Proceeds then held by Lessor to Lessor's successor in interest, and thereafter Lessor shall have no further liability to Lessee with respect to such Letter of Credit or Letter of Credit Proceeds.

EXHIBIT 10.27

    (b) Notwithstanding the terms of Section 9.1(a) above, Lessee shall be required to increase the LC Face Amount to Thirty-Five Million Dollars ($35,000,000) (the "Augmented LC Amount") on the terms and conditions set forth below:

        (i) In the event that (A) Lessee does not complete an initial public offering of its equity securities (specifically excluding, however, any straight or convertible debt offering, any other form of debt or any securities that have a "put" feature exercisable by the holder thereof or any other characteristics of debt, as reasonably determined by Lessor) pursuant to which Lessee actually raises minimum Net Proceeds of One Hundred Fifty Million Dollars ($150,000,000.00) (a "Qualifying IPO") on or before December 31, 2000 (the "Outside Initial IPO Date"), or (B) during any thirty (30) day period during the period commencing on the Effective Date and ending on the earlier of the closing of the Qualified IPO or the Outside Initial IPO Date (the "Minimum Available Cash Period"), Lessee has less than Seventy Five Million Dollars ($75,000,000.00) in Available Cash, then Lessee shall increase the LC Face Amount to the Augmented LC Amount; and

        (ii) If Lessee completes a Qualifying IPO within the time period provided in subsection (i) above, but does not, on or before December 21, 2001 (the "Outside Secondary Offering Date"), (A) complete a secondary public or private offering of its equity securities (specifically excluding, however, any straight or convertible debt offering, any other form of debt or any securities that have a "put" feature exercisable by the holder thereof or any other characteristics of debt, as reasonably determined by Lessor) (a "Secondary Offering") pursuant to which Lessee actually raises minimum Net Proceeds which, combined with the actual Net Proceeds generated by the Qualifying IPO, total Three Hundred Million Dollars ($300,000,000.00) (a "Qualifying Secondary Offering"), and (B) commence actual physical construction of Qualifying Buildings on the Premises in full compliance with the terms and conditions of Exhibit C hereto, and provide to Lessor evidence of the availability of financing sufficient in the aggregate to pay the total costs of such construction (together with a contingency in an amount reasonably acceptable to Lessor) (collectively, the "Construction Costs"), then

EXHIBIT 10.27

Lessee shall increase the LC Face Amount to the Augmented LC Amount; for purposes of the foregoing clause (B), Lessee shall be deemed to have commenced physical construction of the Qualifying Buildings only if Lessee has completed grading of the applicable sites, has poured the slabs for the foundations of the Buildings and has demonstrated to Lessor's reasonable satisfaction that financing is in place sufficient to pay in full the Construction Costs of the Qualifying Buildings;

        (iii) If Lessee satisfies the condition set forth in clause (A) of subsection (ii) above but fails to commence actual physical construction of Qualifying Buildings in accordance with clause (B) of said subsection (ii) on or before the Outside Secondary Offering Date, then Lessee shall increase the LC Face Amount to the Augmented LC Amount as required herein; provided, however, that if Lessee's failure to commence such physical construction on or before the Outside Secondary Offering Date is due to Force Majeure Delays, and if, notwithstanding such Force Majeure Delays, Lessee actually commences physical construction of Qualifying Buildings on the Premises in full compliance with the terms and conditions of Exhibit C hereto on or before the earlier of (y) June 21, 2002, or (z) the expiration date of the first Discretionary Approval for the Qualifying Buildings to expire, and provided that no Event of Default or Potential Default is then occurring hereunder, Lessee shall have the right to reduce the Augmented LC Amount to the LC Face Amount. If an Event of Default or Potential Default is occurring hereunder at the time Lessee seeks to reduce the amount of the Letter of Credit, then Lessee's right to so reduce the Letter of Credit shall be suspended until the Event of Default or Potential Default has been fully cured or waived by Lessor in writing; and

        (iv) If Lessee (A) satisfies the conditions set forth in subsection 9.1(b)(ii) above within the time periods set forth therein, or (B) fails to commence actual physical construction of Qualifying Buildings in accordance with clause (B) of said subsection 9.1(b)(ii) on or before the Outside Secondary Offering Date due to Force Majeure Delays, but thereafter commences such construction on a timely basis pursuant to subsection (iii) above, and if, in either case, (1) construction of the Qualifying Buildings is not thereafter carried on diligently (excluding any Force Majeure Delays), or (2) Lessee fails to Substantially Complete the Qualifying Buildings within eighteen (18) months after the commencement of construction thereof, then Lessee shall increase the LC Face Amount to the Augmented LC Amount; provided, however, that if Lessee

EXHIBIT 10.27

fails to Substantially Complete the Qualifying Buildings within the aforesaid eighteen (18) month period due to Force Majeure Delays, then such period shall be extended on a day-for-day basis equal to the duration of such Force Majeure Delays.

    If Lessee is required to increase the LC Face Amount to the Augmented LC Amount pursuant to this Section 9.1(b), then Lessee shall deliver to Lessor an amendment to the Letter of Credit or a replacement Letter of Credit in an amount equal to the Augmented LC Amount and otherwise satisfying the requirements of this Section 9.1, said amendment or replacement Letter of Credit to be delivered to Lessor within ten (10) Business Days after (i) the occurrence of the event triggering the requirement for the increase in the LC Face Amount, if the increase is required as the result of the failure of Lessee to complete a Qualifying IPO or a Qualifying Secondary Offering on a timely basis in accordance with clauses (i)(A) and (ii)(A) of this Section 9.1(b) or to satisfy the requirement with respect to Available Cash set forth in clause (i)(B) of
Section 9.1(b), or (ii) written notice from Lessor, if the increase is required as the result of the events described in clause (ii)(B) of Section 9.1(b) or clauses (iii)(A) or (B) of said Section 9.1(b).

    (c) Notwithstanding the terms of Sections 9.1(a) and 9.1(b) above, Lessee shall be entitled to reduce the then-current LC Face Amount or Augmented LC Amount, as applicable, from time to time as Lessee constructs Buildings on the Premises, all on the terms and subject to the conditions set forth in subsections (i) through (iii) below:

        (i) Concurrently with the commencement of construction of each Building on the Premises, Lessee shall have the right to reduce the then-current LC Face Amount or Augmented LC Amount, as applicable, by the applicable Reduction Amount for such Building. For purposes of this clause (i), the following terms shall have the meanings set forth below:

EXHIBIT 10.27

           (A) "Aggregate Permitted Square Footage" means the greater of one million two hundred thousand (1,200,000) gross square feet or the aggregate gross square footage of Buildings permitted to be constructed on the Premises pursuant to Entitlements issued by the City as of the first date on which Lessee is entitled to reduce the LC Face Amount.

           (B) "Applicable Percentage" means, with respect to any Building, the ratio (expressed as a percentage) that the gross square footage of such Building bears to the Aggregate Permitted Square Footage. By way of example only, if the Aggregate Permitted Square Footage is one million two hundred thousand (1,200,000) square feet, and if Lessee is commencing construction of a Building containing a total of one hundred twenty thousand (120,000) square feet, the Applicable Percentage of such Building shall be ten percent (10%).

           (C) "Original LC Face Amount" means Ten Million Dollars ($10,000,000); provided, however, that if Lessee is required to increase the LC Face Amount to the Augmented LC Amount pursuant to Section 9.1(b) above, then the "Original LC Face Amount" shall be deemed to be Thirty-Five Million Dollars ($35,000,000).

           (D) "Reduction Amount" means, with respect to any Building, an amount equal to such Building's Applicable Percentage of the Original LC Face Amount. An example of the calculation contemplated under this Section 9.1(c) is set forth on Exhibit D hereto.

        (ii) If Lessee commences construction of any Building and reduces the LC Face Amount or Augmented LC Amount, as applicable, concurrently therewith as contemplated under subsection (i) above, and if Lessee does not thereafter Substantially Complete such Building within eighteen (18) months after the commencement of construction thereof, then Lessee shall be required to restore the LC Face Amount or Augmented LC Amount, as applicable, to the amount that would be in place if such reduction had not occurred; provided, however, that

EXHIBIT 10.27

Lessee shall be entitled to again reduce the LC Face Amount or Augmented LC Amount, as applicable (as restored pursuant to the foregoing clause) at such time as Lessee actually Substantially Completes such Building.

           (iii) Notwithstanding the terms of subsections (i) and (ii) immediately above, if an Event of Default or Potential Default is occurring hereunder at the time Lessee is entitled to reduce the amount of the Letter of Credit, then Lessee's right to so reduce the Letter of Credit shall be suspended until the Event of Default or Potential Default has been fully cured or waived by Lessor in writing.

        (d) As used herein, Letter of Credit shall mean an unconditional, standby irrevocable letter of credit (herein referred to as the "Letter of Credit") issued by the New York City or San Francisco Bay Area office of a financial institution with a minimum capital and earned surplus of Five Hundred Million Dollars ($500,000,000.00) (the "Capital Requirement") and otherwise satisfactory to Lessor (the "LC Issuer"), naming Lessor as beneficiary, in the amount of the LC Face Amount or Augmented LC Amount, as applicable, and otherwise in form and substance reasonably satisfactory to Lessor. In addition to the foregoing, if the interest of Lessor in and to the Premises and under this Lease shall at any time be securitized or if any Fee Mortgage shall be securitized, then the Letter of Credit shall comply with such additional reasonable requirements as may be imposed from time to time by any rating agency involved in the securitization of such interest or Fee Mortgage (collectively, "Rating Agency Requirements"). Lessor shall have the right to require Lessee to replace the Letter of Credit with a Letter of Credit issued by another issuer which meets the Capital Requirement if at any time the then-current LC Issuer's minimum capital and earned surplus falls below the amount required to satisfy the Capital Requirement. Lessor shall additionally have the right to require Lessee to modify or amend the Letter of Credit from time to time to satisfy any Rating Agency Requirements. Lessee's failure to deliver any such replacement or modified Letter of Credit to Lessor within twenty (20) days of Lessor's notice shall constitute an immediate Event of Default. The Letter of Credit shall be for a minimum one-year term and shall provide: (i) that Lessor may make partial and multiple draws thereunder, up to the face amount thereof, (ii) that Lessor may draw
-------------------------------------------------------------------------------

EXHIBIT 10.27

upon the Letter of Credit up to the full amount thereof and the LC
Issuer will pay to Lessor the amount of such draw upon receipt by the LC Issuer of a sight draft signed by Lessor and accompanied by a written certification from Lessor to the LC Issuer stating that: (A) an Event of Default has occurred and is continuing under this Lease and any applicable grace period has expired, or Lessor is otherwise entitled to draw upon the Letter of Credit pursuant to the terms of this Lease, or (B) Lessor has not received notice from the LC Issuer at least thirty (30) days prior to the then current expiry date of the Letter of Credit that the Letter of Credit has been renewed by the LC Issuer for at least one (1) year beyond the relevant annual expiration date or, in the case of the last year of the Term, sixty (60) days after the Expiration Date, together with a replacement Letter of Credit or a modification to the existing Letter of Credit effectuating such renewal, and Lessee has not otherwise furnished Lessor with a replacement Letter of Credit as hereinafter provided; and (iii) that, in the event of Lessor's assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Lessor, without recourse and without the payment of any fee or consideration, to the assignee or transferee of such interest and the LC Issuer shall confirm the same to Lessor and such assignee or transferee. In the event that the LC Issuer shall fail to (y) notify Lessor that the Letter of Credit will be renewed for at least one (1) year beyond the then applicable expiration date (or, in the case of the last year of the Term, sixty (60) days after the Expiration Date), and
(z) deliver to Lessor a replacement Letter of Credit or a modification to the existing Letter of Credit effectuating such renewal, and Lessee shall not have otherwise delivered to Lessor, at least thirty (30) days prior to the relevant annual expiration date, a replacement Letter of Credit in the amount required hereunder and otherwise meeting the requirements set forth above, or if Lessee shall otherwise fail to deliver to Lessor a replacement Letter of Credit whenever required under this Section 9.1, then Lessor shall be entitled to draw on the Letter of Credit as provided above, and shall hold the proceeds of such draw as Letter of Credit Proceeds pursuant to Section 9.1(a) above.

10.  Insurance and Indemnity

   10.1  Required Insurance

   At all times during the Term and any holdover period, at its sole cost and expense, Lessee shall obtain and keep in force for the benefit of Lessee and Lessor as their respective interests may appear insurance against such risks and in such amounts as Lessor or any Fee Lender may

EXHIBIT 10.27

require from time to time, or such greater amounts or additional risks as are required under any Leasehold Mortgage. Without limiting the generality of the foregoing, Lessee shall obtain and keep in force the following minimum levels of insurance:

    (a) Property Insurance. From and after the commencement of construction of any Improvements on the Premises and thereafter at all times during the Term, Lessee shall maintain property insurance for the perils covered by a standard fire insurance policy, extended coverage perils, smoke damage, vandalism, malicious mischief, sprinkler leakage, boiler, machinery and pressure vessel, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles, smoke and earthquake, in an amount equal to the then-applicable Full Insurable Replacement Value. Lessee shall determine the proper deductible under each property insurance policy consistent with Lessee's prudent business judgment. All such policies shall specify that proceeds shall be payable whether or not any Improvements are actually rebuilt, and shall include a "guaranteed amount" or "stipulated amount" endorsement of coverage in lieu of a coinsurance provision under the policy.

   "Full Insurable Replacement Value" means one hundred percent (100%) of the actual cost to replace the Improvements (without deduction for depreciation but with standard exclusions such as foundations, excavations, paving and landscaping, as applicable to specific perils), including the costs of demolition and debris removal, an increased cost of construction endorsement and, in the case of builders risk insurance, materials and equipment not in place but in transit to or delivered to the Premises. The Full Insurable Replacement Value initially shall be determined at Lessee's expense by an appraiser selected by Lessee and reasonably approved by the insurer(s) and Lessor. The Full Insurable Replacement value shall be increased from time to time as construction of Improvements progresses on the Premises. Thereafter, at each annual renewal, the Full Insurable Replacement Value shall be raised by an amount not less than the percentage increase in construction costs in the region for the previous twelve (12) month period as reflected in the Marshall & Swift West Coast Cost Index (or a successor index reasonably acceptable to Lessor) using the Trend Multiplier for the San Francisco Area. Lessor or Lessee may at any time, but not more frequently than once in any three year period by written notice to the other, require the Full Insurable Replacement Value to be redetermined, at Lessee's expense, by an appraiser selected by Lessee and reasonably approved by the insurer(s) and Lessor.

EXHIBIT 10.27

    (b) Business Interruption Insurance. Lessee shall maintain insurance against loss of income, including loss of rental income from the Project, under a business interruption and extra expense policy covering risk of loss due to the perils insured against under Section 10.1(a) above, in an amount sufficient to cover at least twelve (12) months of Rent that would be payable to Lessor pursuant to Section 4 or Section 17.

    (c) Worker's Compensation and Employer's Liability Insurance. Lessee shall maintain worker's compensation insurance in the amounts and coverages required under worker's compensation, disability and similar employee benefit laws applicable to Lessee or the Project, and employer's liability insurance, with limits of not less than One Million Dollars ($1,000,000.00) for bodily injury by accident and One Million Dollars ($1,000,000.00) for bodily injury by disease, or such higher amounts as may be required by law.

    (d) General Liability. Lessee shall maintain comprehensive or commercial general liability insurance, through one or more primary and umbrella or excess coverage liability policies as determined by Lessee, insuring against claims for bodily injury or property damage occurring on or about the Premises or the Project, or the streets, curbs or sidewalks adjoining the Premises, with coverage limits of not less than Ten Million Dollars ($10,000,000.00), combined single limit and annual aggregate for the Project.

   The general liability insurance shall: (i) delete any employee exclusion on personal injury coverage; (ii) include employees as additional insureds; (iii) provide for broad form blanket contractual coverage, including, without limitation, coverage for Lessee's indemnification obligations under this Lease for bodily injury, death and/or property damage (provided that Lessee's liability under any such indemnification obligations shall not be limited to the amount of insurance so carried by Lessee); (iv) provide Products and Completed Operations and Independent Contractors coverage and Broad Form Property Damage liability coverage without exclusions for collapse, explosion, demolition, underground coverage and excavating, including blasting; (v) provide liability coverage on all mobile equipment used by Lessee; and (vi) include a cross-liability endorsement (or provision) permitting recovery with respect to claims of one insured against another. The general liability insurance coverage shall insure against any and all claims for bodily injury, including death resulting therefrom, and damage to or destruction of

EXHIBIT 10.27

property of any kind whatsoever and to whomever belonging and arising from Lessee's operations hereunder, and whether arising from acts or omissions of Lessee, any of Lessee's officers, directors, partners, members, agents or employees, contractors, subcontractors, any other person or entity for whom Lessee may be responsible, or any additional insureds.

    (e) Automobile Liability. Lessee shall maintain automobile liability insurance, through one or more primary and umbrella policies, providing aircraft liability coverage, if applicable, and automobile liability coverage for owned, non-owned and hired vehicles, with coverage limits of not less than Five Million Dollars ($5,000,000.00), combined single limit and annual aggregate.

    (f) Builder's Risk. During the course of construction of any Alterations, Lessee shall maintain or cause the construction manager or general contractor to maintain comprehensive "all risk" builder's risk insurance, including vandalism and malicious mischief, covering all Improvements in place on the Premises, all materials and equipment stored at the Premises or an off-site storage facility and furnished under contract, and all materials and equipment that are in the process of fabrication at the premises of any third party or that have been placed in due course of transit to the Premises or an off-site storage facility when such fabrication or transit is at the risk of, or when title to or an insurable interest in such materials or equipment has passed to, Lessee or its construction manager, contractors or subcontractors (excluding any construction managers', contractors' and subcontractors' tools and equipment, and property owned by the employees of the construction manager, any contractor or any subcontractor), such insurance to be written on a completed value basis in an amount not less than the full estimated replacement value of the Alterations.

    (g) Environmental Insurance. A policy of environmental insurance in substantially the form of American International Specialty Lines Insurance Company's form of Pollution Legal Liability Select Policy (form 72187 (11/98)), as amended by the terms of the Pollution Legal Liability Indication Binder Confirmation, Policy Number PLS808-6918, dated June 20, 2000.

    (h) Required Coverage. Lessee shall maintain all other insurance that Lessee is required to maintain under Applicable Laws or the terms of any Leasehold Mortgage.

EXHIBIT 10.27

    10.2  Policy Form and General Requirements
    (a) All of the insurance required under this Lease, and all renewals thereof, shall be issued by one or more companies of recognized responsibility admitted to sell insurance in California with a financial rating of at least Class A:X (or its equivalent successor) in the most recent edition of Best's Insurance Reports (or its equivalent successor, or, if there is no equivalent successor, an insurance rating service otherwise reasonably acceptable to Lessor). The proceeds of property and builder's risk policies of insurance required hereunder shall be payable in accordance with and subject to the terms of Section 17 below, and any loss adjustment or disposition of insurance proceeds by the insurer shall require the written consent of both Lessor and Lessee. All property insurance hereunder shall name Lessor as a loss payee, as its interests may appear, and all liability insurance policies shall name as additional insureds, with respect to any liability arising out of or relating to the ownership, maintenance, operation, occupancy or use of the Premises or the Project, all Lessor Indemnitees and such other parties as Lessor may request. Any deductibles or self-insurance retentions for insurance required to be carried by Lessee pursuant to this Section 10 shall be subject to Lessor's prior written approval. All deductibles and self-insurance retentions shall be paid by Lessee. All insurance of Lessee shall be primary coverage, and any insurance carried by Lessor shall be excess and non-contributory with Lessee's insurance.

    (b) All policies provided for herein shall provide expressly that such policies shall not be canceled, terminated or altered without thirty (30) days' prior written notice to Lessor. Each policy, or a certificate of the policy executed by a properly qualified representative of the insurance company evidencing that the required insurance coverage is in full force and effect, shall be deposited with Lessor on or before the Term Commencement Date, shall be maintained throughout the Term and any holdover period, and shall be renewed at least thirty (30) days before the expiration of the term of the policy. Except for specific provisions described herein, no exclusion shall be permitted in any policy if it conflicts with any coverage required hereby, and, in addition, no policy shall contain any exclusion from liability for personal injury or sickness, disease or death or which in any way impairs coverage under the contractual liability coverage described above.

EXHIBIT 10.27

    (c) Lessee waives all rights of subrogation and recovery against all Lessor Indemnitees on account of any loss or damage arising from any cause to the extent covered by any insurance required to be carried by Lessee pursuant to this Section 10. Lessee shall give notice to its insurance carrier or carriers that the foregoing waiver is contained in this Lease, and shall procure waiver of subrogation endorsements to all policies described in Section 10.1.

   The parties acknowledge that Lessor has no obligation under this Lease to carry or provide any insurance. If Lessor otherwise elects in its sole discretion to carry any insurance coverage through an independent third party commercial insurer and such insurance is applicable to the Premises or the Project, such insurance shall be excess and non-contributory with Lessee's insurance. If such insurance is carried, Lessor waives all rights of subrogation and recovery against Lessee on account of any loss or damage arising from any cause to the extent actually covered by such insurance.

    (d) On or before the Term Commencement Date, and on each anniversary of the Term Commencement Date thereafter during the Term, Lessee shall provide Lessor with the certificate of a person knowledgeable in insurance matters (who may be an officer or employee of Lessee) stating that all insurance policies required by this Lease are in full force and effect and that such policies, and the insurance provided thereby, comply with the requirements of Sections 10.1 and 10.2.

    (e) No approval by Lessor of any insurer, the terms or conditions of any policy, or any coverage or amount of insurance or any deductible amount, shall be construed as a representation by Lessor of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible, and Lessee assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers. Lessor's approval shall only constitute Lessor's acknowledgment that, as to Lessor, the item or matter so approved satisfies the requirements of this Lease.

10.3  Lessee's Indemnity

    Lessee shall indemnify, defend and hold Lessor and all other Lessor Indemnitees harmless from and against any and all claims, damages, losses, liabilities and costs (including, without

EXHIBIT 10.27

limitation, attorneys' fees, costs and disbursements) arising from or relating to in any manner, directly or indirectly, in whole or in part: (a) any failure by Lessee to timely and properly perform each of its obligations under this Lease; (b) any acts or omissions of Lessee, any Affiliate of Lessee, or any officers, directors, employees, guests, invitees, agents or contractors of any of them, on or relating to the Premises or the Project; (c) the development, financing, design, construction, marketing, operation, management, use, occupancy, maintenance, repair and improvement of the Premises or the Project at any time during the Term or any holdover period (including, without limitation, the design, construction, maintenance and repair of any Improvements or Alterations, and any liability to any federal, state or local taxing authority); and (d) any accident occurring or other circumstance existing on or about the Premises at any time during the Term or any holdover period due to any cause whatsoever. The foregoing shall not require Lessee to indemnify, defend, protect or hold harmless Lessor or any Lessor Indemnitee to the extent of any claims, damages, losses, liabilities and costs arising from or relating to the gross negligence or willful misconduct of Lessor or Lessor's Representatives, except to the extent that such claims, damages, losses, liabilities and costs are covered by any insurance required to be carried by Lessee pursuant to this
Section 10.

    Lessee shall promptly assume its defense and indemnification obligations upon written notice from any Lessor Indemnitee. Lessor shall provide and shall cause each Lessor Indemnitee to provide prompt written notice of any claim for which defense or indemnification is sought, but any delay by Lessor or any Lessor Indemnitee in delivering such notice shall not limit or otherwise affect the rights of Lessor and the Lessor Indemnitees under this Section 10.3. Lessor Indemnities may participate in the defense of any such claim at Lessee's expense. Lessee shall not settle any claim without the consent of all Lessor Indemnitees who would incur any liability for such claim under or following such a settlement. The provisions of this Section 10.3 shall survive the expiration or earlier termination of this Lease. The provisions of Section 10.1 shall not limit in any way Lessee's obligations under this Section 10.3.

    10.4  Lessee's Assumption of Risk and Waiver

    As a material part of the consideration to Lessor for entering into this Lease, Lessee agrees that no Lessor Indemnitee shall be liable to Lessee for, and Lessee expressly assumes the risk of

EXHIBIT 10.27

and waives, releases and discharges all Lessor Indemnitees from, any and all claims, damages, losses, liabilities, costs and expenses of any kind or nature arising from or relating to in any manner, directly or indirectly, in whole or in part, the Premises, the Project or this Lease, whether resulting from any act or omission of Lessor or from any other cause, including, without limitation:
(a) the performance of any public or quasi-public works on or near the Premises;
(b) any injury to or death of any person, or loss or damage of any property, occurring on or about the Premises or the Project; (c) any and all matters described or referred to in Section 2.2 or 4.4 above; and (d) any act or omission of any Recipient Agency, or any member of the public accessing the Premises pursuant to an easement or right of entry reserved under this Lease. The provisions of this Section 10.4 shall survive the expiration or earlier termination of this Lease. The foregoing shall not require Lessee to waive any claims for damages, losses, liabilities and costs arising from or relating to the gross negligence or willful misconduct of Lessor or Lessor's Representatives, except to the extent that such claims, damages, losses, liabilities and costs are covered by any insurance required to be carried by Lessee pursuant to this Section 10.

11.  Alterations

    11.1  Permitted Alterations

    Lessee may make any Alterations which will not (a) violate, or cause or require a modification in (1) the permitted use prescribed in Section 6.1, (2) any other provision of this Lease, or (3) any Entitlements, and (b) materially adversely affect the value or use of the Project or any Building (collectively, "Permitted Alterations"). If Lessee desires to make any Alterations which could have any of the effects described in clauses (a) or (b) of the immediately preceding sentence (any such Alteration being herein referred to as a "Major Alteration"), Lessee shall first obtain Lessor's prior written consent, which consent shall not be unreasonably withheld, except that Lessor shall have the right to approve or disapprove, in its sole discretion, any Alterations which could have the effects described in clause (a)(2) or clause (b).

    11.2  Design of Alterations

    (a) General Requirements. The design of all Alterations shall: (i) provide for the construction of Improvements that are first class in quality and appearance; and (ii) satisfy the requirements of the Entitlements applicable to the Premises, the Project and all Applicable Laws.

EXHIBIT 10.27

    (b) Architects' Qualifications. Lessee shall engage only design professionals who are licensed, reputable, financially capable, experienced in the design of projects similar to the Project and, if applicable, experienced in making effective public presentations for similar projects. Lessee shall provide Lessor with copies of all contracts with design professionals upon execution.

    (c) Lessor's Review and Approval. Prior to making any application or submittal to the City, State or any other public agency with jurisdiction for any architectural review, design or site review, building permit or any other governmental approval, Lessee shall submit to Lessor: (i) two duplicate sets of all plans, drawings, specifications, studies, renderings and related design documents that are required by the public agency as a part of such application or submittal ("Design Documents"); and (ii) copies of the application and any other items to be submitted to the public agency with the application. Lessee shall not submit the application until after obtaining Lessor's written approval of the Design Documents, except that Lessor's approval of Design Documents shall not be required for any Alterations that constitute Permitted Alterations and that will not affect the shell or core of any Building.

    Copies of all submittals to the City, State or any other public agency with jurisdiction concerning the design of any Alteration shall be submitted concurrently to Lessor for its information. Subsequent Design Documents shall be submitted to Lessor in two duplicate sets upon which any material change from design elements previously approved (including, without limitation, any material design element not shown in previously approved documents) shall be indicated, and Lessor shall have the right to review and approve or disapprove such modified Design Documents, except to the extent that such Design Documents relate to Alterations that constitute Permitted Alterations and that will not affect the shell or core of any Building.

    If Lessor disapproves any aspect of the Design Documents or related submittals to the extent that it has the right to approve or disapprove the same pursuant to this Section 11.2, Lessor shall specify in reasonable detail the reasons for such disapproval and Lessee shall take such steps as may reasonably be necessary to correct any objections by Lessor made in accordance with the applicable standards set forth in this Lease. Any disputes shall be resolved by arbitration in accordance with Section 21 of this Lease by an Arbitrator having at least ten

EXHIBIT 10.27

years of professional design experience, at least half of which shall be in the design of commercial properties similar to the Project.

    Lessee shall pay all third party costs incurred by Lessor in reviewing any request for approval of a proposed Alteration or the Design Documents for any Alteration for which Lessor's approval is required pursuant to Section 11.1 above. No approval by Lessor shall be deemed a representation of any sort with respect to the quality of the design, or a waiver of any rights Lessor may have other than with respect to Lessee's obligation to seek approval of the Alteration.

    11.3  Construction of Alterations

    (a) Preconditions. Before commencing construction of any Alterations, Lessee shall: (i) procure all Entitlements that may be required by Applicable Laws as a condition to the start of construction; (ii) obtain the consent of the City, State and any other public agencies with jurisdiction from whom consent is required, if any; and (iii) provide Lessor with certified copies of all insurance policies required by Section 11.3(d) below and with evidence of the availability of financing to pay in full the Construction Costs of such Alterations. Lessee shall give Lessor at least fifteen (15) days' written notice before commencing construction of any Alterations so that Lessor may post and record one or more notices of non-responsibility, and Lessee shall maintain the notice(s) in the location(s) reasonably designated by Lessor.

    (b) General Requirements. All Alterations shall be constructed in a first class manner, substantially in accordance with and, to the extent that Lessor has the right to approve the same pursuant to this Section 11.3, without material deviation from, the approved Design Documents, and subject to the requirements of all Entitlements applicable to the Premises or the Project and all other requirements of Applicable Laws and this Lease, using workmanship and materials of a quality consistent with the first class nature of the Project, all at no cost or liability to Lessor. Once construction is commenced, Lessee shall prosecute the work diligently and continuously to Substantial Completion, subject to Force Majeure Delays. Lessee shall at no cost to Lessor correct, or cause its contractor to correct, any defects in any construction work performed in connection with the Alterations.

EXHIBIT 10.27

    (c) Selection of Contractor and Contracts. Lessee shall engage only general contractors and construction or project managers who are licensed, reputable, have strong financial capability and are experienced in the construction of projects similar to the Alterations. All such general contractors and construction or project managers shall be required to: (i) carry worker's compensation insurance, commercial general liability insurance naming all Lessor Indemnitees as additional insureds with minimum coverage limits of at least Five Million Dollars ($5,000,000.00), and automobile and employer's liability insurance; and (ii) comply with all applicable requirements of the approved Design Documents (to the extent that Lessor has the right to approve the same pursuant to this Section 11.3), Entitlements and Applicable Laws. Lessee shall provide Lessor with copies of all contracts upon execution.

    (d) Insurance and Bonds. Without limiting any of the provisions of Section 10 above, Lessee shall maintain or cause to be maintained the builder's risk insurance described in Section 10.1(f) above at all times during the construction of any Alterations. All contractors shall be bondable, and if Lessee or any Lender requires performance and/or payment bonds from any contractor, such bonds shall name Lessor as an additional obligee.

    (e) Observation. Lessee shall provide Lessor with copies of all contractors' regular progress reports, by facsimile, e-mail or other similarly timely means, immediately upon receipt. Lessee may satisfy this obligation by contractually requiring its contractors to provide Lessor with such reports at the same time and in the same manner that such reports are provided to Lessee, and by taking steps to enforce these contractual requirements if Lessee becomes aware that any contractor is not complying with such requirements. If any Lender requires independent third party construction oversight, Lessee shall request that the construction monitor provide Lessor with copies of all reports and other materials he or she generates. If no such independent oversight is implemented by the Lender, or if the Lender refuses to provide copies of its oversight reports, Lessor shall have the right (but not the obligation) to engage at Lessee's cost an independent third party construction monitor to provide periodic observation of any construction-related activities. In addition, Lessor shall have the right, but not the obligation, upon reasonable advance written notice to Lessee, to be present at the Premises and observe all aspects of construction at any time during construction of the Alterations. No observation by a third party or by Lessor, whether performed or not performed, shall: (i) impose upon or be

EXHIBIT 10.27

deemed to impose upon Lessor any responsibility or liability with respect to the design or construction of the Alterations; (ii) be construed as an approval or acceptance of the design or construction of the Alterations; or (iii) constitute or be deemed to constitute a waiver of any rights Lessor may have.

    (f) Completion Requirements. Upon Substantial Completion of any Alterations, Lessee shall: (i) record a notice of completion in the Official Records of the County; (ii) provide Lessor with reasonable evidence (e.g., copies of lien releases) that no Liens have resulted from the construction work, subject to Lessee's right to contest such Liens pursuant to Section 15.4 below; (iii) as soon as available, provide Lessor with a certificate of occupancy for the Alterations; and (iv) provide Lessor with a complete set of as-built drawings for the Alterations showing (to the extent customarily included in as-built drawings for comparable projects) all field changes, substitutions and other deviations from the approved Design Documents, on a CAD electronic file and on mylar or another high quality reproducible medium.

12.  Hazardous Materials

    12.1  Use of Hazardous Materials; Compliance with Environmental Laws

    Lessee may use, store and generate Hazardous Materials at the Premises only to the extent that such Hazardous Materials constitute Office-Related Solutions or Permitted Materials and are, in either case, used, stored and generated in full compliance with the requirements of all Applicable Laws. Upon demand by Lessor, Lessee shall immediately cease the use, storage and generation on the Premises of any Hazardous Materials which Lessor believes do not constitute Office-Related Solutions or Permitted Materials or are not being used in full compliance with all Applicable Laws. No later than thirty (30) days before the commencement of construction of the Initial Improvements on the Premises, Lessee shall provide Lessor with a full and complete list of all Hazardous Materials which Lessee or Lessee's contractors or any occupant of the Project may propose to use, store or generate, or which may be contained in any products or materials which Lessee or Lessee's contractors or any such occupant will use, store or generate, on or about the Premises (other than Office-Related Solutions) (the "Hazardous Materials List"). The Hazardous Materials List shall contain the common name of each product or material, and both the scientific name and the CAS number of all chemical substances contained in such product or

EXHIBIT 10.27

material. Lessee shall notify Lessor, by providing an updated Hazardous Materials List, if: (a) Lessee or any of Lessee's contractors or any occupant of the Project proposes to begin using, storing or generating any new Hazardous Material, excluding Office-Related Solutions; or (b) Lessee or any of Lessee's contractors or any such occupant determines that a product or material it is using, storing or generating contains a Hazardous Material (excluding Office-Related Solutions) which was not previously described in the Hazardous Materials List. Any Hazardous Materials contained in the Hazardous Materials List that are approved in writing by Lessor shall be deemed "Permitted Materials." Lessee shall at all times comply with all applicable Environmental Laws applicable to the Premises. Lessee shall promptly provide Lessor with copies of any notices that it may receive, whether or not from public agencies with jurisdiction or pursuant to any Environmental Law, concerning the presence or Release of any Hazardous Materials on, under, about or beneath the Premises or the Project.

    12.2  Releases

    Lessee shall not cause or permit to occur at any time during the Term or any holdover period any Release of a Hazardous Material, excluding only Office-Related Solutions disposed of in full compliance with all applicable Environmental Laws. On or before the Surrender Date, Lessee shall have removed or caused to be removed, at no cost to Lessor, from the Premises and the Project any Hazardous Materials existing on, under or about the Premises to the extent such removal is required by any public agency with jurisdiction or pursuant to any Environmental Laws, and Lessee shall have complied with any additional requirements of Lessor that are reasonably necessary to protect the value of the Premises or the Improvements. Lessee shall promptly undertake, in accordance with the provisions set forth in Section 12.3 below, all remedial measures required by Lessor or by any public agency with jurisdiction or pursuant to any Environmental Laws to investigate, monitor, clean up, abate or otherwise respond to any Release of a Hazardous Material, regardless of the source or cause of origination, at no cost to Lessor and in strict accordance with all applicable Environmental Laws.

EXHIBIT 10.27

    12.3  Remediation

    If Lessee is obligated pursuant to Section 12.2 above to remediate any Hazardous Materials, the following additional provisions shall apply:

    (a)  There shall be no cost to Lessor in connection with the remediation.

    (b) Lessee shall proceed with diligence and continuity to develop and carry out an appropriate response plan consistent with the requirements of this
Section 12 (including obtaining approval of such response plan from all public agencies with jurisdiction).

    (c) The response plan: (i) shall be prepared by a licensed environmental consultant engaged by Lessee and approved in writing by Lessor; (ii) shall satisfy the requirements of all applicable Environmental Laws and public agencies with jurisdiction and any additional requirements of Lessor that are reasonably necessary to protect the value of the Premises or the Improvements;
(iii) shall achieve a long-term solution for the Premises that will permit the use of the Premises for the Permitted Uses without the imposition of restrictive covenants or other provisions that would restrict or limit the use of any portion of the Premises; and (iv) shall not require the retention of any monitoring or other facilities on the Premises past the end of the Term (except if and to the extent no other alternative is permitted by Environmental Law, and then such monitoring and other facilities shall be maintained and operated at Lessee's sole cost and expense for the shortest period reasonably allowed by applicable Environmental Laws, and thereafter shall be removed, and the Premises restored to its original condition as expeditiously as is feasible, at Lessee's sole cost and expense, which obligations shall survive the termination of this Lease), cause the imposition of any restriction on the use or occupancy of any Improvements on the Premises following completion of the remediation, or impose any material obligation or liability on Lessor.

    (d) The remediation work shall be performed by a licensed environmental contractor (such contractor to be subject to Lessor's approval) under the supervision of the environmental consultant, and shall be conducted and completed in accordance with all applicable Environmental Laws and the approved response plan.

EXHIBIT 10.27

    (e) Lessor may engage, at Lessor's cost, an independent environmental consultant to observe the remediation work at any or all times.

    (f) Lessee shall be solely responsible for complying with, and Lessor shall not be named under, any and all manifest and disposal requirements relating to any Hazardous Materials to be disposed of off-site.

    12.4  Lessee's Environmental Indemnity

    Without limiting the generality of the indemnity provided by Lessee pursuant to Section 10.3 above, Lessee shall indemnify, defend, and hold Lessor and all Lessor Indemnitees harmless from and against any and all claims, suits, causes of action, demands, losses, damages, diminution of property value, liabilities, fines, penalties, costs, taxes, charges, administrative and judicial proceedings, orders, judgments, remedial actions and compliance requirements, including, without limitation, enforcement and clean-up actions, third-party tort and property claims, natural resource damages and other expenses (including, without limitation, attorneys' and consultants' and experts' fees and costs of defense) (collectively, "Claims") arising, directly or indirectly, in whole or in part, out of: (a) any non-compliance by Lessee, its Affiliates or any of their officers, directors, employees, guests, invitees, agents or contractors, with any Environmental Laws or with any of Lessee's other obligations under this Section 12; (b) any use, storage, generation, production, Release, disposal or transportation by Lessee, its Affiliates, or any of their officers, directors, employees, guests, invitees, agents or contractors, of any Hazardous Materials at, on, in, about or under the Premises or the Project at any time during the Term or any holdover period; or (c) the presence of any Hazardous Materials on, under or about the Premises or the Project at any time during the Term or any holdover period, regardless of the source or cause of origination and irrespective of whether such Hazardous Materials first became present on, under or about the Premises or the Project prior to or during the Term. Notwithstanding the foregoing, Lessee shall not be required to indemnify Lessor under the aforesaid clause (c) against Claims arising out of the mere presence of arsenic on the Premises on the Effective Date as described in the Environmental Assessment (the "Existing Arsenic Contamination"); provided, however, that (i) said indemnification shall cover and extend to any Claims arising out of, resulting from or relating to (A) the handling of the arsenic or the removal

EXHIBIT 10.27

or remediation of the Arsenic Contamination by Lessee or any of the Lessee Representatives or any increase, spread, migration or other exacerbation of the existing Arsenic Contamination arising out of or resulting from, directly or indirectly, the acts of Lessee or any of the Lessee Representatives, and (B) any failure of Lessee to perform the obligations set forth in Section 12.5 below, and (ii) except as expressly set forth herein, nothing contained in this sentence shall be deemed to limit, modify or otherwise affect Lessee's obligations under this Lease, including, without limitation, Lessee's obligation to remediate Hazardous Materials (including, without limitation, the Arsenic Contamination) to the extent set forth in Sections 12.2 and 12.3 above.

    Lessee shall promptly assume its defense and indemnification obligations upon written notice from any Lessor Indemnitee. Lessor Indemnitees may participate in the defense of any such claim at Lessee's expense. Lessee shall not settle any claim without the consent of all Lessor Indemnitees who would incur any liability for such claim under or following such a settlement. The provisions of this Section 12.4 shall survive any termination of this Lease. The provisions of Section 10.1 shall not limit in any way Lessee's obligations under this Section 12.4. The indemnification set forth in this Section 12.4 is in addition to, and shall not diminish, modify or substitute for, any common law, statutory or other rights that Lessor or any Lessor Indemnitee may have against Lessee regarding environmental issues.

    12.5  Special Provisions regarding Arsenic Contamination.

    Lessee shall take all actions necessary throughout the Term to prevent the imposition on the Premises or any portion thereof of a deed restriction, restrictive covenant or any other restriction (collectively, a "Use Restriction") arising out of or relating to, in any manner, the Arsenic Contamination. Without limiting the foregoing, Lessee shall take all actions during the grading of the Premises and the development of the Project to prevent a Use Restriction from being imposed upon the Premises as a result of the Arsenic Contamination, including, without limitation, if necessary, excavating and disposing of the affected soils in full compliance with all Environmental Laws and performing any other remediation deemed necessary or appropriate by Lessor or any public agency with jurisdiction over the Premises.

EXHIBIT 10.27

    12.6  Final Closure of Storage Tanks.

    Lessee shall take all actions necessary and appropriate to obtain, within one hundred eighty (180) days after the Effective Date, a final closure letter and certification from the applicable public agencies (including, without limitation, the Regional Water Quality Control Board, San Francisco Bay Region, and the City of San Jose Fire Department) with regard to the removal of the above-ground and underground storage tanks performed by Harding Lawson & Associates for the benefit of Seller on or about March 2, 1988, as referenced in that certain report titled "Services During Removal of Lester Brothers Tanks, IBM General Products Division, San Jose, California," dated July 5, 1988, Project No. 9733,421.02. Lessee shall indemnify, defend and hold Lessor and the Lessor Indemnitees harmless from and against any and all claims, damages, losses, liabilities and costs (including, without limitation, attorneys' fees, costs and disbursements) arising from or relating in any manner, directly or indirectly, in whole or in part, to the failure of Lessee to fully perform its obligations set forth in this Section 12.6.

    12.7  Waiver and Release.

    Without limiting the provisions of Section 2.2 or 4.4 above, Lessee on behalf of itself and its successors and assigns waives and releases Lessor and its successors and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, arising from or relating to the presence, or alleged presence, at any time of any Hazardous Materials in, on, under or about the Premises, including, without limitation, any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, or (iii) this Lease or the common law. Consequently, Lessee expressly waives all rights under California Civil Code Section 1542, which provides that:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of

EXHIBIT 10.27

      executing the release, which if known by him must have materially affected his settlement with the debtor."

The foregoing release shall not apply with respect to any Claims arising from or relating to any release of Hazardous Materials caused by Lessor, any Lessor Indemnitee or Lessor's Representatives. The terms and provisions of this paragraph shall survive Closing hereunder.

                Initials:     ____________
                                  Lessee

13.  Assignment and Subletting

    13.1  Lessor's Consent

    (a) Lessee shall not effect a Transfer without Lessor's prior written consent, which consent shall not be unreasonably withheld, provided that (i) no Event of Default (or event which with the giving of notice or the passage of time, or both, would constitute an Event of Default) is occurring hereunder either on the date Lessee delivers the applicable Transfer Notice (as hereinafter defined) to Lessor or on the effective date of such Transfer, and
(ii) there would be no change in the Permitted Uses of the Premises following such Transfer. Without otherwise limiting the criteria upon which Lessor may withhold its consent, Lessor shall be entitled to consider all reasonable criteria including, without limitation, the level of experience of the proposed Transferee in the ownership, development, management, and operation of projects similar in character and quality to the Project, and the creditworthiness and financial stability of the proposed Transferee in light of the responsibilities involved. Any Transfer without Lessor's prior written consent shall be void at Lessor's sole option.

    (b) Notwithstanding the terms of Section 13.1(a) above, Lessee shall have the right to (i) enter into minor subleases of space within Buildings, and (ii) Transfer its entire right, title and interest in and to this Lease to a Lessee Party, in either case, upon not less than thirty (30) days' prior written notice to, but without the consent of, Lessor. As used herein, "Lessee Party" means (i) any partnership, corporation, limited liability company or other entity that controls, is controlled by or is under common control with, Lessee, and (ii) any entity that acquires (whether by merger, asset acquisition or other reorganization) all or substantially all of the business and assets of Lessee; and "control" means (A) the direct ownership of fifty-one percent (51%) or

EXHIBIT 10.27

more of the partnership interests, voting stock, limited liability company membership interests or other beneficial interests of such entity, and (B) the actual power to control the management policies of such entity.

    13.2  Approval of Transfer Documentation

    Except as expressly provided in Section 13.1(b) above, Lessee shall provide Lessor with: (a) written notice of any proposed Transfer (a "Transfer Notice");
(b) documentation regarding the proposed Transferee's experience and background, financial condition, reputation, references and capability; (c) the economic and other material terms of the proposed Transfer; and (d) such other information as Lessor may reasonably request in order to permit Lessor to make an informed judgment regarding satisfaction of the conditions of approval for such proposed Transfer set forth in Section 13.1. Lessor's consent to any proposed Transfer shall be conditioned upon Lessor's review and approval of both the qualifications of the proposed Transferee and the form of Transfer documentation, which shall contain an assumption of all the obligations of the Lessee under this Lease with respect to the portion of the Premises affected by such Transfer, and Lessor's subsequent receipt of a fully executed copy thereof. Lessor's consent to one Transfer shall not waive the requirement of its consent to any subsequent Transfer.

    13.3  Administrative Costs

    If Lessee requests Lessor's consent to a Transfer, Lessee shall pay, as Additional Rent, all attorneys' fees and other costs incurred by Lessor in connection with its review of, and response to, Lessee's proposed Transfer.

    13.4  Continuing Responsibility

    Subject to Section 7.2(e)(ii)(L) above, except to the extent that Lessor shall agree in writing, in its sole and absolute discretion, that Lessee shall be released from its obligations under this Lease from and after the date of such Transfer, no Transfer (including, without limitation, a Transfer to a Lessee Party) shall release Lessee from any of its obligations under this Lease and Lessee and the Transferee shall be and remain jointly and severally liable for the payment of Rent and due performance of all other obligations of the Lessee under this Lease, regardless of

EXHIBIT 10.27

whether this Lease is subsequently terminated; provided, however, that upon an assignment of this Lease by any Lender that has acquired its interest in this Lease through foreclosure or a deed or assignment in lieu thereof, the Lender shall be relieved from any further liability hereunder with respect to all obligations first accruing on or after the date of such assignment.

    13.5  Successors

    Each and every successor in interest to the Lessee herein named, including, without limitation, any purchaser of Lessee's leasehold interest pursuant to a foreclosure of any Leasehold Mortgage (who also shall be deemed a Transferee) but subject to the provisions of Section 15.7 below, shall be liable for the payment of Rent and due performance of all other obligations of the Lessee under this Lease from and after the date of the Transfer with the same force and effect as though such Transferee were the Lessee named in this Lease.

    13.6  Right to Collect Rent

    If this Lease is Transferred without first procuring Lessor's consent in accordance with Section 13.1, Lessor shall have the right, but not the obligation, to collect the Rent provided for in this Lease from the Transferee. In such event, Lessor may apply the amount received by it to the Rent due hereunder, but no such collection or application of proceeds shall be deemed:
(a) a waiver of the restriction against Transfer; (b) Lessor's consent to the purported Transfer or acceptance of the purported Transferee as Lessee under this Lease; or (c) a release of Lessee from any of its obligations under this Lease.

    13.7  Lessor's Right to Mortgage or Encumber

    Lessor may at any time and from time to time pledge, assign, transfer, mortgage or encumber its interest in this Lease, the Rent, and/or its fee estate in the Premises (individually and collectively, a "Lessor Transfer"); provided, however, that: (a) any such transaction shall be made subject to this Lease and Lessee's leasehold estate in the Premises, and any loan, indebtedness or other obligation secured by Lessor's interest in this Lease or fee interest in the Premises shall be and remain subordinate to this Lease and Lessee's leasehold estate in the Premises; (b) the lien of any Fee Mortgage shall not attach to the Lessee's interest in the Premises, and Lessee's right of quiet possession of the Premises and other rights arising out of

EXHIBIT 10.27

this Lease shall not be materially and adversely affected thereby so long as this Lease has not been terminated following the occurrence of an Event of Default; (c) any party acquiring Lessor's fee interest in the Premises pursuant to a transfer from Lessor shall be required to recognize Lessee's interests hereunder and shall assume and agree to perform Lessor's obligations under this Lease arising on and after the date such party acquires Lessor's interest in the Premises; and (d) Lessor shall promptly deliver to Lessee written notice of the consummation of such Lessor Transfer, and until Lessee receives such notice Lessee shall be fully protected in making all payments and tendering all performance required of Lessee under this Lease to Lessor and not to Lessor's transferee, and in relying on all consents and approvals given by Lessor pursuant to this Lease. If requested by any Fee Lender, Lessee shall promptly execute and deliver to such Fee Lender a commercially reasonable attornment agreement (an "Attornment Agreement") providing for, among other things, the delivery to Fee Lender of notices of default provided to Lessor hereunder concurrently with the delivery of such notices to Lessor, and the agreement of Lessee to attorn to Fee Lender or any purchaser of the interest of Lessor hereunder upon the exercise by such Fee Lender of its remedies under a Fee Mortgage, including, without limitation, a foreclosure of such Fee Mortgage or a conveyance in lieu of foreclosure. Except as provided in the immediately preceding sentence with respect to the furnishing of notices, no Attornment Agreement shall increase the obligations or decrease the rights of Lessee under this Lease.

14.  Events of Default; Lessor's Remedies

    14.1  Events of Default

    The occurrence of any one or more of the following shall constitute an event of default ("Event of Default") and breach of this Lease by Lessee:

    (a) If Lessee fails to pay any installment of Annual Base Rent when due and if such failure continues for two (2) days after notice (which notice may be telephonic) to Lessee; provided, however, that Lessor shall only be required to deliver such notice to Lessee two (2) times during any twenty-four (24) month period and, after Lessor has provided such notices to Lessee, an Event of Default shall be deemed to have occurred hereunder if during the remainder of such period Lessee fails to pay any installment of Annual Base Rent payable hereunder when due;

EXHIBIT 10.27

    (b) If Lessee fails to make any payment of Rent or any other Monetary Obligation (other than any installment of Annual Base Rent) and if such failure continues for five (5) days after notice (which notice may be telephonic) from Lessor;

    (c) If Lessee fails to timely and properly perform any of its other obligations under this Lease, and such failure continues for thirty (30) days after Lessor gives written notice to Lessee of non-performance; provided, however, that if the nature of the obligation is such that more than thirty (30) days is reasonably required for its proper performance, Lessee shall not be deemed in default if it commences performance within the thirty (30) day period and thereafter diligently prosecutes such cure to completion within a reasonable time, and in any event within not more than one hundred eighty (180) days. No such notice shall be deemed a forfeiture or a termination of this Lease unless Lessor expressly so elects in the notice;

    (d) If Lessee fails to restore the Letter of Credit to the LC Face Amount or the Augmented LC Amount, as applicable, pursuant to Section 9.1(a) above, increase the amount of the Letter of Credit to the Augmented LC Amount when required pursuant to Sections 9.1(b) or (c) above, or deliver to Lessor a modified or amended Letter of Credit when required pursuant to Section 9.1(d) above.

    (e) If any material representation or warranty made by Lessee in or pursuant to this Lease is knowingly false or knowingly misleading in any respect;

    (f) If any petition is filed against Lessee in any court, whether or not under any statute of the United States of America or of any state, in any bankruptcy, reorganization, composition, extension, arrangement, insolvency or debtor-relief proceedings, and Lessee is thereafter adjudicated bankrupt or insolvent, or if such proceedings are not dismissed within sixty (60) days after the institution of same, or if any such petition is so filed by Lessee or a liquidator;

    (g) If, in any proceedings, a receiver, receiver and manager, trustee or liquidator is appointed for all or substantially all of Lessee's property, and such receiver, receiver and manager, trustee or liquidator is not discharged within sixty (60) days after the appointment of such receiver, receiver and manager, trustee or liquidator; and

EXHIBIT 10.27

    (h) If Lessee shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, make any assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises or the Project.

    Any notice required to be given by Lessor to Lessee pursuant to this Section
14.1 shall be in addition to, and shall not be deemed to satisfy, the requirements for notice under California Code of Civil Procedure Section 1161, and Lessor shall be required to provide any additional notice required under C.C.P. Section 1161 in order to be entitled to commence an unlawful detainer proceeding.

    14.2  Lessor's Remedies

    In addition to such other remedies as may be available to Lessor under this Lease, at law or in equity (including, without limitation, the right to enforce indemnities and recover damages), but subject to the provisions of Section 15.7 below, Lessor shall have right, upon the occurrence of an Event of Default, to exercise any or all of the following remedies:

    (a) Termination. Lessor may elect to terminate this Lease immediately, or at any time thereafter while the Event of Default remains uncured. If Lessor terminates this Lease, Lessor shall have the right to recover from Lessee:

        (i) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

        (ii) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such unpaid Rent which Lessee proves reasonably could have been avoided; plus

        (iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such unpaid Rent which Lessee proves reasonably could be avoided; plus

EXHIBIT 10.27

        (iv) Any other amount necessary to compensate Lessor for all detriment proximately caused by Lessee's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, attorneys' fees and costs, brokers' commissions, the costs of refurbishment, alterations, renovation and repair of the Premises and the Project and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Lessee's personal property.

    As used in Sections 14.2(a)(i) and (ii), the "worth at the time of award" shall be computed by allowing interest at the Interest Rate. As used in Section 14.2(a)(iii), the "worth at the time of award" shall be computed by discounting such amount at a rate equal to the sum of the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent.

    (b) Re-Entry. Lessor may re-enter the Premises, with or without terminating this Lease, and remove any or all persons and property from the Premises, subject only to any provisions of this Lease which expressly require Lessor to recognize the occupancy rights of such persons. Without limiting the generality of the foregoing, Lessor shall have the remedy described in Civil Code Section 1951.4 and any amended, similar or successor laws. Lessee's personal property may be removed and stored in a public warehouse or elsewhere, and may be disposed of at Lessee's cost in accordance with any procedures permitted by law. No re-entry or taking possession of the Premises by Lessor pursuant to this
Section 14.2(b) shall be construed as an election to terminate this Lease unless Lessor delivers a written notice of such termination to Lessee. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver at Lessor's initiative to protect its interest under this Lease shall not constitute a termination of Lessee's right to possession. Lessee shall reimburse Lessor for all costs and expenses incurred in connection with such actions, including, without limitation, consultants', contractors' and attorneys' fees and costs, within ten (10) days after receipt of Lessor's invoice.

    (c) Re-Letting. Lessor shall have the right, without terminating this Lease, to either recover all Rent from Lessee as it becomes due or relet the Premises and the Project or any part thereof to third parties for the account and at the expense of Lessee for all or any part of the Term. Lessor may re-let on such terms and conditions as Lessor in its sole discretion may deem advisable, and Lessor shall have the right, but not the obligation, at the cost and expense of

EXHIBIT 10.27

Lessee, to make any necessary or appropriate (as determined by Lessor in good faith) alterations and repairs to the Premises and the Project. If Lessor elects to so relet, rents received by Lessor from such reletting shall be applied as follows: (i) first, to the payment of any indebtedness, other than Rent due hereunder, from Lessee to Lessor; (ii) second, to the payment of any cost of such reletting; (iii) third, to the payment of the cost of any alterations and repairs to the Premises or the Project; (iv) fourth, to the payment of Rent due and unpaid hereunder; and (v) the residue, if any, shall be held by Lessor and applied to payment of future Rent as the same may become due and payable. Should that portion of the rents received from any reletting and applied to the payment of Rent be less than the Rent then due and payable by Lessee, Lessee shall pay the deficiency to Lessor within ten (10) days after receipt of Lessor's invoice. Lessee also shall reimburse Lessor for any costs and expenses incurred by Lessor in such reletting or in making any alterations and repairs not covered by the rents received from such reletting, including, without limitation, consultants', contractors' and attorneys' fees and costs, within ten (10) days after receipt of Lessor's invoice.

    (d) Performance for Lessee. To the extent permitted by Applicable Laws, Lessor shall have the right, without waiving or releasing Lessee from any of its obligations, to make any payment or perform any other obligation on Lessee's behalf and at Lessee's expense. Without limiting the generality of the foregoing, upon and during the continuance of an Event of Default, Lessor may, but shall not be required to, pay any Imposition payable by Lessee hereunder, discharge any Lien, take out, pay for and maintain any insurance required under
Section 10, or do or perform or cause to be done or performed any such other act or thing (entering upon the Premises for such purposes, if Lessor shall so elect), and Lessor shall not be or be held liable or in any way responsible for any loss, disturbance, inconvenience, annoyance or damage resulting to Lessee on account thereof. Lessor may act upon shorter notice or no notice at all if necessary in Lessor's reasonable judgment to meet an emergency situation or governmental or municipal time limitation or to protect Lessor's interest in the Premises. Lessor shall not be required to inquire into the correctness of the amount or validity of any Imposition or Lien or other amount which may be paid by Lessor and Lessor shall be duly protected in paying the amount of any such Imposition or Lien claimed and in such event Lessor shall also have the full authority, in Lessor's sole judgment and discretion and without prior notice to or approval by Lessee, to settle

EXHIBIT 10.27

or compromise any such Lien or Imposition. Any act or thing done by Lessor pursuant to the provisions of this Section 14.2(d) shall not be or be construed as a waiver of any Event of Default by Lessee, or as a waiver of any term, covenant, agreement or condition herein contained or of the performance thereof. If Lessor cures a failure to perform on behalf of Lessee, Lessee shall reimburse Lessor for all costs incurred in connection with such cure, including, without limitation, consultants', contractors' and attorneys' fees and costs, within ten
(10) days after receipt of Lessor's invoice.

    (e) Security. Lessor shall have the right, but not the obligation, to draw on and apply the proceeds of the Letter of Credit against any Rents, damages or other amounts that Lessor would be entitled to recover pursuant to this Lease.

    (f) Receivership. Lessor may have a receiver appointed, upon application, to take possession of the Project and to collect the rents or profits therefrom and to exercise all other rights and remedies available to Lessor pursuant to this
Section 14.

    (g) Injunctive Relief. Lessor may seek to enjoin any breach of this Lease, seek specific performance of any obligation under this Lease, or pursue any other remedy or right now or hereafter available to a lessor against a defaulting lessee under the laws of the State of California or the equitable powers of its courts, and not otherwise specifically reserved herein.

    14.3  Late Payment

    In the event Lessee fails to make any payment to Lessor when due, and if such failure continues for ten (10) days after notice (which notice may be telephonic) to Lessee, then Lessee shall pay Lessor interest on the unpaid amount from the date due until the date paid at the Default Rate. The parties agree that the Default Rate represents a fair and reasonable estimate of the detriment that Lessor will suffer by reason of late payment by Lessee. Acceptance of any such interest shall not constitute a waiver of Lessee's default with respect to the overdue amount, or preclude Lessor from exercising any of its other rights and remedies.

EXHIBIT 10.27

   14.4  Waiver of Notice and Redemption

   Except as otherwise expressly provided in Section 14.1, Lessee hereby expressly waives, to the maximum extent permitted by law, the service of any notice of intention to enter or re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Lessee, for and on behalf of itself and all persons claiming through or under Lessee, also waives any right of redemption if Lessee is evicted or Lessor takes possession of the Premises by reason of any Event of Default.

   14.5  Rights Cumulative

   The various rights and remedies reserved to Lessor and Lessee, including those not specifically described herein, shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity. The exercise of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity shall not preclude the simultaneous or later exercise by Lessor of any or all other rights or remedies.

15.  Impairment of Lessor's Title; Leasehold Mortgage

   15.1  No Encumbrance on Lessor's Title

   Lessor and Lessee expressly agree that in no event shall Lessor's fee title to the Premises or its interest as Lessor under this Lease (including, without limitation, its right to receive Rents), be encumbered, impaired or subordinated for the benefit of Lessee or any Lender, and Lessee shall not enter into (and Lessor shall have no obligation to approve or consent to) any agreement or transaction that would, could or might deprive Lessor of its fee title to the Premises or Lessor's right to receive Rents, or impair any of Lessor's rights and remedies under this Lease. Nothing contained in this Lease, and no action or inaction by Lessor (other than a separate agreement in writing hereafter signed by Lessor), shall be deemed or construed to mean that Lessor has granted to Lessee any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest, lien, charge or other encumbrance upon the estate of Lessor in the Premises or its interest in this Lease or the Project.

EXHIBIT 10.27

   15.2  Adverse Claims

   In amplification and not in limitation of the provisions of Section 15.1 above, Lessee shall not permit any portion of the Premises to be used by any person or persons, or by the public, as such, at any time or times during the Term or any holdover period in such manner as may give rise to the creation of prescriptive rights or adverse possession, dedication (except as expressly permitted herein), or other similar claims of, in, to or with respect to the Premises or any part thereof.

   15.3  Lessor's Notice of Nonresponsibility

   Notice is hereby given that Lessor shall not be liable for any labor or materials furnished or to be furnished to Lessee, or to any occupant or user of the Premises or the Project, and that no mechanic's, materialmen's or other liens, stop notices or encumbrances (collectively, "Liens") for any such labor or materials shall attach to or affect the estate or interest of Lessor in and to the Premises. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Lessor, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or furnishing of any materials in connection with the construction, repair or replacement of the Improvements, or as giving Lessee any right, power or authority to contract for or to permit, on Lessor's behalf or as to Lessor's interest, the rendering of any services or the furnishing of any materials. Lessor shall have no obligation to Lessee or to any contractor, subcontractor, supplier, materialman, worker or other Person who engages in or participates in any construction of any work unless Lessor expressly undertakes such obligation in writing.

   15.4  Mechanics' and Other Liens

   Lessee shall not permit or suffer any Lien against all or any part of the Premises, except that it shall not be an Event of Default hereunder if Lessee's interest in the Premises becomes subject to an involuntary Lien as long as Lessee contests such Lien and provides a bond or other security for satisfaction of such Lien as requested by Landlord in accordance with this Section 15.4. If any claim or notice of Lien is filed, Lessee shall have the right to contest the Lien in accordance with Applicable Law, but at Lessor's written request, Lessee shall promptly cause the Lien to be bonded over, at no cost to Lessor, so that the Lien shall have no further effect on the Premises. If

EXHIBIT 10.27

Lessee fails to so remove the effect of the claim or notice of Lien within fifteen (15) days after receiving Lessor's written request, Lessor shall have the right, but not the obligation, without waiving any other rights and remedies it may have against Lessee and without further notice to Lessee, to cause the Lien to be removed from record by any means Lessor deems proper in its sole discretion, including, without limitation, making full payment to the Lien claimant without regard to the validity of its claim. In the event Lessor causes a Lien to be removed from record, Lessee shall pay Lessor on demand, as Additional Rent, all costs and expenses incurred in connection therewith, including, without limitation, attorneys' fees, costs and disbursements. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

   15.5  Leasehold Financing

   Lessee shall obtain Lessor's written consent before procuring any loan and/or entering into any other arrangement (singly or collectively, a "Loan") which would have the effect of creating a Leasehold Mortgage, except for a Loan which meets each of the following requirements:

   (a) The proceeds of the Loan shall be used by Lessee to provide construction or permanent financing for the Improvements;

   (b) The Loan shall be with a commercial bank or other institutional or private lender ("Lender") with assets of over Five Hundred Million Dollars ($500,000,000.00);

   (c) The Loan shall be for a maximum aggregate principal amount (including any optional or mandatory advances) that does not exceed the lesser of seventy-five percent (75%) of the Full Insurable Replacement Value or seventy-five percent (75%) of the value of Lessee's leasehold interest in this Lease at the time of Loan closing (inclusive of Lessee's ownership interest in the Improvements);

   (d) The Leasehold Mortgage securing the Loan shall encumber Lessee's entire leasehold interest in the Premises and ownership interest in the Improvements, and the Lender shall expressly agree for the benefit of Lessor that the Premises and the Project are a single integrated project and there shall be no partial foreclosure, deed in lieu or other Transfer of anything less than Lessee's entire leasehold interest in the Premises and ownership interest in the Improvements; and

EXHIBIT 10.27

   (e) The Loan shall not be cross-defaulted with the obligations of any Affiliate of Lessee or any other Person, except for any guaranty or other credit enhancement that may be provided by an Affiliate of Lessee to the Lender in consideration of the Loan.

   If requested by Lessee, Lessor agrees to execute its written consent to a Leasehold Mortgage which meets the foregoing requirements, provided that such consent shall be in form and content reasonably satisfactory to Lessor.

   Lessee may encumber its leasehold interest in this Lease and its ownership interest in the Improvements only in accordance with this Section 15.5. There shall be no modification of a Loan or Leasehold Mortgage that would be inconsistent with any of the requirements of this Lease without Lessor's prior written consent, which may be granted or withheld in Lessor's sole discretion.

   15.6  Equipment Financing

   In addition to Leasehold Mortgages obtained by Lessee in accordance with
Section 15.5 above, Lessee shall have the right to obtain financing ("Equipment Financing") for the acquisition of items of equipment (including, solely in the case of IBX Facilities, equipment which may be deemed to constitute fixtures) and other personal property (collectively, "Personal Property") with vendors or third party lenders ("Equipment Lenders") so long as the security interest provided to such Equipment Lenders is limited to the Personal Property so financed and does not constitute a Leasehold Mortgage or any other lien on the leasehold estate of Lessee or Lessee's ownership interest in the Improvements. Any other purported encumbrance shall be void and of no effect. The parties acknowledge that, notwithstanding anything to the contrary contained herein, the grant of a security interest by Lessee in IBX Facilities will not, by itself, be deemed to constitute a Leasehold Mortgage solely by virtue of the fact that such IBX Facilities may be deemed to constitute fixtures. Lessee shall have the right to obtain Equipment Financing for up to one hundred percent (100%) of the cost of the Personal Property so financed. In connection with any Equipment Financing, Lessor shall execute such agreements reasonably required by the Equipment Lenders pursuant to which, among other things, (a) Lessor shall disclaim any interest in the Personal Property being financed, (b) the Equipment Lenders shall have rights of entry upon the Premises and the Improvements upon reasonable prior written notice to Lessor for

EXHIBIT 10.27

purposes of inspecting, evaluating, removing and disposing of the Personal Property (provided that the Equipment Lenders agree to restore any damage to the Improvements occasioned by such removal and to indemnify Lessor from and against any Claims arising out of or resulting from such damage or removal), and (c) in the event of a termination of this Lease, with respect to Personal Property other than IBX Facilities, the Equipment Lenders agree to remove the Personal Property from the Premises within ten (10) days after receipt of written notice from Lessor, and, solely with respect to IBX Facilities, the Equipment Lenders shall have the option to either remove the IBX Facilities from the Premises within thirty (30) days after receipt of written notice from Lessor or to abandon their interest in such IBX Facilities.

   15.7  Lender Protections

   Lessor and Lessee expressly agree that a Lender making a Loan secured by a Leasehold Mortgage shall have the following rights and protections:

   (a) Lessor shall send to the Lender a duplicate copy of any and all notices Lessor may from time to time give to or serve on Lessee pursuant to this Lease to the extent such notices relate to a threatened or claimed Event of Default, to any purported modification or amendment of this Lease, or to any dispute between Lessor and Lessee. Such duplicate copy shall be sent to the Lender concurrently with the notice given to or served on Lessee, but only if and for so long as Lessee or the Lender shall keep Lessor informed, in writing, of the name and mailing address of the Lender and any changes in the Lender's mailing address. As between Lessor and Lender only, no notice of default shall be effective unless and until Lessor gives to the Lender a copy of its notice to Lessee. Any notices or other communications required or permitted by this or any other provision of this Lease or by law to be served on or given to the Lender by Lessor may be delivered in the manner specified in Section 23.1. Lessee shall deliver to Lessor, promptly after execution, true and complete copies of the Leasehold Mortgage and all other documents given to evidence or secure the Loan, and any subsequent amendments, modifications or extensions thereof.

   (b) If the terms of the applicable loan documents so provide, Lessee and Lessor shall not modify or consensually terminate this Lease without the prior written consent of the Lender and any such modification or consensual termination of this Lease without the Lender's consent shall

EXHIBIT 10.27

not be binding upon the Lender, provided that, if the proposed modification of this Lease will not limit or impair the rights or security of the Lender, then the Lender shall not arbitrarily or unreasonably withhold its consent to such modification. No voluntary termination or surrender of this Lease by Lessee shall be effective without the written consent of the Lender. No merger of this Lease and the fee estate in the Premises shall occur on account of the acquisition by the same or related parties of the leasehold estate created by this Lease and the fee estate in the Premises without the prior written consent of the Lender.

   (c) Lessor agrees that, but only to the extent agreed by Lessee and the Lender (as evidenced by a writing delivered to Lessor), the Lender shall have the right at any time during the Term to:

        (i) do any act or thing permitted or required of Lessee under this Lease, including any act or thing which, if not timely performed, could constitute an Event of Default, and any such act or thing done and performed by such Lender shall be as effective to prevent a termination of this Lease and a forfeiture of Lessee's rights under this Lease as if done by Lessee itself; and/or

        (ii) realize on the security afforded by the leasehold estate by exercising foreclosure proceedings or power of sale or other remedy afforded at law or in equity, or under any Leasehold Mortgage, and pursuant to such proceedings to: (A) transfer, convey or assign Lessee's leasehold interest to any Qualified Transferee at any foreclosure sale, whether the foreclosure sale is conducted pursuant to court order or pursuant to a power of sale contained in the Leasehold Mortgage; or (B) acquire and succeed to the interest of Lessee under this Lease by virtue of any foreclosure sale, whether the foreclosure sale is conducted pursuant to court order or pursuant to a power of sale contained in the Leasehold Mortgage, or by assignment or other conveyance in lieu of foreclosure.

   Foreclosure of a Leasehold Mortgage or any sale thereunder to Lender or any Qualified Transferee, whether by judicial proceedings or pursuant to any power of sale contained therein, or any assignment or other conveyance to Lender or any Qualified Transferee in lieu of foreclosure, shall not require the consent of Lessor or constitute an Event of Default under this Lease. Upon any such foreclosure, sale, assignment or other conveyance, Lessor shall recognize

EXHIBIT 10.27

Lender, any grantee of a conveyance in lieu of foreclosure who is a Qualified Transferee, or any foreclosure sale purchaser who is a Qualified Transferee, as the Lessee hereunder.

   (d) Before Lessor may terminate this Lease because of any Event of Default, Lessor shall give written notice of the Event of Default to the Lender (which notice of default may be given at the same time as the notice of default given to Lessee) and afford the Lender the opportunity after service of the notice to:
(i) cure any Event of Default involving nonpayment of Rent or any other sum to be paid hereunder within fifteen (15) days after receipt of notice of default from Lessor; or (ii) cure any non-monetary Event of Default under this Lease within thirty (30) days after receipt of Lessor's notice of default, or within such longer period of time as may be reasonably required to cure such Event of Default (including such period as may be required to foreclose the lien of the Leasehold Mortgage in accordance with and to the extent provided in Section 15.7(e) below), provided that Lender commences such cure within thirty (30) days after receipt of notice from Lessor and thereafter diligently prosecutes such cure to completion within a reasonable time.

   (e) Lessor agrees that, to the extent agreed by Lessee and the Lender (as evidenced by a writing delivered to Lessor), the Lender may forestall termination of this Lease by Lessor by commencing foreclosure proceedings (whether judicially or by exercise of a power of sale) within forty-five (45) days after Lessor gives Lender a notice of default, so long as: (i) Lender, following commencement of such foreclosure proceedings, diligently pursues such proceedings to completion within a reasonable time (taking into account any bankruptcy filings by Lessee or any other actions by Lessee in any insolvency proceedings which may, as a matter of law, and despite the exercise of all diligence by Lender, delay or postpone Lender's foreclosure proceedings); and
(ii) Lender or a receiver appointed by a court of competent jurisdiction upon the application of Lender performs all of the terms and conditions of this Lease requiring payment or expenditure of money by Lessee, including the payment of all unpaid Rent due hereunder, and all other terms and conditions of this Lease which may be performed by Lender or such receiver, until the foreclosure proceedings are complete or are discharged by redemption, satisfaction, payment or conveyance of the leasehold estate to Lender or to any other person or party.

EXHIBIT 10.27

   (f) Lender shall not be liable to Lessor as Transferee of Lessee's interest under this Lease unless and until such time as Lender acquires the rights of Lessee under this Lease through foreclosure or other proceedings in the nature of foreclosure, by deed or voluntary assignment in lieu thereof, or as a result of some other action or remedy provided by law or by any Leasehold Mortgage. At no time shall the Lender be liable for any breach or default by Lessee prior to the time Lender acquires all rights of Lessee hereunder; provided, however, that Lessor shall have the right to exercise all remedies available as the result of any such breach or default unless Lender cures or causes all such breaches and defaults to be cured in accordance with Section 15.7(e)(ii) above. Subject to compliance with the provisions of Section 13.1 relating to a subsequent Transfer by the Lender, in its capacity as a successor Lessee, of its interest in this Lease, the Lender shall remain liable to Lessor for the obligations of the Lessee under this Lease only for and with respect to obligations arising under this Lease while the Lender remains the owner of the leasehold estate. In the event that Lender subsequently Transfers its interest under this Lease in accordance with the terms hereof after acquiring all rights of Lessee hereunder and in connection with any such Transfer Lender takes back a mortgage, deed of trust, security agreement, lien or other encumbrance in or against the Lessee's interest in this Lease and the Improvements to secure a portion of the purchase price payable to Lender for such Transfer, then such mortgage, deed of trust, security agreement, lien or other encumbrance shall also constitute a Leasehold Mortgage and the Lender shall be entitled to the benefits of this Lease intended for the benefit of the holder of a Leasehold Mortgage.

   (g) If this Lease is terminated prior to the Expiration Date for any reason other than a termination pursuant to Section 17, including, without limitation, the termination by Lessor on account of an Event of Default or the rejection by a trustee of Lessee in bankruptcy or by Lessee as a debtor-in-possession, or if Lessee's interest under this Lease shall be sold, assigned or transferred pursuant to the exercise of any remedy of the Lender, or pursuant to foreclosure or deed or assignment in lieu thereof, then Lessor shall execute a new lease for the Premises with the Lender as Lessee, if so requested by the Lender within ten
(10) days following the date of the termination, subject to the following:

   (i) the new lease shall: (A) be for a term beginning on the date this Lease was so terminated and ending on the same date the Term of this Lease would have ended had not this

EXHIBIT 10.27

Lease been terminated (it being agreed that the Lender or other purchaser of the leasehold estate shall have the same rights to exercise Renewal Options as are granted to Lessee hereunder); (B) provide for the payment of Rent at the same rate that would have been payable under this Lease during the remaining Term of this Lease (including all Renewal Terms) had this Lease not been terminated; and (C) otherwise contain the same terms and conditions as are contained in this Lease (except for any requirements or conditions which have been fully satisfied by Lessee prior to the termination);

        (ii) upon execution of the new lease by Lessor, Lender shall pay to Lessor any and all sums that would, at the time of the execution of the new lease, be due under this Lease if this Lease had not been terminated, and shall also pay all sums and remedy, or agree in writing to remedy, as promptly as practicable, any other defaults under this Lease committed by the former Lessee that can possibly be remedied by a party other than the former Lessee;

        (iii) upon execution of the new lease, Lender shall pay all costs and expenses, including, without limitation, attorneys' fees and court costs, incurred by Lessor in preparing the new lease;

        (iv) as between Lessor, Lessee and Lender, and with respect to all third parties having actual or constructive notice of the terms of this Lease, the new lease shall have the same priority as this Lease, and shall be transferable by Lender to the extent expressly provided in this Lease;

        (v) Any new lease made pursuant to this paragraph shall be prior to any mortgage or other lien, charge or encumbrance on the fee title to the Premises created by Lessor and shall contain express provisions to the effect that (i) such lien, charge or encumbrance shall be subordinate to any such new lease, and (ii) the mortgagee or other beneficiary thereof shall, upon request, confirm to the Lessee under the new lease and any Leasehold Mortgagee such subordination;

        (vi) The ownership of the Improvements now or hereafter located on the Premises shall be deemed to have been transferred directly to such transferee of Lessee's interest in this Lease and any provisions hereof causing such improvements to become the property of Lessor in the event of a termination of this Lease shall be ineffective as applied to any such termination.

EXHIBIT 10.27

Lessor shall execute such deed or other instrument of conveyance as may be necessary for title to the improvements to be insured in such transferee of Lessee's interest;

        (vii) Upon the execution and delivery of such new lease, the Lender, in its own name or in the name of Lessor, may take all appropriate steps as may be necessary to remove Lessee from the Premises. Lender shall be solely responsible for bringing such actions and proceedings as shall be required to obtain possession of the Premises, and possession of and title to the Improvements, from any third parties which are not lawfully occupying the Premises, and if Lessor shall be required by applicable law to be or become a party to any such action or proceeding, Lender shall pay all costs and expenses of Lessor, including, without limitation, attorneys' fees and costs, incurred in connection therewith and indemnify Lessor against any and all liabilities arising by reason of such action or proceeding;

        (viii) together with the execution and delivery of the new lease, Lessor shall confirm and acknowledge, by such means as is customary or may be reasonably required by a reputable title insurance company to insure the leasehold estate of Lender created by the new lease and Lender's ownership of the Improvements for the term of the new lease, that as between the Lender and Lessor, and all Persons claiming by, through or under Lessor (including, without limitation, the holder of any mortgage or other encumbrance against Lessor's fee interest in the Premises), Lender has title to the Improvements for the term of the new lease; provided, however, that such confirmation and acknowledgment of title shall not negate or otherwise adversely affect Lessor's reversionary interest in the Improvements; and

        (ix) In the event that there is more than one Leasehold Mortgage at the time such new lease is to be executed and delivered, the Lender which is first in lien priority shall be entitled to such new lease.

   The provisions of this Section 15.7(g) shall survive any termination of this Lease prior to the Expiration Date for any reason other than a termination pursuant to Section 17 for a period of ten (10) days following the date of the termination, and shall constitute a separate agreement by Lessor for the benefit of and enforceable by the Lender.

EXHIBIT 10.27

   (h) The Lender whose Leasehold Mortgage would be senior in priority if there were a foreclosure shall prevail if two or more Lenders exercise their rights hereunder, and there is a conflict which renders it impossible to comply with all such requests. Lessor shall have the right to rely on a preliminary title report or other document obtained by a reputable title insurance company in determining the relative priority among multiple Leasehold Mortgages. Any Lender who pays any rent or other sums due hereunder which relate to periods other than during its actual ownership of the leasehold estate shall be subrogated to any and all rights which may be asserted against Lessee by Lessor with respect to such period of time.

   (i) As used in this Lease, the term "Lender" shall include the entity that loaned money to Lessee and is named as beneficiary, mortgagee, assignee, secured party or security holder in any Leasehold Mortgage, and also all subsequent assignees and holders of the security interest created by such instrument. As used in this Section 15.7, the term "Lender" shall not be deemed to include any Fee Lender or Equipment Lender.

   (j) Any Leasehold Mortgage shall by its terms provide that all proceeds of any property insurance covering the Premises and/or the Improvements, and all Awards, shall be paid, held and applied in a manner consistent with the provisions of this Lease, and that the holder of the Leasehold Mortgage shall give Lessor written notice of any default of Lessee under such Leasehold Mortgage contemporaneously with the giving of such notice to Lessee; provided, however, that no failure by the Lender to give such notice shall deprive it of any rights or benefits provided by this Section 15.7 or elsewhere in this Lease. Lessee shall give Lessor a copy of any notice of default received from any Lender promptly after receipt thereof.

   (k) If Lessor receives a notice of default from a Lender based on Lessee's failure to make payment when due on a Loan, and Lessee fails to cause the Lender to rescind the notice of default within ten (10) business days after the date Lessor gives Lessee a copy of the notice of default, then Lessor shall have the right, but not the obligation, to cure such default of Lessee on the Loan by payment to the Lender of the amount in default, and in such event Lessee shall repay such amount to Lessor on demand, and until repayment is made the amount owing to Lessor shall bear interest at the Default Rate; provided, however, that the failure by Lessee to make such repayment shall not entitle Lessor to terminate this Lease or exercise any other remedy that

EXHIBIT 10.27

would require the Lender to return or otherwise pay over such amount to Lessor, but Lessor shall have all other remedies available at law or in equity in order to enforce Lessee's obligation to make such repayment to Lessor, including, without limitation, the right (but not the obligation) to draw on and apply the proceeds of the Letter of Credit for such purpose.

   (l) Within ten (10) days after receipt of a written request from time to time, Lessor shall execute and deliver to any Lender a written statement certifying: (i) the Expiration Date; (ii) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, and stating the date and nature of such modifications); (iii) the date to which Rent has been paid; (iv) that, to the Actual Knowledge of Lessor, there are no current defaults under this Lease by either Lessor or Lessee (or, if defaults are asserted, so describing with reasonable specificity); and (v) such other matters as may be reasonably requested by the Lender. Lessor intends that any statement delivered pursuant to this section may be relied upon by any auditor, Lender, prospective Lender, or prospective purchaser of or investor in the Premises or any interest therein.

16.  Representations, Warranties and Covenants

   16.1  Lessee's Representations, Warranties and Covenants

   Lessee hereby represents, warrants and covenants to Lessor as follows:

   (a) Lessee is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business in the State of California.

   (b) Lessee has taken all necessary action to authorize the execution, delivery and performance of this Lease and all other agreements and instruments relating to the transactions contemplated by this Lease (collectively, the "Related Instruments"). This Lease and the Related Instruments constitute the legal, valid and binding obligations of Lessee.

   (c) Lessee has the right, power, legal capacity and authority to enter into and perform its obligations under this Lease and the Related Instruments, and no approval or consent of any Person is required in connection with Lessee's execution and performance of this Lease and the Related Instruments which has not been obtained (other than any Entitlements required to be

EXHIBIT 10.27

obtained to construct any Improvements). The execution and performance of this Lease and the Related Instruments will not result in or constitute any default or event that would be, or with notice or lapse of time or both would be, a default, breach or violation of the organizational instruments governing Lessee or any agreement or any deed restriction or order or decree of any court or other governmental authority to which Lessee is a party or to which it is subject.

   Lessee shall take all actions necessary to ensure that each of the representations, warranties and covenants contained in this Section 16.1 remain true and correct in all material respects at all times during the period between the Effective Date and the expiration of the Term and any holdover period.

16.2  Lessor's Representations, Warranties and Covenants.

   Lessor represents, warrants and covenants to Lessee as follows:

   (a) Lessor is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware.

   (b) TriNet Corporate Realty Trust, Inc., a Maryland corporation ("TriNet"), owns all membership interests in Lessor.

   (c) Lessor's charter documents limit and, so long as this Lease is in effect, will limit Lessor's purpose to acquiring, owning, holding, selling, assigning, leasing, mortgaging and otherwise dealing with the Premises, and other lawful activities incidental thereto, including entering into and performing its obligations hereunder.

   (d) Lessor has taken, and, so long as this Lease is in effect, will take, the following steps to ensure that it operates and maintains its legal status as an independent entity separate and distinct from TriNet ("Separateness Criteria"):

        (i) maintain bank accounts separate from those of TriNet and any Affiliate and shall prepare and maintain its financial statements in accordance with GAAP;

        (ii) conduct its business in its own name;

EXHIBIT 10.27

        (iii)   maintain financial statements separate from TriNet;

        (iv) pay any liabilities out of its own funds and directly manage its own liabilities;

        (v) not guarantee or become obligated for the debts of any other entity, including TriNet and any Affiliate or hold out its credit as being available to satisfy the obligations of others;

        (vi) hold itself out as an entity separate from TriNet and any Affiliate.

   (e) Lessor's only material assets, on and after the date hereof, will be the Premises and cash obtained by Lessor from TriNet by way of capital contribution and from Lease payments.

   (f) TriNet, in connection with organizing and capitalizing Lessor and in each transaction relating to the acquisition of the Premises, did not and will not have the actual intent to hinder, delay or defraud any entity to which TriNet was, or became on or after the date of such transfer, indebted.

17.  Casualty or Appropriation

   17.1  No Termination; No Effect on Rental Obligation

   Except to the extent expressly provided in this Section 17, no Appropriation, loss, damage or destruction of the Premises, Improvements, or any other aspect of the Project shall cause a termination of this Lease, or relieve or discharge Lessee from the full and timely payment of Rent or performance of any of Lessee's other obligations under this Lease. Lessee hereby expressly waives the provisions of Sections 1932(2) and 1933(4) of the California Civil Code, and any amended, similar or successor laws.

   17.2  Evaluation of Extent and Effect of Casualty or Appropriation

   (a) Casualty. Upon the occurrence of any fire, flood, earthquake or other event or casualty adversely affecting the physical condition of the Premises and/or the Improvements (a "Casualty"), Lessee shall promptly engage an independent architect or engineer reasonably acceptable to Lessor (the "Engineer"), and Lessee and the Engineer shall prepare a detailed written report (the "Casualty Report") describing and addressing: (i) the extent of any damage or

EXHIBIT 10.27

destruction to the Premises and Improvements; (ii) the legal right, and the estimated cost and time required, to repair, replace, reconstruct and/or restore the Premises and Improvements to a physical and operating condition consistent with the requirements of this Lease (collectively, "Restoration Work"); and
(iii) the likely extent and availability of insurance proceeds. Lessee shall provide Lessor with the Casualty Report as soon as reasonably practicable, but not later than sixty (60) days after the occurrence of the Casualty.

   (b) Appropriation. Upon receipt of written notice that any Appropriation of less than the entire Premises is pending or contemplated, Lessee shall promptly engage an Engineer, and Lessee and the Engineer shall prepare a detailed written report (the "Appropriation Report") describing and addressing: (i) the effect of such pending or contemplated Appropriation on the remaining portion of the Premises and the operation and occupancy of the Project; (ii) the legal right, and the estimated cost and time required, to perform all Restoration Work that may be necessary in order for the Project to be operated and occupied in accordance with the requirements of this Lease; and (iii) the likely extent and availability of an Award. Lessee shall provide Lessor with the Appropriation Report as soon as reasonably practicable, but not later than sixty (60) days after receipt of written notice that the Appropriation is pending or contemplated.

   17.3  Effect of Casualty

   (a)  Obligation to Perform Restoration Work. Except as expressly provided in
Section 17.3(b) below, if all or any portion of the Premises or the Improvements are damaged or destroyed at any time during the Term, Lessee shall perform all Restoration Work that may be necessary to restore the Premises and Improvements as nearly as possible to their value, condition and character immediately prior to such event (assuming the Premises to have been in the condition required by this Lease), or to such other condition and character as may be approved by Lessor, taking into account uses of similarly-situated buildings, that are then common in the vicinity of the Premises, and otherwise consistent with the requirements of this Lease, at no cost to Lessor, regardless of whether any insurance proceeds are available or the amount of any such insurance proceeds, as promptly as reasonably practicable and with all commercially reasonable diligence.

EXHIBIT 10.27

   (b) Damage or Destruction During Last Two Years of Term. Notwithstanding the terms of Section 17.3(a) above, if all or substantially all of the Improvements are damaged or destroyed during the final two (2) years of the Term (taking into account any Renewal Options that have been exercised by Lessee pursuant to
Section 3.3 above prior to the date of such Casualty), then Lessee shall have the right, but not the obligation, to perform the Restoration Work; provided, however, that if Lessee elects not to perform the Restoration Work, then Lessee shall (i) promptly demolish and remove, at Lessee's sole cost and expense, all damaged or destroyed Improvements from the Premises, together with all other Improvements which Lessor requires to be so demolished and removed, and restore the portion of the Premises where such Improvements have been removed to a clean, level and usable condition, (ii) continue to pay the full Rent due hereunder (without setoff, reduction or abatement) for the remainder of the Term, and (iii) have no further right to exercise any remaining Renewal Options hereunder.

   (c) No Right to Terminate Lease. Under no circumstances shall Lessee be entitled to terminate this Lease or to any abatement of Rent for or in respect of any Casualty. If any such Casualty occurs during the last twelve (12) months of the then-current Term (that is, after the period (the "Renewal Election Period") has expired during which Tenant may deliver an Election Notice to Landlord pursuant to Section 3.3 above), then subject to clause (iii) of Section 17.3(b) above, the Renewal Election Period shall automatically be deemed extended to the earlier of (i) the tenth (10th) Business Day after the occurrence of the Casualty, or (ii) the then-current Expiration Date.

   17.4  Effect of Appropriation

   (a) Total Appropriation. If the entire Premises is Appropriated at any time during the Term (a "Total Appropriation"), this Lease shall terminate as provided in Section 17.7 effective on the earlier of the date that title to the Premises is obtained by the Appropriating authority or the date that the Appropriating authority takes possession of the Premises, and the Award shall be divided between Lessor and Lessee in the manner provided in Section 17.5(a) below.

   (b) Major Appropriation. Lessee shall have the right to terminate this Lease, in accordance with the procedures set forth in Section 17.7, if at any time during the Term a substantial portion of the Premises or the Improvements is Appropriated, and either (i) there are

EXHIBIT 10.27

fewer than three (3) years remaining in the maximum permitted Term of this Lease (that is, after giving effect to all possible extensions and renewals of this Lease, whether or not exercised), or (ii) then-existing laws would not permit the repair, replacement, reconstruction and/or restoration of the Premises and Improvements to substantially the same condition and use as at the time immediately preceding the Appropriation, or otherwise to a condition that would produce an economically feasible project of substantially the same use, consistent with the requirements of this Lease. In the event Lessee exercises its right to terminate, Lessee shall vacate and surrender the Premises to Lessor in the manner required by Section 17.7 below. The effective date of any such termination shall be the earlier of the date that the Appropriating authority obtains title to the Appropriated portion of the Premises or Improvements or the date that the Appropriating authority takes possession of the Appropriated portion of the Premises or Improvements. In the event this Lease is terminated by Lessee pursuant to this Section 17.4(b), any Award shall be divided between Lessor and Lessee in the manner provided in Section 17.5(a) below.

   (c) Partial Appropriation. If less than the entire Premises or Improvements are Appropriated and this Lease is not terminated pursuant to Section 17.4(b) above: (A) this Lease shall be deemed amended, effective as of the earlier of the date that the Appropriating authority obtains title to the Appropriated portion of the Premises or Improvements or the date that the Appropriating authority takes possession of the Appropriated portion of the Premises or Improvements, such that the definition of the "Premises" shall include only that portion of the land described in Exhibit A attached that is not Appropriated;
(B) Lessee, as promptly as reasonably practicable and with all commercially reasonable diligence, shall perform all Restoration Work that may be necessary to restore the Project consistent with the requirements of this Lease, to the maximum extent feasible; (C) Annual Base Rent shall be equitably reduced based upon the ratio that the gross square footage of the Improvements that are the subject of the Appropriation bears to the Aggregate Permitted Square Footage (calculated for purposes of this Section 17.4(c) with reference to Entitlements issued by the City as of the date this Lease is deemed amended pursuant to clause (A) of this Section 17.4(c)), and (D) any Award shall be divided between Lessor and Lessee in the manner provided in Section 17.5(b) below.

   (d) Temporary Appropriation. If the Premises or any portion thereof or any Improvements are Appropriated for a limited period ending no later than the Expiration Date,

EXHIBIT 10.27

this Lease shall not terminate and Lessee shall continue to perform and observe all of its obligations hereunder as though such Appropriation had not occurred, including, without limitation, the payment of all Rent for the period of such Appropriation as the same shall become due and payable under this Lease, whether or not the amount of any Award payable to Lessee on account of such Appropriation is sufficient to make full payment of the Rent, except only to the extent that Lessee may be prevented or substantially impeded from performing any non-monetary obligations under this Lease by reason of such Appropriation. In the event of such a temporary Appropriation, subject to Section 17.6(b) and the rights of any Lender under a Leasehold Mortgage, Lessee shall be entitled to receive the entire amount of any Award made for such Appropriation. In the event that the Appropriation would end later than the Expiration Date, then the Appropriation shall be deemed a Total Appropriation and all of the provisions of this Section 17 that are applicable to a Total Appropriation shall apply.

   17.5  Allocation of Award

   (a) Total Appropriation; Major Appropriation. In the event of any Appropriation which results in the termination of this Lease pursuant to Section 17.4(a) or (b) above, all Awards therefor shall be payable in the following order of priority:

        (i) Lessee and Lessor shall first be entitled to payment for all out of pocket third party costs and expenses, including, without limitation, attorneys' fees, costs and disbursements, reasonably incurred in collecting the Awards.

        (ii) Lessor shall next be entitled to payment for the amount of the Discounted Rent Value (specifically excluding, however, the value of Lessor's reversionary interest in the improvements or any portion of the Award made for severance damages); provided, however, that if the sum received by Lessor pursuant to this clause (ii) is less than the Initial Investment Amount, then Lessor shall be entitled to receive such additional sum as shall be sufficient to pay to Lessor in the aggregate an amount equal to the Initial Investment Amount, and such additional sum shall be paid to Lessor out of any remaining portion of the Award, or otherwise out of Lessee's own funds.

EXHIBIT 10.27

        (iii) Any Lender who is the holder of a Loan approved by Lessor pursuant to Section 15.5 above shall next be entitled to payment of all sums secured by its Leasehold Mortgage, as and to the extent required thereby.

        (iv) Lessee shall next be entitled to reimbursement of all sums reasonably incurred by Lessee pursuant to any Demolition Notice to demolish, remove or restore any Improvements.

        (v) Lessor shall next be entitled to payment of the Reversionary Value, plus any portion of the Award made for severance damages.

        (vi)    The balance of the Award shall be paid to Lessee.

   (b) Partial Appropriation. In the event of any Appropriation of the nature covered by Section 17.4(c) above, all Awards therefor shall be payable in the following order of priority:

        (i) Lessee and Lessor shall first be entitled to payment for all out of pocket third party costs and expenses, including, without limitation, attorneys' fees, costs and disbursements, reasonably incurred in collecting the Awards.

        (ii) Lessor shall next be entitled to payment for the amount of the Discounted Rent Value of the future Rent to be received by Lessor pursuant to this Lease which is fairly allocable to the land so Appropriated (specifically excluding, however, the value of Lessor's reversionary interest in any Improvements affected by such Appropriation); provided, however, that if the sum received by Lessor pursuant to this clause (ii) is less than the portion of the Initial Investment Amount allocated by Lessor in its sole, good faith discretion to the Appropriated land, then Lessor shall be entitled to receive such additional sum as shall be sufficient to pay to Lessor in the aggregate an amount equal to such allocated portion of the Initial Investment Amount, and such additional sum shall be paid to Lessor out of any remaining portion of the Award, or otherwise out of Lessee's own funds.

        (iii) Lessee shall next be entitled to reimbursement of all sums reasonably incurred by Lessee in restoring, repairing and replacing the Premises and the Improvements that were not Appropriated.

EXHIBIT 10.27

        (iv) Any Lender who is the holder of a Loan approved by Lessor pursuant to Section 15.5 above shall next be entitled to payment of all sums secured by its Leasehold Mortgage which reasonably reflect the loss in value of the Lender's security attributable to any Improvements so Appropriated, as and to the extent required thereby.

        (v) Lessor shall next be entitled to payment of the Reversionary Value, plus any portion of the Award made for severance damages.

        (vi) The balance of the Award shall be paid to Lessee.

   17.6      Restoration Work; Disbursement of Proceeds

   The following provisions shall apply in the event of a Casualty and any Appropriation that does not give rise to a termination of this Lease:

   (a) All Restoration Work shall be subject to and performed in accordance with the requirements of Section 11 of this Lease.

   (b) Subject to the provisions of any Leasehold Mortgage which may require that Casualty Proceeds and Awards (collectively, "Proceeds") be held by the Lender or an insurance trustee for application in accordance with the terms of this Lease, all Proceeds received by or payable to any party with respect to any Casualty or Appropriation, less actual out of pocket third party costs and expenses reasonably incurred in connection with the collection thereof, shall be held by Lessor and, subject to the provisions of Section 17.5(b) above, shall be applied to the costs of the Restoration Work (including, without limitation, the cost of any emergency repairs made by Lessee pursuant to Section 17.8) in accordance with the provisions of this Section 17.

   (c) All Proceeds shall be disbursed by Lessor in accordance with standard construction loan practices as the Restoration Work progresses. If the Proceeds, less the costs and expenses incurred in connection with the collection thereof, are insufficient to pay the entire cost of the Restoration Work, Lessee shall pay the entire amount of the shortfall. If at any time the amount of the Proceeds held by Lessor pursuant to this Section 17.6 shall be less than the total remaining unpaid cost of the Restoration Work, Lessee shall deposit the amount of the shortfall with Lessor

EXHIBIT 10.27

to ensure payment of the shortfall, and such deposit shall be a condition to any subsequent disbursement of Proceeds to Lessee.

   17.7  Termination

   The following provisions shall apply in the event of an Appropriation described in Sections 17.4(a) or 17.4(b) above:

   (a) In the case of an Appropriation described in Section 17.4(a) above, Lessee shall be obligated, within thirty (30) days after Lessee receives the Appropriation Report, and in the case of an Appropriation described in Section 17.4(b) above, Lessee shall have the option, within thirty (30) days after Lessee receives the Appropriation Report, to give to Lessor written notice of the Lessee's election to terminate this Lease (a "Termination Notice") in the form described in Section 17.7(b) below.

   (b) A Termination Notice shall contain (i) notice of Lessee's intention to purchase the Premises as provided in Section 19 and to terminate this Lease subject to and as of the closing of such purchase on the first Annual Base Rent payment date which occurs at least sixty (60) days after the date on which Lessor receives the Termination Notice (the "Effective Termination Date"), and
(ii) a binding and irrevocable offer (the "Purchase Offer") of Lessee to pay to Lessor as the purchase price for the Premises (the "Termination Purchase Price") an amount equal to the greater of (A) the Fair Market Value of the Premises, calculated as of the date of the Termination Notice, or (B) the Initial Investment Amount.

   (c) In the case of an Appropriation described in Section 17.4(b) above, Lessor shall have the right, exercisable in its sole and absolute discretion, to accept or reject Lessee's Purchase Offer. Lessor shall notify Lessee in writing (such writing being herein referred to as a "Response Notice") of its election to so accept or reject the Purchase Offer within thirty (30) days after Lessor's receipt of the Purchase Offer; provided, however, that if for any reason Lessor does not provide a Response Notice to Lessee within the aforesaid time period, then Lessor shall be deemed to have rejected the Purchase Offer. If Lessor elects to accept the Purchase Offer as provided herein, then the purchase and sale of the Premises shall be consummated in accordance with Section 19 below.

EXHIBIT 10.27

   (d)  If Lessor elects to reject Lessee's Purchase Offer in accordance with
Section 17.7(c) above, Lessor shall have the right to require, by written notice ("Demolition Notice") given to Lessee within thirty (30) days after the date a Response Notice is given or Lessor is otherwise deemed to have rejected the Purchase Offer, that Lessee demolish and remove all damaged or destroyed Improvements designated by Lessor in such Demolition Notice, and any rubble and related debris, leaving the Premises in a safe, clean and orderly condition, all at Lessee's cost and expense. Such demolition, restoration and removal work shall be completed by Lessee within ninety (90) days of Lessor's delivery of the Demolition Notice or, in the event such demolition, removal and restoration cannot reasonably be completed within such ninety (90) day period, such later date as may reasonably be required to complete such work.

   (e) In addition, if Lessor requests in the Demolition Notice that Lessee restore certain Improvements on the Premises to a useable condition in lieu of demolishing and removing them, Lessee shall perform such restoration work with respect to any such Improvements that are reasonably susceptible to restoration within a period of ninety (90) days (exclusive of the time required to obtain all governmental permits and approvals required for such restoration). Lessee shall use commercially reasonable efforts to complete any such restoration work within ninety (90) days (exclusive of the time required to obtain all governmental permits and approvals required for such restoration) following Lessor's delivery of the Demolition Notice or, in the event such restoration cannot reasonably be completed within said ninety (90) day period, such later date as may reasonably be required to complete such work.

   (f) Notwithstanding any provision of this Lease to the contrary, the Premises shall be vacated and surrendered to Lessor in the condition described in Section 8.2(a) above.

   (g) Except as otherwise provided in Sections 17.4(a), 17.4(b) and 17.4(c), if Lessor elects to reject Lessee's Purchase Offer in accordance with Section 17.7(c) above, the date on which Lessee surrenders the Premises to Lessor in the condition required by Sections 17.7(d), 17.7(e) (if applicable) and 17.7(f) above shall be the Termination Date, and shall fix the date after which Lessee shall no longer be obligated for the further payment of Rent.

EXHIBIT 10.27

   17.8  Emergency Repairs

   Notwithstanding any other provision of this Section 17, Lessee shall promptly undertake all such emergency repair work after a Casualty as is necessary or appropriate under the circumstances to eliminate, or provide adequate protection against loss, damage or injury due to defective or dangerous conditions and to comply with Applicable Laws.

   17.9  No Extension of Term; Rent Obligations Continue

   There shall be no extension of the Term on account of any Casualty or Appropriation. Except as expressly provided in Section 17.4 above, following any Casualty or Appropriation, Lessor shall continue to receive Annual Base Rent in monthly installments at the same times and in the same amounts as would be payable had there been no Casualty or Appropriation.

   17.10 Right to Participate in Settlement

   Lessor and Lessee shall both have the right to participate in the negotiation, settlement or compromise of any insurance claims and in all Awards, except to the extent otherwise provided in Section 17.4(d) with respect to temporary Appropriation Awards. Lessee shall have the sole right to negotiate, settle and compromise any Award for a temporary Appropriation (so long as the temporary Appropriation is not deemed a Total Appropriation pursuant to Section 17.4(d)).

   17.11 Disputes

   In the event the parties are unable to agree upon: (a) the equitable reduction of Annual Base Rent pursuant to Section 17.4(c), (b) whether the conditions provided in this Section 17 for the termination of this Lease have been satisfied; or (c) the amount of Proceeds to be paid to either party under this Section 17, the matter(s) in dispute shall be decided through arbitration in accordance with the provisions of Section 21 of this Lease by an Arbitrator having at least ten years of experience in commercial ground lease transactions.

   17.12 Survival

   Lessor's, Lessee's and any Lender's rights and obligations under this Section 17, including, without limitation, their rights to receive Proceeds, shall survive any termination of this Lease.

EXHIBIT 10.27

18.  Option to Purchase

   18.1  Lessee's Option to Purchase

   Lessor hereby grants to Lessee an option (the "Purchase Option") to purchase all of Lessor's right, title and interest in and to the Premises, which Purchase Option and purchase shall be on the following terms and conditions:

   (a) Subject to Section 18.1(d) below, and provided that no Monetary Event of Default is occurring hereunder either on the date Lessee delivers a Purchase Notice to Lessor or on the Closing Date, Lessee shall have the right to purchase the Premises on the date which is the tenth (10th) anniversary of the Commencement Date and on the date which is every ten (10) years thereafter during the term (each such anniversary date being herein referred to as an "Available Closing Date");

   (b) The Option shall be exercised by Lessee by giving written and irrevocable notice thereof (a "Purchase Notice") to Lessor at least one hundred eighty (180) days prior to the Available Closing Date on which Lessee desires to complete the acquisition of the Premises (time being of the essence). It shall be a condition precedent to Lessor's obligation to convey to Lessee title to the Premises that Lessee shall cure any Monetary Events of Default occurring prior to the Closing Date.

   (c) The purchase price (the "Option Purchase Price") for the Premises shall equal the greater of (i) the Fair Market Value of the Premises as of the date Lessor receives the Purchase Notice, as determined pursuant to Section 20, or
(ii) the Initial Investment Amount. The purchase price shall be payable in full at the closing by federal funds wire transfer to Lessor.

   (d) The closing of the purchase (the "Closing") shall take place at the offices of a title insurance company or escrow agent in Santa Clara County, California, at 10:00 a.m. on the date that is the later of (i) the applicable Available Closing Date, or (ii) the tenth (10th) day after the Fair Market Value of the Premises has been determined, or at such other time and place as reasonably may be agreed upon by Lessor and Lessee and subject to postponement as expressly provided in this Section; provided, however, that if the date set for the Closing shall be a

EXHIBIT 10.27

Saturday, Sunday or legal holiday, the Closing shall take place on the next business day at the same time and place.

   (e) At the Closing, Lessor shall transfer title to the Premises to Lessee, as provided in Section 19.1.

   (f) If Lessor or its successors or assigns shall be subject to any inheritance, estate, franchise, license or other similar tax which might constitute a lien against the Premises or any portion thereof or interest therein, then title company or companies employed by Lessee shall, without additional charge therefor, insure against collection of the same out of the property.

   (g) If on the Closing date Lessor is unable to transfer the Premises subject to and in accordance with the provisions of this Lease, Lessor shall be entitled to adjourn the closing for a single period of sixty (60) days in order to cure or discharge any Lessor Exception; provided, however, that if the closing is adjourned to a date subsequent to the Expiration Date, this Lease and the relationship of the parties as Lessor and Lessee shall continue in full force and effect upon all of the terms and conditions (including the payment of Rent at the amount that was payable immediately prior to the Expiration Date, without any requirement of payment of any increased Rent or holdover rental) as herein contained until the actual date of Closing, upon which date this Lease shall terminate with the same effect as if such date were the Expiration Date.

   (h) If Lessee shall default in its obligations to purchase the Premises and, after ten (10) days' notice from Lessor, shall wrongfully fail to take title on the closing date as same may have been adjourned in accordance with Section 18.1(g) above, then Lessor, by notice to Lessee, may rescind Lessee's election to purchase the Premises and, in such event, Lessee shall have no further option to purchase the Premises or to renew this Lease, but Lessor shall have the right to assert any claim for damages on account of Lessee's default which it may possess hereunder, at law or in equity.

   (i) The Purchase Option shall be personal to and may only be exercised by Lessee, any Person to whom Lessee assigns its entire right, title and interest in and to this Lease pursuant to Section 13.1 above (but specifically excluding any sublessee), any Lender who acquires and

EXHIBIT 10.27

succeeds to the interest of Lessee under this Lease by virtue of any foreclosure sale, whether the foreclosure sale is conducted pursuant to court order or pursuant to a power of sale contained in a Leasehold Mortgage, or by assignment or other conveyance in lieu of foreclosure, and any transferee or other successor or assign of such Lender. Notwithstanding the foregoing, each Specific Parcel Lease shall contain a purchase option containing terms identical to those set forth in this Section 18.1, except as specifically provided to the contrary in Section 7.2(e)(ii) above.

19.  Procedures Upon Purchase

   19.1  Procedures Upon Purchase

   (a) If the Premises are purchased by Lessee pursuant to any provision of this Lease, Lessor shall convey title thereto as that which was conveyed to Lessor, and Lessee or its designee shall accept such title, subject, however, to all Conditions of Title, but free and clear of the following matters (herein referred to as "Lessor Exceptions"): (i) the lien of and any security interest created by any mortgage or deed of trust held by a Fee Lender; and (ii) any liens, exceptions and restrictions on, against or relating to the Premises which have been created by or resulted solely from acts of Lessor after the date and in violation of the terms of this Lease, unless the same were created with the written concurrence of Lessee or as a result of a default by Lessee under this Lease. Lessor agrees to convey title to the Premises as provided in the preceding sentence, and for such purpose, Lessor shall make reasonable efforts to cure or discharge any Lessor Exceptions. If at the closing there is any Lessor Exception which Lessor is obligated to pay and discharge, Lessor may use any portion of the purchase price to satisfy the same, provided that Lessor shall deliver to Lessee at the closing an instrument in recordable form and sufficient to satisfy such Lessor Exception of record, together with the cost of recording or filing said instrument. The existence of any such Lessor Exception shall not be deemed an objection to title if Lessor shall comply with the foregoing requirements. If Lessor fails to do so, Lessee may apply any portion of the purchase price (after payment of all sums due to any Fee Lender) to cure or discharge such Lessor Exceptions.

   (b) Upon the date fixed for any such purchase of the Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Lessee shall pay to Lessor, or to any Person to whom Lessor directs payment, the Relevant Amount therefor specified herein, by wire transfer,

EXHIBIT 10.27

in federal funds, less a credit for the amount of any Award that has been received and retained by Lessor or a Fee Lender in connection with an Appropriation which gave rise to Lessee's right to purchase the Premises, and Lessor shall deliver to Lessee (i) a grant deed which describes the premises being conveyed and conveys the title thereto to Lessee or such other Person designated by Lessee as the grantee (collectively, "Purchaser") as provided in
Section 19.1(a), (ii) reasonable and customary documentation, consistent with this Section 19.1, required by the title insurance company insuring the Purchaser's title, including evidence that the sale has been duly authorized by Lessor and that the deed and other transaction documents have been duly authorized, executed and delivered by Lessor, and (iii) such other instruments as shall be reasonably necessary to transfer to Lessee or its designee any other property (or rights to any Award not yet received by Lessor or a Fee Lender) then required to be sold by Lessor to Lessee pursuant to this Lease. If on the Purchase Date any Rent remains outstanding, then Lessee shall also pay to Lessor on the Purchase Date the amount of said Rent, as a condition to Lessor's obligation to sell the Premises. Upon the completion of such purchase, this Lease and all obligations and liabilities of Lessee hereunder shall terminate, except for any Surviving Obligations.

   (c) If the completion of such purchase shall be delayed by Lessor beyond the date scheduled for such purchase as provided in Section 18.1(g), this Lease shall be extended and Rent shall continue to be due and payable until completion of such purchase, calculated as if the Term had continued as provided in this Lease.

   (d) Any prepaid Rent paid to Lessor shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Lessor, provided that no apportionment of any Impositions shall be made upon any such purchase. At the Closing, the Letter of Credit and any Letter of Credit Proceeds then held by Lessor and not otherwise applied by Lessor in accordance with the terms of this Lease shall be returned to Lessee.

   (e) The provisions of Section 18.1(d) through (h) shall apply to a purchase of the Premises pursuant to Section 17.7(b) as well as pursuant to Section 18.

EXHIBIT 10.27

20.  Determination of Fair Market Value

   (a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the procedures set forth in this Section 20.

   (b) For purposes of this Lease, "Fair Market Value" means the sum of (i) the Discounted Present Value (as hereinafter defined) of all Annual Base Rent that would have accrued hereunder for the then-remaining maximum permitted Term of this Lease (assuming for purposes of this calculation that (A) Lessee exercises all available Renewal Options hereunder and (B) Annual Base Rent is increased over the then-remaining Term (including all Renewal Terms) pursuant to Section
4.1 above at a rate equal to the average annual percentage increase in Annual Base Rent for the ten (10) year period immediately prior to Closing (but in no event to exceed a per annum rate of three and one-half percent (3.5%)), compounded on an annual basis (collectively, the "Discounted Rent Value"), and
(ii) the value of Lessor's reversionary interest in the Improvements, assuming that Lessee exercises all available Renewal Options hereunder (the "Reversionary Value"); provided, however, that in no event shall the Reversionary Value exceed the Maximum Reversion Value. Fair Market Value shall not take into account the effect of any Casualty as to which restoration of the Improvements has not been completed. For purposes of this Section 20(b), "Discounted Present Value" of the amounts due under clause (i) above means the present value of such amounts as calculated by Lessor using a discount rate equal to the Treasury Rate plus the Relevant Spread, and the "Treasury Rate" shall be determined by Lessor and shall mean the annualized yield to maturity on securities issued by the United States Treasury having a maturity closest to the final day of the Term (assuming the exercise by Lessee of all available Renewal options), but in no event to exceed thirty (30) years, which yield shall be that established as of the close of business on the Business Day immediately prior to the date calculation of such rate is required hereunder, as published in the Wall Street Journal (or a comparable publication selected by Lessor if the Wall Street Journal ceases publication of such yield). If more than one United States Treasury security matures on the final day of the Term (or, if earlier, the date that is thirty
(30) years after the date Lessor receives the Termination Notice or the Purchase Notice, as applicable), the Treasury Rate shall be the average yield to maturity on all securities maturing on such day. If there are Treasury securities having maturities

EXHIBIT 10.27

equally close to the final day of the Term (or, if earlier, the date that is thirty (30) years after the date Lessor receives the Purchase Notice), the Treasury Rate shall be the yield to maturity of the security maturing prior to such final day. For purposes of this Section 20(b), "Maximum Reversion Value" shall mean (i) as of the tenth (10th) anniversary of the date hereof (the "Base Date"), Three Million Five Hundred Thousand Dollars ($3,500,000.00) (the "Base Amount"), and (ii) as of any date after the Base Date, the sum of the Base Amount and the amount of interest that would accrue on the Base Amount from the Base Date to the measuring date, at eleven percent (11%) per annum, compounded annually; provided, however, that if the Maximum Reversion Value is being determined prior to the Base Date, it shall be the amount obtained by discounting, at eleven percent (11%) per annum, the Base Amount from the Base Date to the measuring date.

   (c)  The Fair Market Value shall be determined as follows:

        (i) Lessor and Lessee shall endeavor to agree upon the Relevant Spread and the Reversionary Value within thirty (30) days after the Applicable Initial Date. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of the Fair Market Value.

        (ii)  If the parties shall not have signed such agreement within thirty
(30) days after the Applicable Initial Date, either party may select an appraiser and notify the other party in writing of the name, address and qualifications of such appraiser. Within thirty (30) days thereafter, the other party shall select an appraiser and notify the first party of the name, address and qualifications of such appraiser. If the second party fails to notify the first party of the appointment of its appraiser within the time above specified, the appraiser selected by the first party shall determine the Fair Market Value. Provided that two appraisers are selected in the manner provided herein, such two appraisers shall endeavor, within forty-five (45) days after the appointment of the latter appraiser, to agree upon the Fair Market Value based on an appraisal made by each of them of the Relevant Spread and the Reversionary Value as of the Relevant Date.

        (iii) If the two appraisers shall agree upon the Fair Market Value, the Fair Market Value as so agreed shall be binding and conclusive upon Lessor and Lessee. If the

EXHIBIT 10.27

determinations of Fair Market Value by the two appraisers differ by less than ten percent (10%) of the higher of the two, then the determinations shall be averaged and the resulting figure shall be the Fair Market Value. If the determinations differ by ten percent (10%) or more of the higher of the two, then the two appraisers shall select a third appraiser to make a determination of the Fair Market Value.

        (iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within twenty (20) days after the expiration of the forty-five (45) day period referred to in clause (ii) above, or if such third appraiser does not make a determination of the Fair Market Value (as provided below in this clause (iv)) within forty-five (45) days after his or her selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto, be appointed by the President or Chairman of the AAA (or any organization successor thereto) in San Francisco, California in accordance with its rules then prevailing or if the AAA (or such successor organization) shall fail to appoint said third appraiser within fifteen (15) days after such request is made, then either party may apply, on notice to the other, to a state court in Santa Clara County, California with jurisdiction. The determination of the Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within forty-five
(45) days after such appointment. The determination made by the third appraiser shall be averaged with the closer of the two prior determinations and the resulting figure shall be the Fair Market Value. Such determination shall be binding and conclusive upon Lessor and Lessee.

        (v) All appraisers selected or appointed pursuant to this Section 20 shall (A) be independent qualified MAI appraisers, (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth, and (D) be registered in the State of California if the State of California provides for or requires such registration. Lessor and Lessee shall each have the right to submit to the appraisers an opinion from a reputable investment banking firm as to the appropriate Relevant Spread to be used in calculating the Discounted Present Value.

        (vi) The fees of the appraisers and the other costs and expenses of the procedure described in this Section 20 shall be borne entirely by Lessee.

EXHIBIT 10.27

   (d) If for any reason Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended and Rent shall continue to be due and payable until completion of the applicable purchase, calculated as if the Term had continued as provided in this Lease.

21.  Arbitration of Specified Disputes

   (a) Scope of Obligation to Arbitrate. Those disputes which the parties are expressly required or authorized to resolve through arbitration shall be subject to the procedures prescribed in this Section 21(a). This arbitration provision is expressly limited to those matters as to which arbitration is expressly required or authorized elsewhere in this Lease and no other matter shall be subject to arbitration unless the parties, each in the exercise of its sole discretion, mutually agree in writing. The Arbitrator (as defined in Section 21(b)) shall dismiss any matter submitted to it for determination if such determination is not expressly required or authorized elsewhere in this Lease or in another written agreement executed by both parties.

   (b) Arbitration Procedure. A party shall initiate arbitration by written notice to the other. The date such notice is given shall be the "Initiation Date." Except as expressly modified herein, the arbitration proceeding shall be conducted by a single neutral arbitrator (the "Arbitrator") in accordance with the provisions of Section 1280 et seq. of the California Code of Civil Procedure (including, without limitation, the provisions of Section 1283.05 concerning discovery), as amended or replaced by any successor laws. Unless the parties mutually agree otherwise, the Arbitrator shall be selected by mutual agreement of the parties from a panel provided by the San Francisco office of the AAA, and if the parties fail to agree within forty-five (45) days after the Initiation Date, or if the AAA does not offer a selection of potential arbitrators having the requisite qualifications, either party may apply to the Santa Clara County Superior Court for the appointment of the Arbitrator. The date on which the Arbitrator is selected or appointed is referred to as the "Selection Date." The Arbitrator shall set the matter for hearing within thirty (30) days after the Selection Date, and shall try any and all issues of law or fact that are the subject of the arbitration, and report a statement of decision upon them, if possible, within fifteen (15) days after the hearing or as soon thereafter as is practicable. The following time periods set forth in the California Code of Civil Procedure shall be shortened as follows:

EXHIBIT 10.27

Section 1288 - four years to 90 days, and 100 days to 30 days; Section 1288.2 - 100 days to 30 days. The Arbitrator shall be empowered, subject to any limitations on the availability of any particular remedies or relief expressly set forth in this Lease, to: (i) enter equitable as well as legal relief; (ii) provide all temporary and/or provisional remedies; and (iii) enter equitable orders that will be binding upon the parties. The Arbitrator shall issue a single written decision at the close of the arbitration proceeding which shall dispose of all of the claims of the parties that are the subject of the arbitration, and an order or judgment upon that decision may be obtained by either party in a court of competent jurisdiction. The parties expressly reserve their appeal rights under California Code of Civil Procedure Sections 1294(b),
(c) and (d), and any amended, similar or successor laws.

   The parties hereby acknowledge that any determination of the Fair Market Value by the appraisers pursuant to Section 20 hereof shall be conducted in accordance with Section 19 and not by the arbitration procedure set forth in this Section 21(b), notwithstanding that such determination may be construed to constitute a method of arbitration subject to Section 1298 of the California Code of Civil Procedure.

   (c) Notice. BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS "ARBITRATION OF SPECIFIED DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THIS "ARBITRATION OF SPECIFIED DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF SPECIFIED DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

EXHIBIT 10.27

        Initials:  _________      __________
                    Lessor          Lessee

22.  Financial Information

   Throughout the Term of this Lease, Lessee shall furnish or cause to be furnished to Lessor such information and data about the financial condition and operations of Lessee and the Project as Lessor may reasonably request, including, but not limited to, the following information, which shall be furnished without request:

   (a) within fifteen (15) days after the end of each calendar month falling within the Minimum Available Cash Period, (A) a certificate of the Chief Financial Officer or Chief Accounting Officer of Borrower confirming that, throughout such month, Lessee had not less than Seventy Five Million Dollars ($75,000,000.00) in Available Cash, and (B) such financial statements as Lessor may reasonably request to confirm the amount of Lessee's actual Available Cash during such month;

   (b) as soon as available and in any event within forty-five (45) days after the end of each calendar quarter, financial statements of Lessee, including, without limitation, a balance sheet of Lessee as of the end of such calendar quarter and statements of income and expense and cash flow of Lessee (with accompanying footnotes) for such calendar quarter, all of which shall be prepared in accordance with GAAP, shall set forth in comparative form the corresponding figures for the previous calendar quarter, shall be in such detail as may be reasonably approved by Lender, and shall be certified by the Chief Financial Officer or Chief Accounting Officer of Lessee as being true, correct and complete;

   (c) as soon as available and in any event within one hundred twenty (120) days after the end of each calendar year, financial statements of Lessee, including, without limitation, a balance sheet of Lessee as of the end of such calendar year and statements of income and expense and cash flow of Lessee (with accompanying footnotes) for such calendar year, all of which shall be prepared in accordance with GAAP and shall be audited by a "Big 6" accounting firm or another firm of certified public accountants reasonably acceptable to Lessor, shall set forth in comparative form the corresponding figures for the previous calendar year, and shall be in such detail as may be reasonably approved by Lessor; and

EXHIBIT 10.27

   (d) within thirty (30) days after the end of each calendar year, a certificate of the Chief Financial Officer or Chief Accounting Officer of Lessee, acting on behalf of Lessee and not in his or her personal capacity, confirming that, throughout such year, Lessee was in compliance with all material terms of this Lease.

   Notwithstanding the terms of Sections 22(b) and (c) above, during the period that Lessee is a Public Company, Lessee shall only be required to deliver to Lessor, in lieu of the information required pursuant to said sections (b) and
(c), such quarterly and annual financial statements as Lessee provides to the SEC, which statements shall be delivered to Lessor promptly upon being filed with the SEC.

23.  General Provisions

   23.1  Notices

   All notices, requests, approvals and invoices required or permitted under this Lease: (a) shall be in writing; (b) shall be delivered, given or made to the following addresses, or to such other addresses as the parties may designate in writing from time to time; and (c) shall be deemed to have been duly delivered, given or made: (i) upon delivery; or (ii) upon the date delivery was attempted, if delivery is prevented by the refusal of the addressee to accept delivery or the failure by the addressee to be open for business at the specified address during regular business hours on Business Days:

              If to Lessor:          iStar San Jose, llc
                                     1114 Avenue of the Americas
                                     Twenty-Seventh Floor
                                     New York, New York 10036
                                     Attention:  General Counsel

            with a copy to:          iStar San Jose, llc
                                     One Embarcadero Center, Thirty-Third Floor
                                     San Francisco, California 94111
                                     Attention: Asset Manager, West Coast Region

             and a copy to:          Morrison & Foerster llp
                                     425 Market Street
                                     San Francisco, California 94105
                                     Attention:  Peter Aitelli, Esq.

EXHIBIT 10.27

              If to Lessee:          Equinix, Inc.
                                     901 Marshall Street
                                     Redwood City, California 94063
                                     Attention:  Chief Financial Officer

            with a copy to:          Gray Cary Ware & Freidenrich llp
                                     400 Hamilton Avenue
                                     Palo Alto, California 94301
                                     Attention:  Craig M. Tighe, Esq.


   23.2  Estoppel Certificates

   Within ten (10) days after receipt of a written request from Lessee or Lessor, as the case may be (each, a "Requesting Party"), from time to time, the party receiving such request (the "Receiving Party") shall execute and deliver to the Requesting Party a written statement certifying: (a) the Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, and stating the date and nature of such modifications); (c) the date to which Rent has been paid; (d) that there are no current defaults under this Lease by either Lessor or Lessee (or, if defaults are asserted, so describing with reasonable specificity) (provided, however, that if such estoppel is being delivered by Lessor, the statement contained in this clause (d) shall be made to the Actual Knowledge of Lessor); and (e) such other matters as may be reasonably requested. Each party intends that any statement delivered by a Receiving Party pursuant to this Section 23.2 may be relied upon by any auditor, prospective Lender or Fee Lender or prospective purchaser of or investor in the Premises or any interest therein.

   23.3  Nonrecourse to Lessor

   Lessor shall have no personal liability under this Lease, and Lessee shall look solely to the value of Lessor's interest in the Premises (as encumbered by this Lease) and Lessor's reversionary interest in the Improvements for the satisfaction of any claim Lessee may have against Lessor.

   23.4  Attorneys' Fees

   In the event of any legal or equitable proceeding in connection with this Lease, the prevailing party in such proceeding, or the nondismissing party where the dismissal occurs other

EXHIBIT 10.27

than by reason of a settlement, shall be entitled to recover its reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, costs and disbursements paid or incurred in good faith at the arbitration, pre-trial, trial and appellate levels, and in enforcing any award or judgment granted pursuant thereto. Any award, judgment or order entered in any such proceeding shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such award or judgment, including, without limitation: (a) post-award or post-judgment motions; (b) contempt proceedings; (c) garnishment, levy, and debtor and third party examinations; (d) discovery; and (e) bankruptcy litigation. The "prevailing party," for purposes of this Agreement, shall be deemed to be that party which obtains substantially the result sought, whether by dismissal, award or judgment.

   23.5  No Waiver

   No delay or omission by Lessor in exercising or enforcing any right, remedy, election or option accruing upon the noncompliance or failure of performance by Lessee under the provisions of this Lease, and no acceptance of full or partial Rent by Lessor during the period of any such non-compliance or failure of performance, shall constitute an impairment or waiver of any such right, remedy, election or option. No alleged waiver shall be valid or effective unless it is set forth in a writing executed by Lessor. A waiver by Lessor of any of the covenants, conditions or obligations to be performed by Lessee shall not be construed as a waiver of any subsequent breach of the same or any other covenants, conditions or obligations.

   23.6  Amendment

   This Lease may not be amended by oral agreement. It may be amended only by a written agreement signed by both Lessor and Lessee.

   23.7  Successors and Assigns

   Subject to and without affecting the limitations herein with respect to Transfers, this Lease shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

EXHIBIT 10.27

   23.8  No Joint Venture or Loan Transaction

   Nothing contained herein shall be construed as creating a joint venture, agency, lender-borrower, or any other relationship between the parties hereto other than that of landlord and tenant.

   23.9  Severability

   If any term or condition of this Lease, or the application thereof to any particular person or circumstance, is found by a court of competent jurisdiction to be invalid or unenforceable, then all other terms and conditions of this Lease, and the application of the term or condition in question to persons or circumstances other than those as to which it was held invalid or unenforceable, shall not be affected thereby, and shall be valid and enforceable to the full extent permitted by law.

   23.10  No Recordation; Quitclaim

   This Lease shall not be recorded.  Lessee shall deliver to Lessor, within ten
(10) days after the Termination Date, a duly executed and acknowledged quitclaim deed sufficient to release to Lessor all of Lessee's rights, title and interest in the Premises, the Improvements, and the Memorandum of Lease. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

   23.11  Interpretation

   The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against either party. The parties acknowledge that each party and its counsel have reviewed and participated in the drafting of this Lease, and therefore that the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed or applied in the interpretation of this Lease. The captions inserted in this Lease are for convenience only and shall not in any way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

EXHIBIT 10.27

   23.12  Entire Agreement

   This Lease, with exhibits, is a fully-integrated agreement which contains all of the parties' representations, warranties, agreements and understandings with respect to the Premises. All correspondence, memoranda, discussions, negotiations, drafts and agreements originating before the Term Commencement Date with respect to the Premises, whether written or oral, including, without limitation, that certain letter of intent dated May 17, 2000, are superseded and replaced in their entirety by this Lease. No prior drafts of this Lease shall be used or referred to in resolving any questions arising as to the parties' intent.

   23.13  Governing Law and Forum

   This Lease shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any conflicts of laws principles that would cause the application of the laws of any other jurisdiction. Any action brought by any party against the other arising out of this Lease shall be brought in the Superior Court of Santa Clara County, State of California, or in the United States District Court for the Northern District, California. Lessor and Lessee hereby consent to the jurisdiction of such courts, and waive any objection to venue based on forum non conveniens or any other grounds, provided that the right of either party to commence any action or proceeding in any court of competent jurisdiction as provided above shall be subject to the arbitration provisions of Section 21 where applicable.

   23.14  Brokers

   Except for any commissions payable to CRESA Partners, llc ("CRESA") pursuant to a separate written agreement between Lessee and CRESA (the "CRESA Agreement"), each party represents and warrants for the benefit of the other that it has not engaged the services of any broker, finder or other person who may claim any commission, fee or other compensation in connection with this Lease or the Purchase Option contained herein. Each party shall indemnify, defend and hold the other harmless from and against any claims, damages, losses, liabilities or costs (including, without limitation, reasonable attorneys' fees, costs and disbursements) arising out of any agreement or action alleged on the part of such first-mentioned party to entitle any broker, finder or other person to a commission, fee or other compensation in connection with this Lease or the Purchase Option. Lessee shall indemnify, defend and hold Lessor harmless from

EXHIBIT 10.27

and against any claims, damages, losses, liabilities or costs (including, without limitation, reasonable attorneys' fees, costs and disbursements) arising out of any claim by CRESA to a fee or commission in connection with this Lease or the Purchase Option, including, without limitation, any commissions payable pursuant to the CRESA Agreement.

   23.15  No Dedication

   This Lease shall not be, nor be deemed or construed to be, a dedication to the public of all or any portion of the Premises, any Improvements or any areas in which the Premises are located.

   23.16  No Third Party Beneficiaries

   Except for the rights of the Lender provided in Section 15.7 above and the rights of any Fee Lender, this Lease shall not be deemed or construed to confer any rights, title or interest upon any person or entity other than the parties hereto, including, without limitation, any third party beneficiary status or right to enforce any provision of this Lease.

   23.17  Lessor's Consent Rights

   Except to the extent that a specific time period is provided in any provision of this Lease or the Project Development Rider, whenever Lessor's consent is required for the taking of an action by Lessee hereunder or under the Project Development Rider, Lessor shall have seven (7) Business Days to consent or deny its consent to such action after receipt of written notice from Lessee requesting such consent, together with such additional documents and information as Lessor may reasonably require (the "Relevant Data") to make an informed decision concerning the matter submitted to it for review. The failure of Lessor to respond to Lessee's request for consent within such seven (7) Business Day period shall be deemed to constitute Lessor's approval of the particular matter submitted to it for review, but not of any other matters, whether similar or dissimilar. Notwithstanding the foregoing, Lessor shall have fourteen (14) Business Days after receipt of Lessee's written notice and the Relevant Data to determine whether or not a Person constitutes a "Permitted Transferee" under any provision of this Lease.

EXHIBIT 10.27

   23.18  Limitation on Effect of Approvals

   All rights of Lessor to review, comment upon, approve, inspect or take any other action with respect to the Premises or the Project are specifically for the benefit of Lessor and no other party. No review, comment, approval or inspection, right or exercise of any right to perform Lessee's obligations, or similar actions required or permitted by, of, or to Lessor hereunder, or actions or omissions of Lessor's employees, agents or trustees, or other circumstances, shall give or be deemed to give Lessor any liability, responsibility or obligation for, in connection with, or with respect to, the design, construction, maintenance or operation of the Premises, the Project or any Improvements, nor shall any such approval, actions, information or circumstances relieve or be deemed to relieve Lessee of any of its obligations under this Lease, other than the matter so approved.

   23.19  Time of the Essence

   Time is of the essence in the performance of each party's obligations under this Lease.

   23.20  Termination Not Merger

   The voluntary sale or other surrender of this Lease by Lessee to Lessor, mutual cancellation of this Lease or termination of this Lease by Lessor pursuant to any provision contained herein shall not work a merger unless Lessor so elects in its sole discretion and each Lender has consented thereto in writing.

EXHIBIT 10.27

   IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease by proper persons thereunto duly authorized as of the date first above written.

                     Lessor:        iStar San Jose, llc,
                                    a Delaware limited liability company
                                    By:  TriNet Corporate Realty Trust, Inc.,
                                         a Maryland corporation,
                                         Its: Sole Member

                                         By:__________________________________
                                         Name:________________________________
                                         Title:_______________________________

                     Lessee:        Equinix, Inc.,
                                    a Delaware corporation

                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________

EXHIBIT 10.27

                                   EXHIBIT A

                            DESCRIPTION OF PREMISES

   That certain real property located in the City of San Jose, County of Santa Clara, State of California, described as follows:

   The Premises also includes all present and future rights, privileges, hereditaments and easements appurtenant to the above-described real property and not expressly reserved by Lessor pursuant to this Lease, including, without limitation, all entitlements, development rights and credits and air rights relating to the above-described real property to the extent contemplated by this Lease and not expressly reserved by Lessor, and any rights-of-way or other appurtenances now or hereafter used in connection with the beneficial use and enjoyment of the above-described real property to the extent contemplated by this Lease and not expressly reserved by Lessor.

EXHIBIT 10.27

                                   EXHIBIT B

                              MEMORANDUM OF LEASE

Recording Requested by and                 |
When Recorded Mail to:                     |
                                           |
                                           |
                                           |
Morrison & Foerster llp                    |
425 Market Street                          |
San Francisco, California 94105-2482       |
Attention:  Peter Aitelli, Esq. (47839-1)  |
                                           |
--------------------------------------------------------------------------------

                    MEMORANDUM OF LEASE AND PURCHASE OPTION
 (Approximately 79.694 Acres of Unimproved Real Property Located in the City of
             San Jose, County of Santa Clara, State of California)

     THIS MEMORANDUM OF LEASE ("Memorandum of Lease") dated June 21, 2000 by and between iSTAR San Jose, llc, a Delaware limited liability company ("Lessor"), and Equinix, Inc., a Delaware corporation ("Lessee").

     1. Certain Defined Terms. As used in the Memorandum of Lease, the following capitalized terms shall have the meanings as set forth below:

          "Expiration Date" shall refer to the day immediately preceding the twentieth anniversary of the Term Commencement Date unless the Term is extended pursuant to the exercise of any option herein.

          "Premises" shall refer to the real property, as more particularly described in Exhibit A, attached hereto and incorporated herein.

          "Term Commencement Date" shall refer to June 21, 2000.

          "Unrecorded Lease" shall refer to that certain unrecorded lease of even date herewith, by and between Lessor and Lessee, as the same may hereafter be amended, modified or supplemented. Capitalized terms used in this Memorandum of Lease but not otherwise defined shall have the meanings as defined in the Unrecorded Lease.

     2. Demise and Term of Lease. The term of this lease (the "Term") shall commence on June 21, 2000. The Term shall continue for a period of twenty (20) years, unless this lease is sooner terminated, or the Term is extended, pursuant to the provisions hereof. Lessor hereby leases the Premises to Lessee and Lessee hereby leases the Premises from Lessor during the Term, subject to all of the terms covenants, and conditions set forth in this Memorandum of Lease, as supplemented by the Unrecorded Lease.

     3. Options to Extend. Pursuant to Section 3.3 of the Unrecorded Lease, Lessee shall have the option to extend the Term for six (6) successive periods of ten (10) years each (each an "Extension Term").

     4. Option to Purchase. Lessor hereby grants Lessee an option to purchase ("Purchase Option") all of Lessor's right, title and interest in and to the Premises, which Purchase Option is exercisable on the date which is the tenth
(10th) anniversary of the Term Commencement Date and on each date which is ten
(10) years thereafter during the term (each an "Available Closing Date"), pursuant to and as more particularly set forth in Section 18 of the Unrecorded Lease. The Purchase Option shall be personal to Equinix, Inc., as Lessee, and any party to whom Equinix, Inc. assigns its entire right title and interest in and to the Unrecorded Lease, pursuant to Section 13.1 thereof, and any lender who acquires and succeeds to the interest of Equinix, Inc. under the Unrecorded Lease, as more particularly set forth in Section 18.1(i) thereof. The Purchase Option shall be exercised, if at all, by irrevocable written notice to Lessor delivered no later than one hundred eighty (180) days prior to the applicable Available Closing Date, pursuant to and as more particularly set forth in
Section 18 of the Unrecorded Lease.

     5. Notices. All notices, requests, approvals and invoices required or permitted under the Unrecorded Lease: (a) shall be in writing; (b) shall be delivered, given or made to the following addresses, or to such other addresses as the parties may designate in writing from time to time; and (c) shall be deemed to have been duly delivered, given or made: (i) upon delivery; or (ii) upon the date delivery was attempted, if delivery is prevented by the refusal of the addressee to accept delivery or the failure by the addressee to be open for business at the specified address during regular business hours on any day which is not a Saturday, Sunday, or official holiday declared by the United States of America or the State of California:

     As of the Term Commencement Date, Lessee's address for Notices shall be:

                               If to Lessee:   Equinix, Inc.
                                               ________________________________
                                               ________________________________
                                               Attention:______________________
                                               Telephone:  (___) ______________
                                               Telecopy:  (___) _______________
                               with a copy to: ________________________________
                                               ________________________________
                                               ________________________________
                                               Attention:______________________
                                               Telephone:  (___) ______________
                                               Telecopy:  (___) _______________

     As of the Term Commencement Date, Lessor's address for notice shall be:

                               If to Lessor:   iStar San Jose, llc
                                               1114 Avenue of the Americas
                                               Twenty-Seventh Floor
                                               New York, New York  10036
                                               Attention:  General Counsel

                               with a copy to: iStar San Jose, llc
                                               One Embarcadero Center,
                                               Thirty-Third Floor
                                               San Francisco, California  94111
                                               Attention:  Asset Manager,
                                                           West Coast Region

                               and a copy to:  Morrison & Foerster llp
                                               425 Market Street
                                               San Francisco, California  94105
                                               Attention:  Peter Aitelli, Esq.

     6. Successors Bound. This Memorandum of Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and legal representatives and, subject to the provisions hereof and of the Unrecorded Lease, their respective assigns. Whenever in this Memorandum of Lease a reference is made to Lessor or Lessee, such reference shall be deemed to refer to the person in whom the interest of Lessor or Lessee shall be vested. Any successor or assignee of Lessor or Lessee who accepts an assignment or the benefit of this Memorandum of Lease and enters into possession or enjoyment hereunder shall thereby assume and agree to perform all obligations thereafter accruing under the Unrecorded Lease on the part of such party.

     7. Miscellaneous. This Memorandum of Lease is subject to the terms, covenants, conditions and provisions, including those pertaining to the rent payable, of the Unrecorded Lease. The incomplete statement of any such term, covenant, condition or provision in this Memorandum of Lease shall not be deemed to modify or amend any of the provisions of the Unrecorded Lease, which shall be the controlling instrument and which is incorporated herein by reference.

     This Memorandum of Lease may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one instrument.

     IN WITNESS WHEREOF, Lessor and Lessee have executed or caused this Memorandum of Lease to be executed as of the date first above written.

                                 Lessor:   iStar San Jose, llc,
                                           a Delaware limited liability company

                                           By: ________________________________
                                           Name: ______________________________
                                           Title: _____________________________

                                 Lessee:   Equinix, Inc.,
                                           a Delaware corporation


                                           By: ________________________________
                                           Name: ______________________________
                                           Title: _____________________________

                                 ACKNOWLEDGMENT

STATE OF CALIFORNIA      )
                         )  ss.
COUNTY OF _____________  )

     On June __, 2000, before me, a notary public in and for said state, personally appeared ____________________________________________________,
personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity/capacities, and that by his/her/their signature(s) on the instrument, the person, or the entity upon behalf of which persons(s) acted, executed the instrument.

     WITNESS my hand and official seal.

     ----------------------------
     (signature of notary public)

     ------------------------------
     (typed/printed name of notary)

Affix notary seal:


--------------------------------------------------------------------------------

STATE OF            )
                    )  ss.
COUNTY OF           )

     On June ___, 2000, before me, a notary public in and for said state, personally appeared ____________________________________________________,
personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity/capacities, and that by his/her/their signature(s) on the instrument, the person, or the entity upon behalf of which persons(s) acted, executed the instrument.

     WITNESS my hand and official seal.

     ----------------------------
     (signature of notary public)

     ------------------------------
     (typed/printed name of notary)

Affix notary seal:

                                   EXHIBIT A
                            Description of Premises

That certain real property located in the City of San Jose, County of Santa Clara, State of California, described as follows:


The Premises also includes all present and future rights, privileges, hereditaments and easements appurtenant to the above-described real property and not expressly reserved by Lessor pursuant to the Lease, including, without limitation, all entitlements, development rights and credits and air rights relating to the above-described real property to the extent contemplated by the Lease and not expressly reserved by Lessor, and any rights-of-way or other appurtenances now or hereafter used in connection with the beneficial use and enjoyment of the above-described real property to the extent contemplated by the Lease and not expressly reserved by Lessor.

EXHIBIT 10.27

                                   EXHIBIT C

                           PROJECT DEVELOPMENT RIDER

                                   Exhibit C

                           Project Development Rider

    This Project Development Rider ("Rider") is attached to and made a part of that certain Ground Lease entered into by and between iStar San Jose, llc, a Delaware limited liability company ("Lessor"), and Equinix, Inc., a Delaware corporation ("Lessee").

    The terms and conditions set forth in this Rider are terms and conditions of the Lease. They have been set forth in a separate Rider for ease of reference, and the texts of the Lease and this Rider shall be read and construed together as one and the same agreement. Without limiting the generality of the foregoing, the rights and remedies that are set forth in the main text of the Lease (including all applicable notice, grace and cure periods with respect thereto) shall apply to the covenants contained in this Rider as well as the covenants contained in the main text. The terms and conditions of this Rider are intended to be consistent and complementary with the other terms and conditions of the Lease and shall be so interpreted and enforced; provided, however, that in the event of a conflict or inconsistency between this Rider and any other provisions of the Lease that cannot be resolved or harmonized with reference to the foregoing, the provision(s) of this Rider shall govern and control. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them elsewhere in the Lease.

1.  Permits and Licensing

    1.1  Entitlements

    Lessee shall be solely responsible for procuring all Entitlements necessary or desirable for the development and construction of the Project, at its sole cost and expense, and shall diligently seek to procure all such Entitlements as soon as reasonably practicable after the Effective Date. Without limiting the generality of the foregoing, Lessee shall be solely responsible for procuring
(i) one or more site development permits and related approvals permitting the construction on the Premises of approximately one million two hundred thousand (1,200,000) gross square feet of Building area (the "Projected Building Density"), (ii) such Entitlements as shall be necessary for the Premises to be eligible for inclusion in any community facilities districts or other comparable service districts as may be necessary for the provision of all public services and utilities required for the proper development and operation of the Project,
(iii) such arrangements as shall be required to ensure that the Project will have full access to and use of any transportation or infrastructure improvements that may be required or reasonably necessary for the proper development and operation of the Project, including, without limitation, an extension of Great Oaks Boulevard to serve the Project, and (iv) all necessary encroachment permits, grading permits, building permits and certificates of occupancy. It is acknowledged and agreed that Lessee may consider negotiating and seek approval from the City of a Development Agreement that will entitle Lessee to develop and construct not less than the Projected Building Density on the Premises, and that Lessor shall have the right to approve the terms and conditions of such Development Agreement and all other conditions of approval and mitigation measures for the Project, it being understood that such approval will not be unreasonably withheld and which shall be granted if the same is consistent with the Approved Development Plan in all material respects. Lessee shall bear all costs and expenses that are associated with the procurement of the

Entitlements, including, without limitation, all application fees, engineering, architectural and other consulting costs, legal fees, impact fees and mitigation costs.

     1.2  Basic Requirements; Submittal Process

     (a) All applications for Entitlements shall describe and seek to procure approval for the development and operation of a Project that is consistent in all material respects with the provisions of the Lease and the Approved Development Plan such that when the Initial Improvements are Substantially Complete, Lessee will be able to occupy and operate the Project in accordance with the requirements of the Lease and in a manner consistent with the Approved Development Plan.

     (b) In connection with the preparation of any applications and supporting plans, studies, reports and other materials for or relating to any Entitlements, Lessee shall engage only those professional consultants who are licensed (if required), reputable and professionally qualified to provide the services for which they are being retained, including, without limitation (to the extent reasonably required for the proper performance of their services), experience in the development of projects similar to the Project and experience interacting with the applicable public agencies that have jurisdiction over the Project. Lessee shall notify Lessor in writing of the identity and qualifications of each of its major professional consultants.

     (c) Without limiting any other provision of this Rider, Lessee shall provide copies to Lessor of the applications and material supporting items that are to be submitted to a public agency with jurisdiction in connection with the procurement of any Entitlements. With respect to any Entitlements covering grading, site work, and core and shell of any Buildings (collectively, "Major Features"), Lessor shall have ten (10) Business Days after receipt of the applications and material supporting items for such Entitlements to review and approve or disapprove them before they are submitted; provided, however, that Lessor shall approve any applications that are consistent with the Approved Development Plan. Lessee also shall provide Lessor with ten (10) Business Days to review and approve or disapprove any material proposed changes in submitted applications and supporting items covering Entitlements relating to Major Features before they are made.

     (d) Lessee shall provide and enter into such improvement and maintenance agreements and bonds, or provide such other security, as may be required in accordance with Applicable Law by public agencies with jurisdiction, in order to secure to such public agencies the performance of the Development Agreement for the Project and all conditions of approval, mitigation measures, and other obligations that are imposed by such public agencies in connection with the development and construction of the Project. Lessor shall incur no liability for the payment or performance of such Development Agreement, conditions of approval, mitigation measures, or other obligations, and Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, liabilities, damages, losses, and costs and expenses (including, without limitation, attorneys' fees and disbursements) arising from or relating to the Entitlements or any failure of Lessee to perform any obligations or make any payments that may arise or accrue under the Entitlements.

2.  Design of Initial Improvements

    2.1  Basic Requirements

    The design of the Initial Improvements shall: (a) provide for the construction of Initial Improvements that comply fully with and satisfy the Approved Development Plan and all other Applicable Laws; and (b) be consistent in all material respects with all provisions of the Lease, including, without limitation, the Approved Development Plan.

    2.2  Lessor Approval

     (a) The design of the Initial Improvements covering the Major Features, but specifically excluding any interior improvements made for tenants or other occupants of the Buildings, shall be subject to Lessor's prior written approval; provided, however, that Lessor shall approve the foregoing to the extent they are consistent with and covered by the Approved Development Plan. Lessee shall submit any Initial Improvement Design Documents (as defined below) to Lessor for approval prior to making any application or submittal to the City or any other public agency with jurisdiction for any architectural review, design or site review, building permit or any other governmental approval for the Initial Improvements. Lessee's submission to Lessor shall include: (i) two duplicate sets of all design drawings and related design documents that are required by the City or other public agency with jurisdiction as a part of such application or submittal (singly or collectively, "Initial Improvement Design Documents"); and (ii) copies of the application and any other material supporting items to be submitted with the application to the City or other public agency with jurisdiction. Lessor shall have ten (10) Business Days to review and approve or disapprove the Initial Improvement Design Documents and such application, such approval not to be unreasonably withheld. Lessee shall not submit the application until after obtaining Lessor's written approval of the Initial Improvement Design Documents. In addition, following any necessary approval by Lessor, all submittals to the City or any other public agency with jurisdiction concerning the design of the Initial Improvements shall be submitted concurrently to Lessor for its information. At the election of Lessee, the Initial Improvement Design Documents may be submitted to Lessor for approval in phases, consisting of: (1) conceptual drawings; (2) schematic drawings; (3) design development documents with preliminary specifications; and (4) working drawings required for building permit submission.

     (b) If Lessor disapproves any aspect of the Initial Improvement Design Documents, Lessor shall specify in reasonable detail the reasons for such disapproval, and Lessee shall make such changes in the Initial Improvement Design Documents as shall be sufficient to respond to and address Lessor's objections.

     (c) With respect to subsequent Initial Improvement Design Document submittals, Lessor shall not disapprove design elements that Lessor previously approved unless the subsequent Initial Improvement Design Documents reveal material new information relating to such design elements that was not previously considered, or contain material changes from previously approved design elements. All subsequent Initial Improvement Design Documents shall be submitted to Lessor in two duplicate sets upon which any material change from design elements previously approved (including, without limitation, any material design element not shown in previously approved documents) shall be indicated, and Lessor shall review and approve or disapprove such subsequent Initial Improvement Design Documents within ten (10) Business Days. All submittals to the City or any other public agency with jurisdiction concerning the design of the Initial Improvements shall be submitted concurrently to Lessor for its information.

     (d) Once the Initial Improvement Design Documents have been approved by the City, any material changes from the approved Initial Improvement Design Documents shall require Lessor's prior written approval. Lessor shall respond to any request for approval of a change within ten (10) Business Days.

     (e) Any Lessor approval shall not be deemed a representation of any sort with respect to the quality of the design, or a waiver of any rights Lessor may have other than with respect to Lessee's obligation to seek approval of the applicable Initial Improvement Design Document(s).

     2.3  Architects' Qualifications

     Lessee shall engage only design professionals who are licensed (if required), reputable, financially capable, professionally qualified to provide the services for which they are retained, and experienced in making effective public presentations for comparable projects (to the extent they will be making such public presentations). Lessee shall notify Lessor in writing of the identity and qualifications of each of its major design consultants, and Lessor shall have the right to approve or disapprove such consultants, which approval shall not be unreasonably withheld. Lessee shall provide Lessor with copies of all contracts with the design consultants upon execution.

3.   Construction of Initial Improvements

     3.1  Commencement of Construction

     Before commencing construction of any Initial Improvements, Lessee shall:
(a) provide Lessor with reasonably satisfactory evidence that all funding necessary to complete construction of such Initial Improvements has been secured; (b) provide Lessor with a copy of the construction contract for each general contractor (or, if Lessee retains a construction manager in lieu of a general contractor, the construction management contract and copies of the contracts with all Major Contractors (as defined below), thereby establishing that the requirements of Section 3.3 below have been satisfied; and (c) provide Lessor with certified copies of all insurance policies and bonds, if any, required by Section 3.4 below. Lessee shall give Lessor at least fifteen (15) days' written notice before commencing construction of any Building or other material portion of the Initial Improvements so that Lessor may post and record one or more notices of non-responsibility, and Lessee shall maintain the notice(s) in the location(s) reasonably designated by Lessor.

     3.2  Construction Standards

     The Initial Improvements shall be constructed by Lessee: (a) in substantial accordance with the approved Initial Improvement Design Documents, without material deviation therefrom, as the same may be modified from time to time with the approval of Lessor in accordance with Section 2.2 above; (b) subject to and in accordance with all applicable requirements of the Entitlements, all Applicable Laws, and the Lease; (c) using workmanship and materials of a quality consistent with the first class nature of the Project; and (d) all at no cost or liability to Lessor. Once construction is commenced, Lessee shall diligently prosecute all construction work to completion, subject to Force Majeure Delays. Lessee shall at no cost to Lessor correct, or cause its contractor to correct, any defects in any construction work performed in connection with the Initial Improvements.

     3.3  Contractor and Contract Requirements

     Lessee shall engage only contractors who are licensed, reputable, have adequate financial capability and are experienced in the construction of projects of a product type and quality level similar to those of the Project. Lessee shall notify Lessor in writing of the identity and qualifications of each general contractor (or, if Lessee retains a construction manager in lieu of a general contractor, the identity and qualifications of the construction manager and all Major Contractors). Lessor shall have the right to approve the general contractor (or, if Lessee is engaging a construction manager rather than a general contractor to oversee any portion of the Initial Improvements, then for such portion of the Initial Improvements, Lessor shall have the right to approve the construction manager and all Major Contractors). All prime contractors and any subcontractors performing work having a value in excess of Two Hundred Thousand Dollars ($200,000) (collectively, the "Major Contractors"), shall be expressly required to: (a) carry appropriate levels of worker's compensation, general liability, automobile and employer's liability insurance; (b) have the capacity to provide performance and payment bonds; and (c) comply with all applicable requirements of the Development Agreement (if any), approved Initial Improvement Design Documents, Entitlements and Applicable Laws.

     3.4  Insurance and Bonds

     Lessee shall maintain the builder's risk insurance described in Section 10.1(f) of the Lease at all times during construction of the Initial Improvements. In the event Lessee elects or is required by the City to procure performance and payment bonds, such bonds shall name Lessor as an additional obligee, and shall be in a customary form guaranteeing completion by the contractor of construction of the Initial Improvements and payment in full of all claims for labor performed and materials supplied in connection with the Initial Improvements. The bonds shall be issued by a responsible surety company that is licensed to do business in California.

     3.5  Progress Reports; Observation

     Lessee shall provide Lessor with copies of all Major Contractors' regular progress reports, by facsimile, e-mail or other similarly timely means, immediately upon receipt. If a Lender requires independent third party construction oversight, Lessee shall request that the construction monitor provide Lessor with copies of all reports and other materials he or she generates. If no such independent oversight is implemented by the Lender, or if the Lender refuses to provide copies of its oversight reports, Lessor shall have the right (but not the obligation) to engage an independent third party construction monitor, at Lessee's cost, to provide periodic observation of any construction related activities, provided the aggregate amount of the charges for such monitoring and supervision shall not exceed in the aggregate the sum of $5,000. In addition, Lessor shall have the right, but not the obligation, upon reasonable advance notice to Lessee, to be present at the Premises and observe all aspects of construction during construction of the

Initial Improvements. No observation by a third party or by Lessor, whether performed or not performed, shall: (a) impose upon or be deemed to impose upon Lessor any responsibility or liability with respect to the design or construction of the Initial Improvements; (b) be construed as an approval or acceptance of the design or construction of the Initial Improvements; or (c) constitute or be deemed to constitute a waiver of any rights Lessor may have.

     3.6  Completion Requirements

     Upon Substantial Completion of each Building or other portion of the Initial Improvements, Lessee shall: (a) record a notice of completion in the Official Records of the County; (b) provide Lessor with reasonable evidence (e.g., a title policy endorsement) that no Liens have resulted from the construction work, subject to Lessee's right to contest such Liens pursuant to
Section 15.4 of the Lease; and (c) provide Lessor with a complete set of as-built drawings for the applicable Initial Improvements, showing (to the extent customarily included in as-built drawings for comparable projects) all field changes, substitutions and other deviations from the approved Initial Improvement Design Documents, on a CAD electronic file and on mylars or another high quality reproducible medium. Lessee also shall provide Lessor with certificates of occupancy for all completed Buildings promptly following receipt thereof.

4.   Timing and Coordination

     4.1  Reporting

     Lessee shall provide to Lessor each month a report and update, in both narrative and diagrammatic form acceptable to Lessor, summarizing the status of all relevant and appropriate aspects of the progress of seeking Entitlements for the Project and, once construction is commenced, the status of construction of the Project (the "Status Report"). Without limiting the generality of the foregoing, the Status Report shall: (i) describe in reasonable detail the progress of all material activities relating to processing of the Entitlements or construction of the Project, as applicable; and (ii) identify any reasonably foreseeable events or circumstances that might cause delays in obtaining any Entitlements or in completing construction of the Project, as applicable.

     4.2  Lessor's Consent

Any notice of disapproval given by Lessor shall contain a reasonably detailed explanation of the reason(s) for disapproval and, if reasonably feasible at no material cost to or other material burden on Lessor, a statement of what changes or refinements in Lessee's submission could be made in order to obtain Lessor's consent or approval. If Lessor disapproves pursuant to this Rider any proposed submission to a public agency or any other item or matter submitted by Lessee to Lessor for approval, Lessee shall use commercially reasonable and diligent efforts to modify or supplement such submission or other item or matter to satisfy the objections of Lessor.